Filed pursuant to Rule 424(b)(3)

Registration No. 333-239185

PROSPECTUS SUPPLEMENT NO. 18

(to Prospectus dated July 17, 2020)

Nikola Corporation

Up to 53,390,000 Shares of Common Stock

Up to 23,890,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated July 17, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239185). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on June 28, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of up to an aggregate of up to 23,890,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 890,000 shares of Common Stock that are issuable upon the exercise of 890,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of VectoIQ and (ii) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of VectoIQ.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 53,390,000 shares of Common Stock (including up to 890,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 890,000 Private Warrants.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On June 25, 2021, the closing price of our Common Stock was $18.10.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2021

Nikola Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4141 E Broadway Road
Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(480) 666-1038

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 22, 2021, Nikola Corporation (the “Company”) entered into a Membership Interests Purchase Agreement (the “MIPA”) with Wabash Valley Resources LLC (“WVR”) and the sellers party thereto (collectively, the “Sellers”), pursuant to which, subject to the terms and conditions therein, the Company purchased a 20% equity interest in WVR in exchange for $25 million in cash and $25 million of the Company’s common stock, $0.0001 par value per share (the “Shares”). The transactions under the MIPA closed simultaneously with the execution thereof. WVR is developing a clean hydrogen project in West Terre Haute, Indiana, including a hydrogen production facility (the “Plant”). The project plans to use solid waste byproducts such as petroleum coke combined with biomass to produce clean, sustainable hydrogen for transportation fuel and base-load electricity generation while capturing CO2 emissions for permanent underground sequestration. The focus of the project is to produce zero-carbon intensity hydrogen with the potential to develop negative carbon intensity hydrogen in the future. WVR expects to break ground on the Plant in early 2022 and expects completion of the Plant to take approximately two years. The Company will also pay the Sellers an amount equal to the total economic benefit (as defined in the MIPA) received by the Company, minus the economic benefit actually received or realized by the Company that is greater than an agreed-upon threshold in the event any environmental, clean energy, low-carbon, production, or similar tax credits newly created pursuant to any federal or state legislation is adopted between the closing date and the first anniversary of the closing date and arising from the generation or production of hydrogen or hydrogen power in the manner contemplated by WVR for the designing, developing, building and operation of the Plant results in an economic benefit to the Company as a member of WVR.

The MIPA provides that the Shares will be subject to certain blackout windows in which the Sellers will be restricted from transferring the Shares. Under the MIPA, each Seller has a right but not the obligation, in its sole discretion, to cause the Company to purchase a portion of such Seller’s Shares outside the specified blackout windows, at $14.86 per share of common stock, the price the Shares were issued on the closing date. In addition, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Shares. The MIPA contains customary indemnification provisions by the Company and the Sellers, subject to certain limits.

On June 22, 2021, the Company also entered into a Hydrogen Sale and Purchase Agreement (the “Purchase Agreement”) with WVR, pursuant to which WVR agreed to sell to the Company, and the Company agreed to purchase from WVR, hydrogen produced from the Plant. The Purchase Agreement has an initial term ending on the later of (i) twelve years after the construction of the Plant or (ii) ten years after the commercial operation date, which is the date the Plant has completed all construction, testing, permitting and start-up as is required to be available, without restrictions, to produce and deliver hydrogen meeting the specifications provided in the Purchase Agreement on a commercial basis. The Purchase Agreement automatically renews for five year terms ending on December 31 of each year, unless terminated by either party with 180 days’ prior written notice.

In addition, on June 22, 2021, the Company and the Sellers entered into that certain Second Amended and Restated Limited Liability Company Agreement of WVR (the “LLC Agreement”), pursuant to which, among other things, the Company, in its sole discretion, obtained the right (the “Offtake Right”) to own up to 20% of the entity to which WVR will transfer ownership of the hydrogen gas turbine to be part of the business of the project, without further consideration paid therefore, subject to mutual agreement among the Company and the Sellers with respect to the terms of governance and restrictions on transfer of equity.

The foregoing descriptions of the MIPA, the Purchase Agreement and the LLC Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the MIPA described in Item 1.01 of this Current Report on Form 8-K, on June 22, 2021, the Company issued an aggregate of 1,682,367 shares of its common stock in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933. The Sellers have made certain representations as a recipient of the Company’s common stock, including that the Shares were acquired for investment purposes only and not with a view to distribute any of the Shares, and that such recipient is able to bear the risks of the investment.

Item 7.01	Regulation FD Disclosure.

Exercising the Company’s Offtake Right described in Item 1.01 of this Current Report on Form 8-K will likely require significant capital expenditure by the Company to build liquefaction, storage, and transportation services.

Forward-Looking Statements

Certain statements included in this Current Report on Form 8-K that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the potential benefits of the Company’s investment in WVR; the ability of the project to capture CO2 emissions for permanent underground sequestration; expectations regarding future investments and the levels thereof; and the timing of the completion of the Plant. These statements are based on various assumptions, whether or not identified in this Current Report, and on the current expectations of the Company’s management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to, the failure to realize the anticipated benefits of the MIPA, the Purchase Agreement and the LLC Agreement; the ability of WVR to obtain government funding and/or required approvals for the project; general economic, financial, legal, regulatory, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; the outcome of legal, regulatory and judicial proceedings to which the Company is, or may become a party; demand for and customer acceptance of the Company’s trucks; risks associated with development and testing of fuel cell power modules and hydrogen storage systems; risks related to the rollout of the Company’s business and the timing of expected business milestones; the effects of competition on the Company’s future business; the availability of capital; risks associated with changes in accounting treatment or accounting standards; and the other risks detailed from time to time in the Company’s reports filed with the SEC, including its quarterly report on Form 10-Q for the quarter ended March 31, 2021 and other documents the Company files with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company specifically disclaims any obligation to update these forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Membership Interests Purchase Agreement by and among Nikola Corporation, Wabash Valley Resources LLC and the sellers party thereto, dated June 22, 2021.

10.2*	Hydrogen Sale and Purchase Agreement by and between Nikola Corporation and Wabash Valley Resources LLC, dated June 22, 2021.

10.3*	Second Amended and Restated Limited Liability Company Agreement of WVR, dated June 22, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2021

NIKOLA CORPORATION

By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer and Secretary

Exhibit 10.1

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

Nikola Corporation, as the Buyer,

Wabash Valley Resources LLC, as the Company,

and

the Persons listed in Exhibit A, as the Sellers,

Dated as of June 22, 2021

- i -

Exhibit A	Sellers and Pro Rata Portion
Exhibit B	Post-Closing Capitalization

- ii -

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”), dated as of June 22, 2021 (the “Closing Date”), by and among Nikola Corporation, a Delaware corporation (the “Buyer”), Wabash Valley Resources LLC, a Delaware limited liability company (the “Company”), and each of the Persons listed in Exhibit A hereto (each, a “Seller” and, collectively, the “Sellers”). The parties may hereinafter be referred to collectively as “Parties” or individually as “Party”.

RECITALS

WHEREAS, the Company owns and operates a synthesis gas plant and is designing, developing, building and will operate, a hydrogen production facility in Terre Haute, Indiana (the “Project”);

WHEREAS, prior to the Closing, the Sellers collectively own 100% of the limited liability company interests in the Company; and

WHEREAS, each of the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from each such Seller, limited liability company interests of the Company which immediately after the Closing will collectively represent 20% of the issued and outstanding limited liability company interests of the Company (the “Equity Interests”), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, demand, action, suit, inquiry, proceeding, examination, audit or investigation, in each case, by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Closing Cash Consideration” means $25,000,000.00 Dollars.

“Aggregate Closing Consideration” means the aggregate amount of Seller Closing Consideration payable to all Sellers in accordance with this Agreement.

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“Aggregate Closing Stock Consideration” means the number of shares of common stock, $0.0001 par value per share, of Buyer (as adjusted by any stock split, dividend or other distribution, recapitalization or similar event, the “Nikola Common Stock”), rounded down to the nearest whole share (with any fractional shares paid by or on behalf of the Buyer in cash), equal to $25,000,000.00 divided by the Issue Price.

“Ancillary Agreements” means the LLC Agreement, the Assignment Agreements, the Nikola Offtake Agreement and all other agreements, documents, certificates and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the Transaction.

“Assignment Agreements” means each assignment agreement which provides for the assignment at the Closing of the Equity Interests to Buyer.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Buyer Fundamental Representations” has the meaning set forth in Section 6.1(a)(i).

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Charter Documents” means, with respect to any Person, all organizational documents (including all articles and certificates of formation or incorporation and other constituent documents) and all limited liability company agreements, member agreements, voting agreements or similar Contracts relating to the ownership or governance of such Person.

“Claim Notice” has the meaning set forth in Section 6.3(b).

“Closing Date” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral, whether interim or final, and whether express or implied.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or its capacity as manager, sole or managing member or general partner, by Contract or otherwise. The term “Control” when used as a verb shall have a correlative meaning.

“Data Room” means the virtual data room established by the Company located at [*] in the folders named [*] and [*] in connection with the Transaction.

“Deductible” has the meaning set forth in Section 6.4(b).

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“Direct Claim” has the meaning set forth in Section 6.3(e).

“Disclosure Schedules” means the disclosure schedules referenced in Article III delivered by the Sellers to the Buyer contemporaneously with the execution and delivery of this Agreement.

“Earn-Out Payment” has the meaning set forth in Section 2.3.

“Economic Benefit” has the meaning set forth in Section 2.3(b).

“Effectiveness Date” has the meaning set forth in Section 5.2(a)(i).

“Employee Benefit Plans” mean any “employee benefit plan” which is subject to ERISA.

“Employees” has the meaning set forth in Section 3.18(b).

“Enforceability Exceptions” has the meaning set forth in Section 3.2(b).

“Environmental Laws” means all applicable federal, state and local Laws in effect as of the Closing Date relating to the protection of the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Materials and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Equity Interests” has the meaning specified in the Recitals of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Blackout Put Right” has the meaning set forth in Section 5.2(b).

“First Blackout Window” has the meaning set forth in Section 5.3(a).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the Closing Date.

“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, determination, clearance, filing or registration by or with any Governmental Authority.

3

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Hazardous Materials” means (1) any “hazardous substance” as now or hereafter defined in § 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. § 9601 et seq.) or any regulations promulgated under CERCLA; (2) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (“RCRA”) (42 U.S.C. § 6901 et seq.) or any regulations promulgated under RCRA; (3) any substance now or hereafter regulated under the Toxic Substances Control Act, as amended (“TSCA”) (15 U.S.C. § 2601 et seq.) or any regulations promulgated under TSCA; (4) any substance now or hereafter regulated under the Federal Insecticide, Fungicide and Rodenticide Act, as amended (“FIFRA”) (7 U.S.C. § 136 et seq.) or any regulations promulgated under FIFRA; (5) petroleum, petroleum by products, gasoline, diesel fuel, or other petroleum hydrocarbons; (6) asbestos and asbestos containing material, in any form, whether friable or non-friable; (7) polychlorinated biphenyls; (8) lead and lead-containing materials; or (9) any additional substance, material or waste (i) which is now or hereafter classified as hazardous or toxic under any Environmental Laws, (ii) requires reporting, investigation or remediation under any Environmental Laws, or (iii) causes or threatens to cause a nuisance on the Company’s property or any adjacent property.

“Historical Accounting Principles” means the income and expense reporting utilized by the Company using Intuit QuickBooks accounting software.

“immediate family” has the meaning set forth in Section 5.3(c).

“Indebtedness” means (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for the purchase of property or services other than accounts payable incurred in the ordinary course of business, (d) Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Company against fluctuations in interest rates or other currency fluctuations, (e) all contingent reimbursement obligations with respect to letters of credit, (f) any obligations under capitalized leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (g) any obligations of the types referred to in clauses (a) – (f) secured by a Lien on any property or assets of the Company and (h) all guarantees of obligations of a type referred to in clauses (a) – (g).

“Indemnification Claim” means a claim for indemnification pursuant to Article VI.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

4

“Intellectual Property” means the following: (a) patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, and any other source-identifying designations or devices, including internet domain names and registrations thereof, along with the goodwill associated with the foregoing and registrations and applications for registration thereof, (c) works of authorship (whether or not copyrightable and whether or not published) including all product manuals, marketing brochures, training materials and website content, and all copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets, and (g) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means Internal Revenue Service.

“Issue Price” means $14.86.

“Knowledge” with respect to a party, means the knowledge of such party, in the case of an individual, or any officer or director of such party, in the case of an entity, and, in each case, such knowledge as would be imputed to such persons upon due inquiry; provided, however, with respect to the Company, “Knowledge” means that any of [*] has or had (a) actual knowledge, or (b) actual awareness of any fact or matter that would have caused a reasonable person to investigate the fact or matter in question; provided, further, however, that with respect to the Buyer, “Knowledge” means that any of [*] has or had (1) actual knowledge, or (2) actual awareness of any fact or matter that would have caused a reasonable person to investigate the fact or matter in question.

“Law” means any statute, law, ordinance, regulation, directive, rule, code, executive order, or order of any Governmental Authority.

“Lease” has the meaning set forth in Section 3.15(a).

“Lease Option” has the meaning set forth in Section 3.15(a).

“Leased Real Property” has the meaning set forth in Section 3.15(a).

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due), and including any damages.

“Lien” means any mortgage, pledge, deed of trust, lien, charge, claim, option, equitable interest, security interest, assignment, hypothecation, encumbrance or other Contract or arrangement (whether voluntary or involuntary, choate or inchoate or imposed by Law) that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).

5

“LLC Agreement” means the Amended and Restated Limited Liability Agreement of the Company to be entered into by each of the Sellers, the Buyer and the Company on the Closing Date.

“Losses” means all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ and other advisors’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Made Available” means the respective materials that were posted to the Data Room or delivered to Buyer or its Representatives at least three Business Days prior to the Closing Date.

“Material Adverse Effect” means any event, change, circumstance, occurrence or effect (each a “change” and collectively “changes”) that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company and the Sellers to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any change to the extent resulting from (1) changes generally affecting the industry generally in which such Person operates or the economy or the financial or securities markets in which such Person operates, (2) acts of war, sabotage or terrorism, or any escalation of any such acts of war, sabotage or terrorism underway as of the date of this Agreement, or any earthquakes, hurricanes, tornadoes or other natural disasters, (3) changes in Law first announced or proposed after the date of this Agreement, or (4) the announcement of this Agreement, except in the case of any of clauses (1), (2), (3), or (4), to the extent the impact of such change is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies.

“New Environmental Tax Credits” means any environmental, clean energy, low-carbon, production, or similar Tax credits: (i) newly created pursuant to any federal or state legislation adopted between the Closing Date and the first anniversary of the Closing Date and (ii) arising from the generation or production of hydrogen or hydrogen power in the manner contemplated by the Company for the Project. Notwithstanding the foregoing, in no event shall New Environmental Tax Credits include: (1) the extension or expansion (whether by application of the increase in the amount of such Tax credit or otherwise) of any environmental, clean energy, low-carbon, production, or similar Tax credit existing as of the Closing Date, whether arising under the Code (as in effect on the Closing Date) or otherwise, (2) any such Tax credits from which the Company would derive benefit solely due to Buyer’s use of hydrogen from the Project or (3) any such Tax credits that would offset or impair any Tax credits existing as of the Closing Date and available to the Project or that would otherwise be available to Buyer in connection with its rights under the Nikola Offtake Agreement.

“Nikola Common Stock” has the meaning set forth in the definition of Aggregate Closing Stock Consideration.

6

“Nikola Offtake Agreement” means that certain Hydrogen Sale and Purchase Agreement to be entered into between the Company and Buyer on the Closing Date.

“Optioned Real Property” has the meaning set forth in Section 3.15(a).

“Other Property Agreement” has the meaning set forth in Section 3.15(a).

“Other Property Interests” has the meaning set forth in Section 3.15(a).

“Ownership Interest” means, with respect to any Person, any share, capital stock, partnership, limited liability company or similar interest or other indicia of equity ownership (including any option, warrant, profits interests or similar right or right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.

“Party” has the meaning set forth in the introduction of this Agreement.

“Permitted Liens” means (i) Liens for Taxes (a) not yet delinquent or (b) which are being contested in good faith and for which reserves have been established, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ or other like encumbrances arising in the ordinary course of business of the Company consistent with past practice, (iii) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (iv) zoning ordinances and publicly recorded easements, rights of way, and other similar encumbrances affecting real property and (v) any such matters of record, encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

“Pro Rata Portion” means, with respect to a particular Seller, the percentage set forth beside such Seller’s name on Exhibit A attached hereto.

“Project” has the meaning set forth in the Recitals.

“Purchase Price” means the Aggregate Closing Consideration plus the Earn-Out Payments (if any), payable to all Sellers pursuant to this Agreement, subject to adjustment in accordance with the terms of this Agreement.

“Put Exercise Notice” has the meaning set forth in Section 5.2(d).

“Put Right Closing Date” has the meaning set forth in Section 5.2(e).

“Put Rights” has the meaning set forth in Section 5.2(c).

“Real Property” has the meaning set forth in Section 3.15(a).

7

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment and including any “release” as defined in any Environmental Laws.

“Representatives” means, with respect to any Person, the officers, directors, partners, principals, managers, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Resale Registration Statement” has the meaning set forth in Section 5.2(a)(i).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 4.9.

“Second Blackout Put Right” has the meaning set forth in Section 5.2(c).

“Second Blackout Window” has the meaning set forth in Section 5.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Closing Consideration” means, with respect to each Seller: (a) an amount payable in cash equal to the product of such Seller’s Pro Rata Portion of the Aggregate Closing Cash Consideration and (b) an amount payable in Nikola Common Stock equal to the product of such Seller’s Pro Rata Portion of the Aggregate Closing Stock Consideration.

“Seller Fundamental Representations” has the meaning set forth in Section 6.1(a)(i).

“Seller Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Seller Transaction Documents” has the meaning set forth in Section 3.2(a).

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Credit Threshold” has the meaning set forth in Section 2.3(a)(ii).

“Tax Returns” means all tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes by, or with respect to, the Company.

“Taxes” means any and all taxes, including all charges, fees, customs, duties, levies or other assessments, in each case in the nature of taxes, imposed by any Governmental Authority, including income, gross receipts, net proceeds, excise, property, personal property (tangible and intangible), production, sales, gain, use, license, custom duty, unemployment, inheritance,

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corporation, capital stock, net worth, transfer, franchise, payroll, withholding, social security (or similar), estimated, minimum estimated, profit, windfall profit, gift, severance, value added, disability, premium, occupation, service, leasing, employment, stamp, goods and services, ad valorem, fuel, excess profits, alternative or add-on minimum, turnover, utility, utility users and any other taxes, charges, fees, customs, duties, levies and other assessments in the nature of taxes, including any interest, penalty or addition thereto.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for administration of Taxes under the Laws of any jurisdiction in the United States.

“Third Party Claim” has the meaning set forth in Section 6.3(b).

“Trading Day” means a day on which the Trading Market on which Nikola Common Stock is listed or admitted to trading is open for the transaction of business.

“Trading Market” means Nasdaq Global Select Market or over-the-counter market or any national securities exchange, market or trading or quotation facility on which the common stock of Buyer is then listed or quoted.

“Transaction” means the transaction(s) contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the Assignment Agreements, and any certificate delivered pursuant hereto.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Sellers shall sell, assign, transfer, convey and deliver the Equity Interests to the Buyer, free and clear of all Liens, other than restrictions on transfer imposed by federal or state securities Laws, in consideration for the Seller Closing Consideration, and (b) the Buyer, in reliance on the representations, warranties and covenants of the Company and each Seller contained herein, shall accordingly purchase all of such Equity Interests from the Sellers.

Section 2.2    Closing.

(a)    The sale, purchase and/or transfer of the Equity Interests shall take place at a closing (the “Closing”) to be held at or directed from the offices of the Company, 444 West Sandford Avenue, West Terre Haute, Indiana 47885, simultaneously with the execution and delivery of this Agreement; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith.

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(b)    Closing Deliverables.

(i)    The Buyer shall:

(A)    on the Closing Date, deliver or cause to be delivered to each Seller such Seller’s Pro Rata portion of the Aggregate Closing Cash Consideration, which amount shall be payable by wire transfer of immediately available funds in United States dollars to such account(s) as may be designated by the Sellers;

(B)    on the Closing Date, deliver or cause to be delivered to each Seller, such Seller’s Pro Rata Portion of the Aggregate Closing Stock Consideration (A) through the facilities of The Depository Trust Company’s DWAC system or, (B) if requested by each Seller or if the Buyer is unable to make the delivery through the facilities of The Depository Trust Company’s DWAC system, through the book-entry delivery of Nikola Common Stock on the books and records of the transfer agent of the Buyer. If delivery is made by book entry on the books and records of such transfer agent, the Buyer shall send written confirmation of such delivery to each Seller at the address indicated on the signature page hereof; and

(C)    on the Closing Date, deliver or cause to be delivered to the Company and the Sellers an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Sellers and the Company.

(ii)    On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer:

(A)    an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than the Buyer;

(B)    certificates as to the good standing (to the extent such concept or a comparable status is recognized) in respect of the Company and each Subsidiary of the Company as of the most recent practicable date in such jurisdiction; and

(C)    a certificate from each Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) and 1.1446(f)-2(b)(2), certifying that such Seller is not a “foreign person” within the meaning of Sections 1445 and 1446(f)(2) of the Code, duly executed and dated as of the Closing Date.

Section 2.3    Earn-Out. In the event that any New Environmental Tax Credit is enacted, Sellers shall be entitled to receive additional consideration for the Equity Interests (any such additional consideration actually paid, an “Earn-Out Payment”) as follows:

(a)    If (and only if):

(i)    such New Environmental Tax Credit results in an Economic Benefit to Buyer, as a member of the Company; and

(ii)    the Economic Benefit that is actually received or realized by Buyer is greater than [*] per kilogram of hydrogen produced or generated by the Company from the Project (the “Tax Credit Threshold”) with respect to any taxable year of the Company (i.e., the Company allocates, receives or realizes a New Environmental Tax Credit that is greater than [*] per kilogram of hydrogen produced or generated from the Project, net of any necessary additional capital expenditures and other additional material costs incurred by the Company to obtain any

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such New Environmental Tax Credits with respect to any taxable year of the Company), then the Buyer shall pay to the Sellers an amount equal to (x) the total Economic Benefit received by the Buyer, less (y) the Tax Credit Threshold with respect to the applicable taxable year of the Company.

(b)    For purposes of this Section 2.3, “Economic Benefit” means the sum of (i) any Tax refunds attributable to the New Environmental Tax Credit actually received by the Buyer (net of any reasonable out-of-pocket costs and Taxes of the Buyer associated with obtaining any such Tax refunds), plus (ii) any cash distributions received by the Buyer from the Company in respect of the monetization of such New Environmental Tax Credits with respect to the applicable taxable year of the Company, plus (iii) any actual reduction in Tax Liabilities of the Buyer (calculated on a “with and without” basis and treating the New Environmental Tax Credit as the last item used) attributable to the New Environmental Tax Credit, in each case, net of Buyer’s allocable share of any necessary additional capital expenditures and other additional material costs incurred by the Company to obtain any such New Environmental Tax Credits.

(c)    The Buyer will notify the Sellers in writing that the Buyer is seeking any such Tax refund, or filing a Tax Return reflecting such reduction in Tax Liabilities, as applicable. Within ten (10) days after the Buyer (i) receives any such Tax refunds or cash distributions from the Company, or (ii) files a Tax Return reflecting such actual reduction in Tax Liabilities, as applicable, the Buyer shall pay to each Seller such Seller’s Pro Rata portion of the Earn-Out Payment, which amount shall be payable by wire transfer of immediately available funds in United States dollars to such account(s) as may be designated by the Sellers. The Buyer shall claim any such New Environmental Tax Credits (and any corresponding Tax refunds or other amounts) to the maximum extent permitted by applicable Tax Laws on a “more likely than not” (or higher) level confidence; provided, however, that Buyer shall not be required to take any action or refrain from taking any action related to such New Environmental Tax Credits if Buyer, in good faith, determines that such action or inaction would have an adverse impact on any Tax position or prior taxable period of Buyer in a manner unrelated to the New Environmental Tax Credits.

(d)    Notwithstanding the foregoing, no Earn-Out Payment shall be due or payable with respect to any such New Environmental Tax Credits arising in any taxable year of the Company beginning after the 12th anniversary of the Closing Date.

(e)    The Buyer will be entitled to set off any amounts owed by it pursuant to this Section 2.3 against any portion of any resolved Indemnification Claim against the Sellers (or any of them) pursuant to Article VI.

(f)    All payments actually made pursuant to this Section 2.3 will be deemed to be additional Purchase Price for Tax purposes, except as otherwise required pursuant to applicable Law.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer, with respect to itself and with respect to the Company, as applicable, as follows as of the Closing Date, except as set forth in the corresponding section or subsection of the Disclosure Schedules:

Section 3.1    Organization and Good Standing; Organizational Documents.

(a)    Each Seller is a limited liability company, duly organized, validly existing and is in good standing under the Laws of the State of Delaware.

(b)    The Company is duly organized, validly existing and is in good standing under the Laws of the State of Delaware. The Company is qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary. True, correct and complete copies of the Charter Documents of the Company, all in such form as currently in effect, have been Made Available to Buyer. The only business activity that has been carried on or is currently carried on by the Company is the development, construction, operation and ownership of the Project. The Company has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

Section 3.2    Authority, Execution and Enforceability.

(a)    Each of the Company and each Seller has the requisite limited liability company power and authority to enter into this Agreement and the other Ancillary Agreements to which it is or will be a party (the “Seller Transaction Documents”), consummate the Transaction and perform all of the terms and conditions thereof to be performed by the Company or such Seller (as applicable). The execution, delivery and performance by the Company and/or a Seller of each Seller Transaction Document and the consummation of the Transaction have been duly authorized by all requisite limited liability company action on the part of the Company and each Seller under their respective Charter Documents.

(b)    Each Seller Transaction Document has been, or will be when executed and delivered, duly and validly executed and delivered by the Company and such Seller (as applicable) and is, or will be when executed and delivered, enforceable against by the Company or such Seller in accordance with the terms thereof, except as such enforceability may be limited or denied by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law (the “Enforceability Exceptions”).

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Section 3.3    No Violation. The execution, delivery and performance by the Company and each Seller of each Seller Transaction Document does not and will not, and the consummation of the Transaction will not, (a) violate the Charter Documents of the Company; (b) violate the Charter Documents of each Seller; (c) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Seller or the Company is a party or by which any of its properties or assets are or may be bound; (d) violate any applicable Law; or (e) result in the creation of any Lien on the assets or properties of the Company other than Permitted Liens.

Section 3.4    Equity Interests.

(a)    Each Seller is the record and beneficial owner of, and holds good and valid title to, the Equity Interests being sold, transferred and conveyed by such Seller pursuant to this Agreement, free and clear of all Liens, other than Permitted Liens and restrictions on transfer imposed by federal or state securities Laws or the Charter Documents of the Company. The Sellers are collectively the record and beneficial owners of 100% of the limited liability company interests in the Company.

(b)    The Equity Interests have been duly authorized, are validly issued, fully paid, and nonassessable, and were not issued in violation of the preemptive rights of any Person or any agreement or Law by which the Company at the time of issuance was bound. Other than Permitted Liens and as provided by its Charter Documents, the Company is not subject to any Contracts or other arrangements with respect to voting rights or transferability, and there are no (i) outstanding subscriptions, options, warrants, rights (including conversion or preemptive rights), calls, convertible or exchangeable securities, appreciation rights or Contracts for the purchase or acquisition of any portion of the Company’s limited liability company interests or (ii) other securities outstanding that are convertible or exchangeable for any limited liability company interests of the Company, in each case, other than as provided in this Agreement or as may have been created by or through Buyer. No Seller or the Company (A) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Company’s limited liability company interests or (B) has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of the Equity Interests. There are no declared dividends or distributions of the Company that remain unpaid. Immediately following the Closing, the capitalization of the Company shall be as set forth on Exhibit B.

(c)    Except as set forth in Schedule 3.4(c), the Company does not have and has never had any Subsidiaries, the Company does not own and has never owned, beneficially or otherwise, any Ownership Interest in any other Person and the Company has not operated under any other names. Except as set forth in Schedule 3.4(c), the Company has not (i) ever merged with and into any Person or had any Person merge with or into the Company, or (ii) acquired all or substantially all of the assets of any Person.

Section 3.5    Financial Statements.

(a)    True, correct and complete copies of the compiled balance sheets, statements of operations and member’s equity of the Company as of and for the years ended December 31, 2019 and December 31, 2020 (collectively, the “Financial Statements”) have been Made Available to the Buyer.

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(b)    Except as set forth in Schedule 3.5(b), the Financial Statements are based upon the information contained in the books and records of the Company, and present fairly, in all material respects, the financial position and results of operations of the Company for the periods covered by such statements, and have been prepared in accordance with the Historical Accounting Principles.

(c)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements that fairly present the results of operations in accordance with the Historical Accounting Principles, and (iii) all inter-company transactions, charges and expenses are accurately reflected in all Financial Statements.

Section 3.6    No Undisclosed Liabilities. The Company has no liabilities of the type that would be required to be set forth in the liabilities column of a balance sheet of the Company prepared in a manner consistent with the Financial Statements, except for (a) liabilities reflected or reserved against in the Financial Statements; (b) liabilities disclosed in Schedule 3.6; or (c) liabilities of a similar type, magnitude, and scope as those reflected in the most recent Financial Statements incurred by the Company subsequent to the date of the most recent Financial Statements in the ordinary course of business in amounts that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7    Consents and Governmental Approvals.

(a)    Assuming the accuracy of the representations and warranties of Buyer set forth herein, neither the Company nor any Seller is, and neither the Company nor any Seller will be, required to give any notice, make any filing, or obtain any authorization, consent or approval (including Governmental Approvals and consents or approvals of any third party) in order for the Company or such Seller to execute and deliver, or perform its obligations under, any of the Seller Transaction Documents or to consummate the Transaction.

(b)    Schedule 3.7(b) contains a list of all Governmental Approvals necessary for the development, construction and operation of the Project as of its current stage of development and as future stages of development (as detailed in materials Made Available to Buyer) have been obtained and are held by the Company. Each such Governmental Approval is final and in full force and effect and any applicable appeals periods have expired. True and correct copies of each such Governmental Approval have been Made Available to Buyer. There are no proceedings or appeals pending or, to Sellers’ Knowledge, threatened, which would reasonably be expected to result in the revocation or termination of any such Governmental Approval currently held by the Company or the imposition of any penalty or condition thereunder, or that would otherwise reasonably be expected to impair the ability of the Company to operate following the Closing.

Section 3.8    Legal Proceedings. There are no, and during the past three years there have not been any, Actions pending or, to Sellers’ Knowledge, threatened against any Seller or the

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Company that (a) would reasonably be expected to adversely affect the ability of a Seller or the Company to perform its obligations under the Seller Transaction Documents or to consummate the Transaction, (b) would reasonably be expected to result in a Material Adverse Effect, or (c) challenge the validity of the Transaction. There are no, and during the past three years there have not been any, Actions pending or, to Sellers’ Knowledge, threatened against or affecting the Company. Neither the Company nor any of its respective properties (including the Project) is bound by any injunction, order, judgment or decree of any Governmental Authority. Schedule 3.8 sets for a list of all Actions to which the Company is a party that have cancelled, settled, compromised, waived, or released for an amount in excess of $30,000 in the past three years.

Section 3.9    Title to Assets. The Company has legal and beneficial ownership of, and has good and valid title or leasehold title (as applicable) to all of its respective personal property assets (tangible and intangible), free and clear of all Liens other than Permitted Liens.

Section 3.10    Employee Benefits Matters.

(a)    Except as set forth on Schedule 3.10(a), the Company does not have any Employee Benefit Plans.

(b)    With respect to each Employee Benefit Plan:

(i)    each Employee Benefit Plan is in material compliance, in form and operation, with all applicable Laws, including ERISA and the Code;

(ii)    neither any Seller nor the Company has received written notice, or has Knowledge, of any ongoing audits or investigations by any Governmental Authority and there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan, the assets of any Employee Benefit Plan, any employee, officer or director of the Company or against any other trustee, fiduciary or administrator of any Employee Benefit Plan;

(iii)    full and timely payment has been made of all amounts that the Company is required, under applicable Law or under the Employee Benefit Plan, to have paid as a contribution or a benefit, including the timely payment of all participant contributions and/or employer contributions required by the Company into such Employee Benefit Plan; and

(iv)    the Liability of the Company with respect to each Benefit Plan has been fully funded based on reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on the Financial Statements.

Section 3.11    Insurance. Schedule 3.11 sets forth a true and correct list of all material insurance policies maintained by or for the benefit of the Company (the “Company Policies”). All premiums due and payable under the Company Policies have been paid; the Company Policies are in full force and effect in accordance with their terms; where applicable, the Company has complied in all material respects with the provisions of the Company Policies; and as of the date hereof, neither the Seller Representative nor the Company has received any written notice of any

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pending or threatened cancellation with respect to any of the Company Policies or of any material changes that are required in the conduct of the business as a condition to the continuation of coverage under, or renewal of, any such Company Policy. Seller has Made Available to Buyer copies of certificates of insurance, if any, for all Company Policies.

Section 3.12    Environmental Matters. Except as set forth in Schedule 3.12:

(a)    The Company is in compliance in all material respects with all applicable Environmental Laws;

(b)    Neither the Company nor any of its Affiliates has handled, treated, recycled, stored, transported, disposed of, arrange for or permitted the disposal of, or Released any substance, including any Hazardous Materials, or owned or operated any property or facility in violation of Environmental Laws or in a manner that has given or would reasonably be expected to give rise to any material Liabilities, including Liabilities for response costs, corrective action costs, personal injury, property damage or natural resource damage pursuant to Environmental Laws;

(c)    The Company has not assumed or undertaken any Liability of any other Person relating to Environmental Laws;

(d)    To Seller Representative’s Knowledge, no Release of Hazardous Material has occurred at any of the properties currently or formerly owned or operated by the Company in material violation of Environmental Law or that has given rise to or would reasonably be expected to give rise to any Liabilities of the Company pursuant to Environmental Laws; and

(e)    Seller Representative has Made Available copies of all environmental audits, reports, and assessments obtained pursuant to applicable Laws and any other material environmental documents, in each case related to the Project and the site of the Project.

Notwithstanding anything to the contrary herein, the representations and warranties set forth in this Section 3.12 constitute the sole and exclusive representations and warranties regarding Environmental Laws.

Section 3.13    Brokers. None of the Company, any of Sellers or any Affiliate of Sellers or any of their Representatives has employed any broker or finder or incurred any Liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the Transaction for which Buyer or the Company would incur any Liability.

Section 3.14    Taxes.

(a)    All Tax Returns of or with respect to the Company (i) have been filed within the time and in the manner required by applicable Law (giving regard to valid extensions) and (ii) are true, accurate and complete in all material respects. The Company has not incurred any Liability for Taxes other than in connection with transactions in the ordinary course of business.

(b)    All Taxes required to be paid by the Company, whether or not shown to be due on any Tax Returns, have been timely paid (giving regard to valid extensions), and all Taxes

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that are required to be withheld or collected by the Company have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority within the time and in the manner required by applicable Law (giving regard to valid extensions). The Company has established on its books and records, in accordance with the Historical Accounting Principles, reserves that are adequate for the payment of any Taxes not yet due and payable.

(c)    No Taxing Authority has assessed or asserted or threatened in writing (or to the Sellers’ Knowledge, threatened other than in writing) to assess or to assert any deficiency or assessment, or proposed (formally or informally) any adjustment or any examination, with respect to any Taxes against the Company that has not been fully resolved or paid. There are no pending or, to the Sellers’ Knowledge, threatened audits, examinations or similar proceedings in respect of Taxes of or with respect to the Company. The Company does not have in force any extension of time with respect to a Tax assessment or deficiency. No claim has been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax or subject to a Tax Return filing requirement by the jurisdiction.

(d)    Neither the Company nor any Affiliate thereof (a) has received any private letter ruling or closing agreement from the IRS (or any comparable ruling or agreement from any other Taxing Authority) with respect to the Company or (b) has any requests for such a ruling or agreement pending, including any application for such item that has been subsequently withdrawn.

(e)    Neither the Company nor any Affiliate thereof has waived or extended any statute of limitations in respect of Taxes of or with respect to the Company.

(f)    The Company is and has at all times since formation been classified as a partnership for U.S. federal income tax purposes, and no election has been filed with respect to the Company to cause the Company to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

Section 3.15    Real Property.

(a)    Any real property owned in fee simple by the Company is listed in Part I of Schedule 3.15.1 (the “Owned Real Property”). All leases and subleases of real property (each, a “Lease”) of the Company, whether as lessee, lessor, sublessee or sublessor, are listed in Part II of Schedule 3.15.1 (the “Leased Real Property”). All option agreements granting the Company the right to enter into a Lease (each, a “Lease Option”) are listed in Part III of Schedule 3.15.1 (the “Optioned Real Property”). All other agreements evidencing easements, rights-of-way or other real property interests which are material to the business of the Project (each, an “Other Property Agreement”) are listed in Part IV of Schedule 3.15.1 (the “Other Property Interests” and, together with the Owned Real Property, the Leased Real Property, and the Optioned Real Property, the “Real Property”). The Company has Made Available to Buyer true, correct and complete copies of the Leases and all Other Property Agreements. The Company has valid fee simple, leasehold, easement and/or other real property interest in, as applicable, the Real Property to which the Company has been granted rights, in each case, free and clear of all Liens other than Permitted Liens. The Company has not received written notice of any condemnation, rezoning or taking actions (including any proceedings to amend or modify any building code or zoning or land use laws) respecting any Real Property, and, to Sellers’ Knowledge, no such proceedings are pending

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or have been threatened. The Leases and Lease Options have not been assigned by the Company nor have the premises demised thereunder been subleased by the Company, in whole or in part, except as noted in Part II of Schedule 3.15.1. Each Lease and all Other Property Agreements are in full force and effect and are valid, binding and enforceable against the Company, have not been amended or modified except for amendments or modifications Made Available to Buyer, and, to Sellers’ Knowledge, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth in Part IV of Schedule 3.15.1, the Company has not delivered, and is not required to deliver, a security deposit under any of the Leases or Other Property Agreements and neither the Leases, the Other Property Agreements or any obligations of the Company thereunder have been guaranteed by any person or entity.

(b)    The Company is not in breach of or default (with or without notice or lapse of time or both) under any Lease or Other Property Agreement, and (i) to the Sellers’ Knowledge, no other party to any of the Leases or Other Property Agreements is in breach or default (with or without notice or lapse of time or both) thereunder and (ii) no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to result in a default by the Company or permit the termination, material modification or acceleration of rent or other sums under any of the Leases or Other Property Agreements. No event has occurred and is continuing that gives any counterparty to any Lease or Other Property Agreement any right of termination, rescission or cancellation of, and no counterparty to any Lease or Other Property Agreement has delivered written notice terminating or threatening to terminate, any Lease or Other Property Agreement.

(c)    The transactions contemplated by this Agreement do not require the consent of any other party with respect to any of the Leases or Other Property Agreements and will not result in a material breach of or a material default under any of the Leases or Other Property Agreements.

(d)    Other than as set forth on Schedule 3.15(d), the Real Property comprises all of the real property reasonably necessary for the Project.

(e)    Neither the Company nor any Seller has received any written notice of, and to the Sellers’ Knowledge, there is no pending Action regarding the Real Property, any improvements located on the Real Property, or the use or occupancy of the Real Property by the Company, whether for reasons related to zoning, anti-pollution, health, occupational safety or any other reason.

(f)    To the Sellers’ Knowledge, there are no covenants, deed restrictions, easements, leases, sub-leases, rights of occupancy or other liens that encumber the Real Property or any improvements thereon that adversely affect or would reasonably be expected to adversely affect the use and occupancy of the Real Property by the Company as it is presently used and occupied.

(g)    There are no public improvements that have been commenced or completed for which an assessment may be levied against any of the Real Property for which the Company would be responsible.

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Section 3.16    Affiliate Transactions. Except as set forth on Schedule 3.16, no Seller nor any of its Affiliates nor any manager, officer, employee, director or member of a Seller or any of its Affiliates (a) is a party to any Contract or transaction with the Company, including any intercompany account obligations (including Indebtedness), or (b) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

Section 3.17    Compliance with Laws. (a) The Company has complied in all material respects with all applicable Laws; (b) no Action has been filed, commenced or, to the Sellers’ Knowledge, threatened in writing against the Company alleging any violation of any applicable Laws, which such Action remains pending or, to the Sellers’ Knowledge, threatened; and (c) neither Seller nor the Company has received written notice of, nor, to the Sellers’ Knowledge, has there been commenced, an investigation by any Governmental Authority with respect to any of the foregoing that remains unresolved.

Section 3.18    Employee Relations.

(a)    Except as set forth in Schedule 3.18(a), the employment by the Company of any Person (whether or not there is a written employment Contract) is at-will and may be terminated for any reason whatsoever not prohibited by current Laws, without penalty or Liability of any kind, other than (i) accrued wages and commissions which are not yet due and payable, and (ii) accrued sick leave and vacation pay.

(b)    All compensation, including wages, commissions, bonuses and benefits payable to or on behalf of the employees of the Company (the “Employees”) for services performed on or prior to the date hereof have been paid in full in accordance with Law and the Company’ s customary payroll and commission practices or properly accrued on the books and records of the Company.

(c)    None of the Employees are represented by a labor union and there are no collective bargaining agreements or other Contracts between the Company and any union, works council, or labor organization. No event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Company. To Sellers’ Knowledge, no officer or other employee of the Company intends to terminate employment with the Company following the Closing.

Section 3.19    Contracts.

(a)    Schedule 3.19(a) contains a list of the following Contracts to which the Company is a party or otherwise bound or a beneficiary of as of the date hereof (each a “Material Contract”):

(i)    Contracts under which the Company is obligated to pay any other Person, or any other Person is obligated to pay to the Company, a royalty, fees, or other amounts for the use of any Intellectual Property (excluding “shrink wrap” licenses for software that is generally available at a total cost of less than $10,000 per year);

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(ii)    Intellectual Property licenses;

(iii)    Contracts under which the Company is limited, restricted, or materially impaired in its ability to use or enforce any Intellectual Property owned or licensed by the Company, including any Contracts entered into in connection with any settlement, co-existence, or non-compete agreement;

(iv)    Contracts under which the Company is obligated to maintain the confidentiality of the confidential or proprietary information of another Person, other than confidentiality or nondisclosure agreements entered into by the Company in the ordinary course of business;

(v)    Contracts under which any Person is restricted from engaging in any line of business that competes with the Project in any area or territory;

(vi)    Contracts under which any Person has delivered to the Company any work product that constitutes “work made for hire” within the meaning of 17 U.S. Code Section 101, for which any such individual Contract involves aggregate payments in excess of $250,000;

(vii)    Contracts for the employment or engagement of any officer, employee or other Person on a full-time, part-time or consulting basis, including all management agreements, severance agreements, executive compensation plans, bonus agreements, Employee Benefit Plans or other similar Contracts that are currently in effect or for which there is or may be any existing or future Liability;

(viii)    Contracts relating to any Indebtedness or placing a Lien on any assets or properties of the Company, including loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guaranties, letters of credit, performance bonds, completion bonds, surety agreements, indemnification agreements with respect to Indebtedness (or placing a Lien on the assets of the Company) or similar financing arrangements;

(ix)    Contracts pursuant to which the Company leases, either as lessee or as lessor, any personal property, including capital leases, which agreements involve annual payments in excess of $250,000;

(x)    Contracts or a series of related Contracts with customers, suppliers and vendors of the Company for the purchase or sale of goods or services involving annual payments in excess of $250,000 or which cannot be canceled by the Company without payment or penalty upon notice of 30 days or less;

(xi)    Contracts whereby either the Company or any other party to such Contract is required to purchase all of its requirements for a product or service from the other party which cannot be canceled by the Company without payment or penalty upon notice of 30 days or less;

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(xii)    Contracts with respect to the acquisition or disposition of any business, assets or securities outside the ordinary course of business, or any equity or debt investment in or any loan to any Person;

(xiii)    partnership agreements, joint venture agreements and all other similar Contracts that involve a sharing of profits, losses, costs or Liabilities by the Company with another Person;

(xiv)    Contracts involving commitments by the Company to make expenditures or purchases or sales in excess of $250,000 or the performance of which will extend over a period of more than one year which cannot be canceled by the Company without payment or penalty upon notice of 30 days or less;

(xv)    Contracts disclosed in Schedule 3.16;

(xvi)    Contracts that expressly by their terms limit the freedom of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person in any area or territory, or to set its prices or that otherwise restrict its business;

(xvii)    Contracts with a Governmental Authority (including all amendments or modifications thereto and renewals or extensions thereof), including, but not limited to, any prime contract, purchase order, subcontract, delivery order, task order or engagement with any Governmental Authority, including the United States Government, and any Contract, purchase order, delivery order or task order with a prime contractor or higher-tier subcontractor under a prime contract, purchase order, delivery order, task order or engagement with any Governmental Authority, including the United States Government (each a “Government Contract”);

(xviii)    each outstanding bid, proposal, offer or quotation made by the Company, or by a contractor team or joint venture (including all modifications or amendments thereto) in which the Company is participating, that, if accepted by a Governmental Authority, would create a Government Contract (each, a “Bid”);

(xix)    Contracts that provide any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers, including Contracts containing “most favored nation” provisions; and

(xx)    Contracts relating to the distribution, marketing or sales of products, including agreements with sales representatives or agreements providing for the payment of commissions upon the sale of the Company’s products.

(b)    To Sellers’ Knowledge, all of the Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms, except as enforcement may be limited by the Enforceability Exceptions, and, to the Sellers’ Knowledge, all of the Material Contracts will continue to be valid and in full force and effect on identical terms immediately following the consummation of the Transaction; provided, some Material Contracts may require notice to or consent from the other party pursuant to a change of control clause. To Sellers’

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Knowledge, each other Person that is party to a Material Contract is in material compliance with the terms and requirements of such Material Contract. To Sellers’ Knowledge, there are no disputes between the Company, on the one hand, and any other party, on the other hand, with respect to any Material Contract, and the Company has not sent or received a written notice of cancellation or termination with respect to any Material Contract. Sellers have Made Available to Buyer true, accurate and complete copies of each written Material Contract, in each case, as amended or otherwise modified and in effect. Sellers have Made Available to Buyer a true and accurate written summary setting forth the terms and conditions of each oral Material Contract.

(c)    Except as set forth in Schedule 3.19(c), the Company is not a party to any Contract nor has submitted any Bid to which the Davis-Bacon Act or related acts’ labor standards apply.

Section 3.20    Indebtedness. Schedule 3.20 contains a true, correct and complete list of all Indebtedness of the Company. The Company will be able to, as of immediately following the Closing and after giving effect to all of transactions contemplated by this Agreement and the Ancillary Agreements, pay its Indebtedness, Liabilities and obligations as they become due.

Section 3.21    Investment Intent. Each Seller agrees to furnish any additional information reasonably requested by Buyer or any of its Affiliates to assure compliance with applicable U.S. federal and state securities Laws in connection with the issuance of the Nikola Common Stock. The Sellers are acquiring the Nikola Common Stock without any intention of selling, distributing or otherwise disposing of the Nikola Common Stock in a manner that would violate the requirements of the Securities Act. Each Seller, either alone or together with its representatives, has such knowledge, skill and experience in business, financial and investment matters or otherwise that such Seller is capable of evaluating the merits and risks of an investment in the Nikola Common Stock and has so evaluated such merits and risks. Each Seller acknowledges that it has had access to all necessary information about Buyer and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment. Each Seller understands that it must bear the economic risk of this investment in the Nikola Common Stock, and is able to bear such risk and is able to afford a complete loss of such investment. Each Seller confirms that it is not relying on any communication (written or oral) of the Buyer or any of its Affiliates as investment or tax advice or as a recommendation to purchase the Nikola Common Stock. It is understood that any information and explanations related to the terms and conditions of the Nikola Common Stock provided by the Buyer or any of its Affiliates shall not be considered investment or tax advice or a recommendation to purchase the Nikola Common Stock, and that none of the Buyer nor any of its Affiliates is acting or has acted as an advisor to any Seller in deciding to invest in the Nikola Common Stock. Each Seller confirms that none of the Buyer or its Affiliates has (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Nikola Common Stock or (B) made any representation to any Seller regarding the legality of an investment in the Nikola Common Stock under applicable legal investment or similar Laws or regulations. In deciding to purchase the Nikola Common Stock, no Seller is relying on the advice or recommendations of the Buyer or its Affiliates, and each Seller has made its own independent decision that the investment in the Nikola Common Stock is suitable and appropriate for such Seller.

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Section 3.22    Due Diligence. The information Made Available via the Data Room or otherwise furnished to the Buyer concerning the Company and the Project is all of the material information in the possession of the Sellers and the Company with respect to the Company and the Project and, to the Sellers’ Knowledge (which for purposes of this Section 3.22 will exclude any duty of investigation or inquiry), fairly represents the Company and the Project in all material respects. Notwithstanding the foregoing, or anything contained in Section 3.23 or any other Section of this Article III, the Sellers make no representations or warranties with respect to the accuracy or completeness of any information contained in any engineering designs, drawings or proposals received by the Company from any contractors retained or proposed to be retained by the Company in connection with the Project.

Section 3.23    Material Misstatements or Omissions. To the Sellers’ Knowledge (which for purposes of this Section 3.23 will exclude any duty of investigation or inquiry), no representation made by any Seller in this Agreement or any Ancillary Agreement or the Disclosure Schedules contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements of fact contained therein, in light of the circumstances in which they are made, not misleading, except for any misstatements or omissions that, individually or in the aggregate, would not reasonably be expected to have in a Material Adverse Effect. To the Sellers’ Knowledge, there are no facts with respect to the Company that (individually or in the aggregate) (a) would reasonably be expected to have a Material Adverse Effect and (b) have not been set forth in this Agreement or the Disclosure Schedules, or any exhibits or schedules hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers and the Company as of the Closing Date as follows:

Section 4.1    Organization. The Buyer is a corporation duly organized, validly existing and is in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2    Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions.

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Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)    conflict with or violate the Charter Documents of the Buyer;

(ii)    conflict with or violate any Law applicable to the Buyer; or

(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)    The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Buyer.

Section 4.5    Investment Intent. The Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Buyer agrees to furnish any additional information requested by the Company or any of its Affiliates to assure compliance with applicable U.S. federal and state securities Laws in connection with the purchase and sale of the Equity Interests. The Buyer is acquiring the Equity Interests for its own account for investment purposes only and not with a view to, or for resale in connection with, any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Interests in a manner that would violate the registration requirements of the Securities Act. The Buyer, either alone or together with its representatives, has such knowledge, skill and experience in business, financial and investment matters or otherwise that the Buyer is capable of evaluating the merits and risks of an investment in the Equity Interests and has so evaluated such merits and risks. The Buyer acknowledges that it has had access to the all necessary information about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment. The Buyer understands that it must bear the economic risk of this investment in the Equity Interests, and is able to bear such risk and is able to afford a complete loss of such investment. The Buyer confirms that it is not relying on any

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communication (written or oral) of the Company, the Sellers or any of their respective Affiliates, as investment or tax advice or as a recommendation to purchase the Equity Interests. It is understood that any information and explanations related to the terms and conditions of the Equity Interests provided by the Company, the Sellers or any of their respective Affiliates shall not be considered investment or tax advice or a recommendation to purchase the Equity Interests, and that none of the Company, the Sellers nor any of their respective Affiliates is acting or has acted as an advisor to the Buyer in deciding to invest in the Equity Interests. The Buyer acknowledges that none of the Company, the Sellers nor any of their respective Affiliates has made any representation regarding the proper characterization of the Equity Interests for purposes of determining the Buyer’s authority to invest in the Equity Interests. The Buyer acknowledges that no federal or state agency has passed upon the merits or risks of an investment in the Equity Interests or made any finding or determination concerning the fairness or advisability of this investment. The Buyer confirms that none of the Company, the Sellers nor any of their respective Affiliates has (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Equity Interests or (B) made any representation to the Buyer regarding the legality of an investment in the Equity Interests under applicable legal investment or similar laws or regulations. In deciding to purchase the Equity Interests, the Buyer is not relying on the advice or recommendations of the Company, the Sellers or any of their respective Affiliates, and the Buyer has made its own independent decision that the investment in the Equity Interests is suitable and appropriate for the Buyer.

Section 4.6    Valid Issuance of Nikola Common Stock. The Nikola Common Stock to be issued to the Sellers pursuant to this Agreement has been duly authorized by the Buyer by all necessary corporate action, including any stockholder approval, and, when issued, paid for and delivered to such Sellers in accordance with the terms set forth in this Agreement, will be duly and validly issued, fully paid and nonassessable and, will be free from any Liens (other than Permitted Liens), with the Sellers being entitled to all rights, preferences and privileges accorded to a holder of common stock of Buyer pursuant to the Buyer’s Charter Documents. The shares of Nikola Common Stock will be issued to the Sellers in compliance with all applicable securities Laws and will not be issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

Section 4.7    No Manipulation. The Buyer has not taken and will not, in violation of applicable Laws, take any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the common stock of the Buyer to facilitate the sale or resale of the Nikola Common Stock.

Section 4.8    Registration Rights. Other than as set forth in the SEC Reports, there are no Persons with registration or other similar rights to have any equity or debt securities of the Buyer registered for sale under a registration statement, except for rights as have been duly waived.

Section 4.9    SEC Reports; Financial Statements. The Buyer has filed or furnished all forms, statements, certifications, reports, contracts and documents required to be filed or furnished by it under the Securities Act and the Exchange Act. Such reports required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, together with any materials filed or furnished by the Buyer under the Securities Act

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and the Exchange Act, whether or not any such reports were required, being collectively referred to herein as the “SEC Reports.” As of their respective filing, furnishing or effective dates, as applicable, the SEC Reports materially complied with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed or furnished by the Buyer or declared effective, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Reports or as contemplated by the Transaction, the Buyer and its Subsidiaries have, in all material respects, conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary and usual course of such businesses. The financial statements of the Buyer included in the SEC Reports materially comply with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of the filing of such SEC Reports. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP for audited financial statements, and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries taken as a whole as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.10    Private Placement. The offer, sale and issuance of the Nikola Common Stock will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws. Neither the Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Nikola Common Stock. Neither the Buyer nor any of its Affiliates nor, any Person acting on the Buyer’s behalf, has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by the Buyer of the Nikola Common Stock as contemplated hereby or (ii) cause the offering of the Nikola Common Stock pursuant to this Agreement to be integrated with prior offerings by the Buyer for purposes of any applicable Laws or stockholder approval provisions, including under the rules and regulations of any Trading Market in a manner which would require any stockholder approval.

Section 4.11    Listing and Maintenance Requirements. The common stock of the Buyer is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Trading Market, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the common stock of the Buyer under the Exchange Act nor has the Buyer received any notification that the Commission is contemplating terminating such registration. The Buyer is in compliance with the listing and maintenance requirements and any other applicable rules and regulations of the Trading Market and the trading in the common stock of the Buyer has not been suspended by the Trading Market. The Buyer has received no communication, written or oral, from the Trading Market regarding the suspension or delisting of the common stock of the Buyer from the Trading Market.

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Section 4.12    Restricted Security. The Buyer understands that the Equity Interests are characterized as “restricted security” within the meaning of Rule 144(a)(3) under the Securities Act inasmuch as they are being acquired from the Sellers in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. The Buyer understands that the Company has no obligation or intention to register any of the Equity Interests, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). The Buyer further understands that any transfer, assignment, sale, transfer, conveyance or other disposition of the Equity Interests will be subject to the provisions of the LLC Agreement.

Section 4.13    General Solicitation. The Buyer acknowledges that none of the Company, the Sellers nor any other person offered to sell the Equity Interests to it by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act).

Section 4.14    Buyer’s Reliance. The Buyer acknowledges that it and its Representatives have been permitted access to certain books and records and other documents of the Company and its Subsidiaries (provided that the Buyer and its Representatives have not been furnished or given access to any operating expenditure or capital expenditure forecasts, any estimates or statements concerning plant reliability, or any projections, estimates, forecasts or budgets), and that the Buyer and its Representatives have had an opportunity to meet with certain officers and employees of the Company and its Subsidiaries to discuss the business of the Company and its Subsidiaries. The Buyer further acknowledges that the only operating expenditure or capital expenditure forecasts, estimates or statements concerning plant reliability, or projections, estimates, forecasts or budgets relied upon by the Buyer were those prepared by the Buyer or its Representatives. The Buyer further acknowledges and agrees that, except as expressly provided in Article III, (a) in acquiring the Equity Interests, the Buyer’s indirect interest in the assets and real property of the Company is being acquired on an “as is, where is, with all faults” basis and (b) the Buyer, on its own behalf and on behalf of all Buyer Indemnified Parties, expressly disclaims any representations or warranties of any kind or nature, express or implied, as to (i) title to any assets of the Company, (ii) the contents, character or nature of any descriptive memorandum relating to the Company, the Equity Interests or the assets of the Company, (iii) any estimates of the value of the business of the Company, the Equity Interests or the assets of the Company or future revenues generated thereby, (iv) the maintenance, repair, condition, quality, suitability, design, marketability, prospects (financial or otherwise) or risks and other incidents of the business of the Company, the Equity Interests or the assets of the Company, or (v) the accuracy or completeness of any information, documents or materials provided or Made Available to the Buyer or its Representatives, including in any management presentations or any other due diligence information. The Buyer further acknowledges that none of the Sellers, the Company, its Subsidiaries, or any other Person has made or is making, and the Buyer has not relied on, any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company or the Project furnished or Made Available to the Buyer and its Representatives, except as expressly set forth in this Agreement and the Ancillary Agreements, provided that the foregoing shall not be deemed to waive or limit any rights of the Buyer in respect of fraud or intentional misrepresentation.

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ARTICLE V

COVENANTS

Section 5.1    Covenants Regarding Information. The Buyer covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Buyer after the date hereof pursuant to the Exchange Act. Upon the request of any Seller, the Buyer shall deliver to the Sellers a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as the Sellers own any Nikola Common Stock, if the Buyer is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Sellers and make publicly available in accordance with Rule 144(c) such information as is required for the Sellers to sell the Nikola Common Stock under Rule 144. The Buyer further covenants that it will take such further action as any of the Sellers may reasonably request, all to the extent necessary from time to time to enable any such Seller to sell such Nikola Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 5.2    Resale Registration Statement; Put Rights.

(a)    Resale Registration Statement.

(i)    No later than 30 days following the Closing Date, the Buyer shall use reasonable best efforts to prepare and file or cause to be prepared and filed with the Commission, a registration statement on Form S-3 (or, if Form S-3 is not then available to be used by the Buyer, on Form S-1) (the “Resale Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by the Sellers of all of the Aggregate Closing Stock Consideration. The Buyer shall use reasonable best efforts to cause the Resale Registration Statement to be declared effective by the Commission as soon as possible after filing, but in no event later than 180 days following the Closing Date (the date on which the Resale Registration Statement becomes effective, the “Effectiveness Date”). During the period beginning on the Effectiveness Date and ending at the time all of the Aggregate Closing Stock Consideration covered by such Resale Registration Statement has been sold, transferred, disposed of or exchanged in accordance with such effective Resale Registration Statement, the Buyer shall use reasonable best efforts to keep the Resale Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Resale Registration Statement is available or, if not available, to ensure that another registration statement meeting the requirements of this Section 5.2(a)(i) is available, under the Securities Act at all times until all of the Aggregate Closing Stock Consideration has been disposed of in accordance with the intended method(s) of distribution set forth in such Resale Registration Statement. The Resale Registration Statement filed with the Commission pursuant to this Section 5.2(a)(i) shall contain a prospectus in such form as to permit any Seller to sell such Seller’s Pro Rata Portion of the Aggregate Closing Stock Consideration pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the Effectiveness Date (subject to the limitations imposed by the First Blackout Window and the Second Blackout Window pursuant to Section 5.3), and shall provide that the Aggregate Closing Stock Consideration may be sold pursuant to any method or combination of methods legally available to, and requested by, Sellers.

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(ii)    Notwithstanding Section 5.2(a)(i) above, prior to filing a Resale Registration Statement or prospectus, or any amendment or supplement thereto, the Buyer shall furnish to the Sellers and their legal counsel, copies of such Resale Registration Statement as proposed to be filed, each amendment and supplement to such Resale Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Resale Registration Statement (including each preliminary prospectus), and such other documents as the Sellers or their legal counsel may reasonably request in order to facilitate the disposition of the Aggregate Closing Stock Consideration, and provide each Seller the opportunity to object to any information pertaining to such Seller and its plan of distribution that is contained therein and make the corrections reasonably requested by such Seller with respect to such information prior to filing such Resale Registration Statement or such other registration statement or supplement or amendment thereto; provided, however, each Seller shall provide such objections and/or corrections within 5 days of receipt of such Resale Registration Statement and the 30-day period in the first sentence of Section 5.2(a)(i) shall be tolled for each day beyond five days after receipt of such Resale Registration Statement that any Seller has not provided such objections and/or corrections.

(iii)    The Company shall prepare and file a supplemental listing application with the Trading Market to list the Aggregate Closing Stock Consideration covered by the Resale Registration Statement and shall use reasonable best efforts to have the Aggregate Closing Stock Consideration approved for listing on the Trading Market by the date of effectiveness of the Resale Registration Statement, subject only to official notice of issuance.

(iv)    When effective, the Buyer covenants and agrees that the Resale Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectuses contained in such Resale Registration Statement, in light of the circumstances under which a statement is made).

(v)    The Buyer shall notify the Sellers in writing of the effectiveness of the Resale Registration Statement as soon as practicable, and in any event within one Business Day after the Effectiveness Date, and shall furnish to them, without charge, such number of copies of the Resale Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Registration Statement or such other documents as the Sellers may reasonably request in order to facilitate the sale of the Aggregate Closing Stock Consideration in the manner described in the Resale Registration Statement.

(b)    Within 10 Business Days after the expiration of the First Blackout Window, such Seller shall have the right (the “First Blackout Put Right”), but not the obligation, in its sole discretion, to cause Buyer to purchase [*] of such Seller’s Pro Rata Portion of the Aggregate Closing Stock Consideration at a price per share of Nikola Common Stock equal to the Issue Price; and

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(c)    Within 10 Business Days after the expiration of the Second Blackout Window, such Seller shall have the right (the “Second Blackout Put Right” and, together with the First Blackout Put Right, the “Put Rights”), but not the obligation, in its sole discretion, to cause Buyer to purchase [*].

(d)    If any Seller desires to sell its Pro Rata Portion of the Aggregate Closing Stock Consideration pursuant to Section 5.2(b) and/or (c), such Seller shall deliver to Buyer a written, unconditional and irrevocable notice (“Put Exercise Notice”) exercising the First Blackout Put Right or the Second Blackout Put Right, as applicable, and specifying the number of shares of Nikola Common Stock included in such Seller’s Pro Rata Portion of the Aggregate Closing Stock Consideration included therein.

(e)    The closing of any sale of shares of Nikola Common Stock to Buyer pursuant to the Put Rights granted in this Section 5.2 shall take place no later than 30 days following the date of the applicable Put Exercise Notice. Buyer shall give the applicable Seller at least five days’ written notice of the date of closing (the “Put Right Closing Date”). On the applicable Put Right Closing Date, (i) Buyer will pay each Seller that exercises any Put Rights under Section 5.2(b) or Section 5.2(c), the amount per share of Nikola Common Stock equal to the Issue Price, by wire transfer of immediately available funds in United States dollars to such account as may be designated by each Seller, and (ii) each Seller shall deliver to Buyer’s transfer agent any instruction letter or other documentation required by Buyer’s transfer agent to complete the transfer of the shares of Nikola Common Stock subject to such Seller’s Put Exercise Notice. For the avoidance of doubt, in no event shall Buyer be obligated to pay to all Sellers an amount greater than [*] under Section 5.2(b) or Section 5.2(c), and in the event the amounts calculated as due to all Sellers under Section 5.2(b) or Section 5.2(c) would exceed [*], the amount due each Seller shall be an amount equal to such Seller’s Pro Rata Portion of [*].

Section 5.3    Blackout Windows. Each Seller agrees that the Nikola Common Stock received by such Seller shall be subject to the following blackout windows.

(a)    Each Seller agrees that it shall not be entitled to effect a transfer of any of the Nikola Common Stock received by such Seller under this Agreement prior to the later of (i) the expiration of 90 days after the Closing Date and (ii) the Effectiveness Date without the consent of the Buyer (the “First Blackout Window”).

(b)    Each Seller agrees that it shall not be entitled to effect a transfer of more than [*] (the “Second Blackout Window”).

(c)    The restrictions as set forth in this Section 5.3(a) and (b) shall not apply to (A) transfers of Nikola Common Stock or any security convertible into or exercisable or exchangeable for common stock of the Buyer by will or intestacy upon death of each Seller; (B) transfers of Nikola Common Stock or any security convertible into or exercisable or exchangeable for common stock of Nikola as a bona fide gift or gifts; (C) distributions of Nikola Common Stock

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or securities convertible into or exercisable or exchangeable for common stock of the Buyer to each Seller’s stockholders, partners or members; (D) transfers of Nikola Common Stock or securities convertible into or exercisable or exchangeable for common stock of the Buyer to (x) a member or members of each Seller’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or to a trust, the beneficiaries of which are exclusively such Seller or a member or members of his or her immediate family or to any other entity that is wholly owned by such persons or (y) a corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, such Seller, or is wholly owned by such Seller and/or by members of such Seller’s immediate family; and (E) the pledge, hypothecation or other granting of a security interest in Nikola Common Stock or securities convertible into or exchangeable for shares of common stock of the Buyer to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Nikola Common Stock or such securities.

Section 5.4    Public Announcements. The Company, the Sellers and the Buyer shall mutually agree to a joint press release. Each of the Company, the Sellers and the Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transaction, and no party shall issue any press release or make any public statement prior to obtaining the written approval of the Company, the Sellers and the Buyer (as the case may be), which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, court process or any listing agreement of any party hereto.

Section 5.5    Integration. The Buyer shall not, and shall ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Nikola Common Stock under this Agreement in a manner that would require the registration under the Securities Act of the sale of the Nikola Common Stock or that would be integrated with the offer or sale of the Nikola Common Stock such that approval of the stockholders of the Buyer would be required pursuant to the rules and regulations of any Trading Market.

Section 5.6    Governmental Approvals. Following the Closing, each Seller and the Company shall each take any and all commercially reasonable actions to pursue and obtain all Governmental Approvals now pending or otherwise necessary for the continuation and development of the Project (as detailed in materials Made Available to Buyer).

ARTICLE VI

INDEMNIFICATION

Section 6.1    Survival.

(a)    The representations and warranties of the Sellers and Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or

31

thereby shall survive the Closing until the 18-month anniversary of the Closing Date; provided, however, that:

(i)    the representations and warranties set forth in Section 3.1 (Organization and Good Standing; Organizational Documents), Section 3.2 (Authority, Execution and Enforceability), Section 3.3 (No Violation), Section 3.4 (Equity Interests) and Section 3.13 (Brokers) (collectively the “Seller Fundamental Representations”); the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (No Conflict; Required Filings and Consents), Section 4.4 (Brokers) and Section 4.6 (Valid Issuance of Nikola Common Stock) (collectively the “Buyer Fundamental Representations”); and claims for fraud (whether fraudulent act or fraudulent omission, and including intentional misrepresentation, but excluding negligent misrepresentation and constructive fraud) shall survive indefinitely; and

(ii)    (A) the representations and warranties set forth in Section 3.12 (Environmental Matters) shall survive until the 24-month anniversary of the Closing Date, and (B) the representations and warranties set forth in Section 3.14 (Taxes) shall survive until the close of business on the 90th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

(b)    The respective covenants and agreements of the Sellers and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(c)    The Sellers shall not have any liability with respect to any claim for indemnification under Section 6.2 unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Buyer believes in good faith may result in a claim, hereunder is given to the Sellers prior to the expiration of the applicable survival period set forth in this Section 6.1 for the representation, warranty, covenant or agreement that is the subject of such Indemnification Claim, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved and, if applicable, paid or satisfied in full, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 6.2    Indemnifications.

(a)    The Sellers shall, in accordance with the provisions of this Article VI, defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, any and all Losses asserted against, incurred, sustained or suffered, directly or indirectly, by any of the foregoing as a result of, arising out of or relating to:

(i)    any breach of any representation or warranty made by any Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect); and

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(ii)    any breach of any covenant or agreement by any Seller or the Company, in each case, contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

(b)    The Buyer shall, in accordance with the provisions of this Article VI, defend, indemnify and hold harmless the Sellers and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, any and all Losses asserted against, incurred, sustained or suffered, directly or indirectly, by any of the foregoing as a result of, arising out of or relating to:

(i)    any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect); and

(ii)    any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

Section 6.3    Procedures.

(a)    The party or parties making a claim under this Article VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”.

(b)    If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or a Representative thereof (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, then the Indemnified Party shall deliver notice (a “Claim Notice”) in respect thereof to the Indemnifying Party with reasonable promptness, but in any event not later than 20 days after receipt of such notice of such Third Party Claim, and shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence (if available) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(c)    The Sellers shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim and Buyer agrees to reasonably consult with the Sellers regarding the strategy for, and material decisions with respect to the conduct of the defense or settlement of, such Third Party Claim; provided, that, (i) such receipt of documents and such consultation do not affect any privilege relating to any Indemnified Party, and

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(ii) the Sellers execute and deliver to the Buyer a copy of the Buyer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials or matters discussed contain confidential or propriety information. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and with the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.3(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate firm of attorneys in such firm’s representation of the Indemnified Party. If the Indemnified Party is entitled to defend or direct the defense of any Third Party Claim as hereinabove provided, or if the Indemnifying Party elects not to assume the defense of such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.3(d), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided that the Indemnifying Party shall have no liability with respect to any compromise or settlement without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party has consented to the compromise or settlement, then the Indemnifying Party shall have no power or authority to object under this Article VI to the amount of any claim by or on behalf of any Indemnified Party for indemnification under this Article VI solely with respect to such compromise or settlement.

(d)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any compromise or settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.3(d). If a firm offer is made to settle a Third Party Claim and if (A) the Indemnifying Party pays or agrees to pay or cause to be paid all amounts arising out of such settlement or compromise, (B) such settlement or compromise would not encumber any of the assets of any Indemnified Party (including any assets of the Company) or impose any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, (C) the Indemnifying Party obtains, as a condition of such settlement or compromise, a complete release of any Indemnified Party that could reasonably be affected by such Third Party Claim, and (D) such settlement or compromise does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates, the Indemnifying Party may settle such Third Party Claim without the prior written consent of the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 6.3(c), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(e)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness, but in any event not later than 20 days after becoming aware of facts supporting such Direct Claim, and shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence (if available) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VI. The Indemnifying Party shall have 30 days after its receipt of such Claim Notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party agrees that it has an indemnification obligation with respect to a Direct Claim but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, then the Indemnifying Party shall be deemed to have rejected such claim. If the Indemnifying Party does reject (or is deemed to reject) such claim (or any portion thereof) within such 30-day period, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 30 days from the date the Indemnified Party receives such rejection prior to commencing any Action with respect to such claim for indemnification.

Section 6.4    Limits on Indemnification. The indemnification provided for in this Article VI shall be subject to the following limitations:

(a)    With respect to any Loss recovered by the Buyer Indemnified Parties from the Sellers pursuant to this Article VI, no Seller will be liable for more than such Seller’s Pro Rata Portion of the amount of such Loss.

(b)    No Indemnified Party shall be entitled to indemnification pursuant to Section 6.2(a)(i) or Section 6.2(b)(i) unless and until the aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party equals or exceeds [*] (the “Deductible”), in which case the Indemnifying Party shall be liable to the extent of such Losses in excess of the Deductible; provided, that the foregoing shall not apply in the event of fraud (whether fraudulent action or fraudulent omission but excluding constructive fraud) or intentional misrepresentation (but excluding negligent misrepresentation) on the part of any Indemnifying Party.

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(c)    The maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties from the Sellers pursuant to Section 6.2(a)(i) shall not exceed [*] actually paid to Sellers as of the date of the indemnity claim, except that (1) the liability of each Seller shall not exceed [*] of the portion of the Purchase Price actually paid to such Seller as of the date of the indemnity claim if such liability arises from its breach of any of the Seller Fundamental Representations or any covenants of the Sellers, and (2) the limitations set forth in this Section 6.4(c) shall not apply with respect to indemnity obligations in the case of Losses arising from fraud (whether fraudulent act or fraudulent omission, and including intentional misrepresentation, but excluding negligent misrepresentation and constructive fraud).

(d)    The maximum aggregate amount of indemnifiable Losses which may be recovered by a Seller Indemnified Party from the Buyer pursuant to Section 6.2(b)(i) shall not exceed [*] actually paid to the Seller to which such Seller Indemnified Party is related as of the date of the indemnity claim, except that (1) the liability of Buyer shall not exceed [*] of the portion of the Purchase Price actually paid to the Seller to which such Seller Indemnified Party is related as of the date of the indemnity claim if such liability arises from its breach of any of the Buyer Fundamental Representations or any covenants of the Buyer and (2) the limitations set forth in this Section 6.4(d) shall not apply with respect to indemnity obligations in the case of Losses arising from fraud (whether fraudulent act or fraudulent omission, and including intentional misrepresentation, but excluding negligent misrepresentation and constructive fraud).

(e)    If any Indemnified Party recovers any amounts in respect of Losses from any third party, including but not limited to Tax benefits, insurance proceeds or other third-party payments at any time after any Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to the provisions hereof, and such Indemnified Party has therefore recovered from the Indemnifying Party and any relevant third party an amount which is greater than the Losses suffered or incurred by the Indemnified Party (such amount being an “Excess Recovery”), then the Indemnified Party shall repay to the Indemnifying Party an amount (in aggregate) equal to the lesser of (i) the Excess Recovery; and (ii) the amount the Indemnifying Party has paid to the Indemnified Party in respect of the relevant Losses.

(f)    No Indemnified Party shall be entitled under this Article VI to be compensated more than once for the same Losses.

Section 6.5    Exclusive Remedies. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud (whether fraudulent act or fraudulent omission but excluding constructive fraud) or intentional misrepresentation (but excluding negligent misrepresentation), the rights of the parties to indemnification pursuant to this Article VI shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of or resulting from the Transaction, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, and the parties hereby agree that except as specifically set forth by this Section 6.5, no Indemnified Party shall have any remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article VI. It is expressly understood that fraud (whether fraudulent act or fraudulent omission but excluding constructive fraud) or intentional misrepresentation (but excluding negligent misrepresentation) committed or directed by (a)(i) a Seller, or (ii) an employee, agent, officer, principal, partner, director or manager

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of any Seller, the Company, or any Subsidiary of the Company shall be deemed to be fraud or intentional misrepresentation committed by such Seller or the Company, as applicable, for which the Sellers shall be liable; provided, that, notwithstanding the foregoing, no Seller shall be liable for any fraud committed by the Company, any Subsidiary of the Company or another Seller (or any employee, agent, officer, principal, partner, director or manager of the Company, any Subsidiary of the Company or another Seller), unless such Seller had Knowledge of or participated in such fraud. It is expressly understood that fraud (whether fraudulent act or fraudulent omission but excluding constructive fraud) or intentional misrepresentation (but excluding negligent misrepresentation) committed or directed by (a)(i) the Buyer, or (ii) an employee, agent, officer, principal, partner, director or manager of the Buyer, or any Subsidiary of the Buyer shall be deemed to be fraud or intentional misrepresentation committed by the Buyer for which the Buyer shall be liable; provided, that that, notwithstanding the foregoing, Buyer shall not be liable for any fraud committed by the Buyer, any Subsidiary of the Buyer or any employee, agent, officer, principal, partner, director or manager of the Buyer, any Subsidiary of the Buyer or another Seller, unless the Buyer had Knowledge of or participated in such fraud.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 7.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 7.3    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or a duly authorized officer on behalf of such party.

Section 7.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder

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shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                  if to the Sellers, to:

Little Brothers LLC

264 Hillspoint Rd.

Westport, CT 06880

Attention: Peter Sherk

E-mail:

Quasar Energy Partners LLC

1430 2nd Avenue, Apt. 3801

Seattle, WA 98101

Attention: Nalin Gupta

E-mail:

and

Philipp Brothers Fertilizer LLC

9 W. Broad Street

Stamford, CT 06902

Attention: Simon Greenshields

E-mail:

with a copy (which shall not constitute notice) to:

Reed Smith LLP

811 Main St., Suite 1700

Houston, TX 77002

Attention: Efren Acosta and Ron Scharnberg

Email: eacosta@reedsmith.com; rscharnberg@reedsmith.com

and

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attention: Phil Haines

Email: phaines@huntonak.com

(ii)                  if to the Company, to:

Wabash Valley Resources LLC

444 W. Sandford Ave.

West Terre Haute, IN 47885

Attention: Daniel Williams P.E.

E-mail:

with a copy (which shall not constitute notice) to:

Reed Smith LLP

811 Main St., Suite 1700

Houston, TX 77002

Attention: Efren Acosta and Ron Scharnberg

Email: eacosta@reedsmith.com; rscharnberg@reedsmith.com

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and

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attention: Phil Haines

Email: phaines@huntonak.com

(iii)                if to the Buyer, to:

Nikola Corporation

4141 E. Broadway Rd.

Phoenix, AZ 85040

Attention: Erik Mason; Valerie Parzych

E-mail:

with a copy (which shall not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff

200 Public Square Suite 2300

Cleveland, OH 44114

Attention: Michael A. Primrose

E-mail: mprimrose@Beneschlaw.com

Section 7.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit, Appendix or Schedule, such reference shall be to a Section, Article, Exhibit, Appendix or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit, Appendix or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit, Appendix or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used

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in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 7.6    Entire Agreement. This Agreement (including the Exhibits, Appendices and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Without limiting the foregoing, this Agreement supersedes and terminates any nondisclosure or confidentiality agreement previously entered into by the parties to this Agreement, their respective Affiliates or Representatives, in anticipation of or in connection with the Transaction, other than (a) the confidentiality provisions contained in the LLC Agreement or any other Ancillary Agreement, and (b) that certain Mutual Confidential Information Agreement dated as of July 13, 2020, between the Company and the Buyer. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transaction unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.7    No Third-Party Beneficiaries. Except as provided in Article VI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.8    Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of Delaware, without regard to principles of conflicts of laws that would require application of the laws of any other jurisdiction.

Section 7.9    Consent to Jurisdiction; Waiver of Jury Trial.

(a)    The Parties agree that any Action by or against either Party (or its Affiliates or designees) with respect to or arising out of this Agreement or any Ancillary Agreement shall be brought exclusively in Wilmington, Delaware, as the Party instituting such suit, action or other legal proceeding may elect, except that actions to enforce an interim or final judgment may be filed in any court having jurisdiction. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, first class postage prepaid, return receipt requested, to the addresses set forth or incorporated in Section 7.4. In all cases, to the extent permitted by Law, each Party irrevocably waives its right to a jury trial with respect to any and all Actions, claims and disputes in connection with this Agreement, any Ancillary Agreement or the Transaction.

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Section 7.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement, or any of its rights hereunder, to any Affiliate of the Buyer without the prior consent of the Company or the Sellers; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 7.11    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 7.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.13    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.14    Facsimile or .pdf Signature . This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 7.15    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 7.16    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that such party has been represented by legal counsel in connection with this Agreement and the Transaction. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NIKOLA CORPORATION

By:	/s/ Kim Brady
	Name:	Kim Brady
	Title:	Chief Financial Officer

WABASH VALLEY RESOURCES LLC

By:	/s/ Nalin Gupta
	Name:	Nalin Gupta
	Title:	Authorized Representative

QUASAR ENERGY PARTNERS LLC

By:	/s/ Nalin Gupta
	Name:	Nalin Gupta
	Title:	Authorized Representative

PHILIPP BROTHERS FERTILIZER LLC

By:	/s/ Simon Greenshields
	Name:	Simon Greenshields
	Title:	Sole Member

LITTLE BROTHERS, LLC

By:	/s/ Peter Sherk
	Name:	Peter Sherk
	Title:	Authorized Representative

Signature Page to Membership Interests Purchase Agreement

Exhibit 10.2

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

HYDROGEN SALE AND PURCHASE AGREEMENT

by and between

WABASH VALLEY RESOURCES, LLC, as Seller

and

NIKOLA CORPORATION, as Buyer

Dated as of June 22, 2021

Confidential

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		1

1.1	Definitions	1
1.2	Rules of Interpretation	7

ARTICLE 2 PURCHASE AND SALE TRANSACTIONS		8

2.1	Purchase and Sale of Product	8

ARTICLE 3 STORAGE; DELIVERY; PASSAGE OF TITLE AND RISK OF LOSS		9

3.1	Delivery of Products	9
3.2	Passage of Title and Risk of Loss; Delivery Point	9
3.3	Measurement	9
3.4	Logistics; Lease	10

ARTICLE 4 QUALITY		11

4.1	Specifications and Off-Spec Product	11
4.2	Exclusion of Warranties	12

ARTICLE 5 CONTRACT PRICE; INVOICING AND PAYMENT		12

5.1	Contract Price	12
5.2	Invoicing and Payment of Product Invoices	12
5.3	Late Payment Charge; Wire Transfers	12
5.4	Disputed Invoices	13
5.5	Set-offs and Counterclaims	13
5.6	Limitation Period in Respect of Making Claims for Quality and Quantity Disputes	13
5.7	Payment Currency	13
5.8	Adjustments for Change in Regulations	13

ARTICLE 6 TAXES		14

6.1	Buyer Responsibility for Taxes	14
6.2	Seller Responsibility for Taxes	15
6.3	Claims for Reimbursement	15

ARTICLE 7 TERM		15

7.1	Term	15
7.2	Survival of Rights	15

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ARTICLE 8 DEFAULT AND REMEDIES		16

8.1	Events of Default	16
8.2	Default Notice; Cure Periods	17
8.3	Remedies for Event of Default	17
8.4	Continuing Obligations of the Parties	18
8.5	Early Termination for Force Majeure	18
8.6	Payments Upon Termination	18
8.7	Effect of Termination	18

ARTICLE 9 LIMITATION OF DAMAGES		18

9.1	Exclusion of Consequential Damages	18

ARTICLE 10 FORCE MAJEURE		19

10.1	Force Majeure	19
10.2	Notice of Force Majeure	19
10.3	Settlement of Industrial Disturbances	20

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		20

11.1	Representations and Warranties of Seller	20
11.2	Representations and Warranties of Buyer	20

ARTICLE 12 INSURANCE		21

ARTICLE 13 CONFIDENTIALITY		21

ARTICLE 14 NOTICES		22

14.1	Notice Requirements	22
14.2	Receipt	22
14.3	Change of Address or Designee	23

ARTICLE 15 GOVERNING LAW AND DISPUTE RESOLUTION		23

15.1	Negotiation	23
15.2	Material Disputes	23
15.3	Arbitration	24
15.4	Governing Law	24
15.5	Jurisdiction; Venue	25
15.6	Waiver of Jury Trial	25

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ARTICLE 16 ASSIGNMENTS		25

16.1	Assignment; Restrictions on Assignment	25
16.2	Binding	25
16.3	Permitted Assignments	25
16.4	Additional Conditions to Assignment	25
16.5	Validity of Assignment	25
16.6	Other Assignments Void	25

ARTICLE 17 MISCELLANEOUS		25

17.1	Compliance with Law	25
17.2	Amendments	26
17.3	Successors and Assigns	26
17.4	Waiver	26
17.5	No Third-party Beneficiaries	26
17.6	Rights and Remedies	26
17.7	Disclaimer of Agency	26
17.8	Severance of Invalid Provisions	26
17.9	Expenses	26
17.10	Entire Agreement	26
17.11	Counterpart Execution	27
17.12	Trademarks	27
17.13	Electronic Payment	27
17.14	SDS	27
17.15	Indemnity	27
17.16	Ethics	26
17.17	Anti-Corruption	27

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List of Exhibits

Exhibit A: Hydrogen Specifications

Exhibit B: Contract Price Calculation

Exhibit C: Plant Map - indicating Delivery Point and Buyer Leasehold Interest

Exhibit D: Lease Terms

Exhibit E: Insurance Requirements

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HYDROGEN SALE AND PURCHASE AGREEMENT

THIS HYDROGEN SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 22nd day of June, 2021 (the “Execution Date”), by and between WABASH VALLEY RESOURCES, LLC, a Delaware limited liability company (“Seller”), and NIKOLA CORPORATION, a Delaware corporation (“Nikola” or “Buyer”). Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller is financing, designing, constructing the Plant (as defined herein) in West Terre Haute, Indiana, which is anticipated to produce approximately 336 metric tons per day of hydrogen (which, to the extent it meets the Specifications (as defined below) is referred to herein as the “Product”) a portion of which shall be used to generate electricity to power the Plant;

WHEREAS, Seller desires to sell Products to Buyer and Buyer desires to purchase the Products from Seller in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the covenants herein contained and for other good and valuable consideration, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1    Definitions. As used in this Agreement, the following terms has the following meanings:

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Law” means, with respect to any Person, property or matter, any of the following applicable thereto: any statute, law (including Environmental Laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, agreement, directive, ruling, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation, construction or administration of any of the foregoing, by any Governmental Authority, in each case as amended.

“Applicable Production Volume” has the meaning specified in Section 2.1(e)(ii).

“Available Production Volume” means the actual volume of hydrogen actually produced by the Plant.

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“Bank Holiday” means a day on which banks in New York, New York are authorized to remain closed.

“Bankruptcy Event of Default” means, with respect to any person or entity:

(i)    an adjudication of insolvency under any applicable bankruptcy or insolvency statute (“Bankruptcy Law”) with respect to such person or entity;

(ii)    the making by such person or entity of an assignment for the benefit of its creditors or the written admission by such person or entity that it is unable to pay its debts generally as they become due;

(iii)    the filing by such person or entity of a petition in bankruptcy or for relief under any Bankruptcy Law or an answer or pleading admitting or failing to contest the material allegations of any such petition;

(iv)    the filing against such person or entity of any such petition (unless such person or entity promptly takes action to dismiss or stay such petition, and such petition is dismissed or stayed within 90 days from the date of filing thereof);

(v)    the actual appointment of a trustee, conservator or receiver for such person or entity or for all or substantially all of its assets (unless such person or entity promptly takes action to vacate or stay, and such appointment is vacated or stayed within 90 days of such appointment); or

(vi)    such person takes any action for its winding up of all or substantially all of its business or the liquidation of all or substantially all of its assets, or consents to any of the actions described in clauses (i), (iv), or (v) above being taken against it.

“Business Day” means any Day other than a Banking Holiday.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Environmental Attribute” means any Tax, emission or other environmental credits, carbon credits or certificate credits available to Buyer from the use or resale by Buyer of Products purchased hereunder. Notwithstanding this Agreement, in no event shall Seller make any election under the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise, or take, or omit to take, any action that would result in an offset to, reduction in, or delay, reduce or otherwise make unavailable to Buyer, any Buyer Environmental Attribute.

“Buyer Percentage Interests” means the percentage interest determined by dividing (a) the volume allocated to the Member Hydrogen Account (as defined in the LLC Agreement) of Buyer and (b) the aggregate volumes allocated to the Company Hydrogen Account (as defined in the LLC Agreement) and the Member Hydrogen Accounts of all Members (as defined in the LLC Agreement), as of any date of determination.

“Buyer Payment Default” has the meaning specified in Section 8.1(a)(i).

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“Buyer Taxes” has the meaning specified in Section 6.1(a).

“Change in Law” means any Applicable Law promulgated, issued or changed after the Effective Date by a Governmental Authority.

“Claim” means, with respect to any Person, (a) any notice, claim (including any claim for attorneys’ fees or consultants’ fees), administrative, regulatory or judicial or equitable action, suit, Lien, or demand by any other Person, or other Legal Matter, or (b) any other written communication by any Governmental Authority, in either case alleging or asserting such Person’s liability for any costs, consultants’ fees, governmental response costs, damages to natural resources or other property damages, personal injuries, fines or penalties (whether administrative, civil or criminal) arising out of, based on or resulting from circumstances forming the basis of any violation or alleged violation of any Applicable Law.

“Commercial Operation” means to have completed all construction, testing, permitting and start-up as is required to be available, without restrictions, to produce and deliver Product meeting the Specifications on a commercial basis.

“Commercial Operation Date” means the date on which the Plant achieves Commercial Operation, which date is expected to occur on or about December 31, 2023.

“Contract Price” has the meaning specified in Section 5.1.

“Contract Year” means a consecutive twelve (12) Month period, the first of which shall commence upon the Commercial Operation Date, and each succeeding Contract Year shall commence upon the applicable anniversary of the Commercial Operation Date.

“Day” or “Daily” means a twenty-four (24) hour period commencing 12:00 a.m. local time and extending until 12:00 a.m. local time on the following Day.

“Default Notice” has the meaning specified in Section 8.2.

“Defaulting Party” has the meaning specified in Section 8.2.

“Delivery Extension Period” has the meaning specified in Section 2.1(c).

“Delivery Point” means the specific downstream flange and measurement location at the Plant at which Seller delivers Product to-owned Buyer.

“Dispute” means any dispute, controversy or Claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) between the Parties arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as whether any dispute under this Agreement can be the subject of arbitration or any dispute over the applicable jurisdiction.

“Execution Date” has the meaning specified in the preamble to this Agreement.

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“Environmental Laws” means any and all Applicable Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, or to Releases or threatened Releases of Hazardous Materials into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Event of Default” has the meaning specified in Section 8.1.

“Force Majeure” has the meaning specified in Section 10.1(a).

“Forced Outage” means any interruption in service or reduction of output of the Plant due to an unplanned component failure or other condition that cannot be remedied in accordance with Good Industry Practices by keeping the Plant in service at full capacity.

“Good Industry Practices” means the practices, methods, and acts that, at a particular time, in the exercise of commercially reasonable judgment in light of the facts known or that in the exercise of diligence facts that should have been known at the time a decision was made, would have (or would have been reasonably expected to have) accomplished the desired result in a manner consistent with Applicable Law, equipment manufacturer’s or operation and maintenance provider’s recommendations, reliability, safety, environmental protection, and expedition.

“Governmental Approval” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings required by any Applicable Law or by any Governmental Authority or non-governmental self-regulatory organizations.

“Governmental Authority” means any foreign, national, regional, state, local or municipal government, any political subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Plant or any of the activities contemplated by this Agreement, and acting within its legal authority.

“Hazardous Material” means any chemical, waste, material or substance that is regulated, defined under or for which liability may be imposed by, any Environmental Law, including any petroleum or petroleum product, hydrocarbons, condensate, natural gas in any form, asbestos, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant.

“Hydrogen” means hydrogen that meets the Specifications or Off-Spec Product accepted by Buyer pursuant to Section 4.1(b)(ii).

“Invoicing Period” has the meaning specified in Section 5.2.

“Late Payment Rate” means an interest rate that is the lesser of (a) a rate per annum of seven percent (7%) or (b) the maximum permissible legal interest rate.

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“Legal Matter” means any action, suit, litigation, other legal proceeding, alternative dispute resolution proceeding, inquiry, investigation, or other proceeding by or before any Governmental Authority or any arbitral or other forum, including any of the foregoing in which injunctive, declaratory or similar relief is involved, including any condemnation proceedings.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated of even date herewith.

“Lien” means, with respect to property of any Person, any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement with any Person owning debt of such Person, encumbrance, lien (statutory or other), deed of trust, fiduciary transfer of title, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, security interest, preference, priority or other security agreement of any kind or nature whatsoever that has the substantial effect of constituting a security interest, including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction domestic or foreign.

“Membership Interest Purchase Agreement” means the Membership Interests Purchase Agreement dated of even date herewith, by and among the Seller, Buyer and the members of the Seller party thereto.

“Metering Facilities” means measuring and testing equipment, housings, devices and materials together with all related equipment and appliances which are required from time to time to measure and test the quantity and quality of Hydrogen delivered at the Delivery Point.

“Month” or “Monthly” means a period commencing at 12:00 a.m. local time on the first Day of a calendar Month and extending until 12:00 a.m. local time on the first Day of the next succeeding calendar Month.

“Off-Spec Product” has the meaning specified in Section 4.1(b)(i).

“Off-Spec Product Notice” has the meaning specified in Section 4.1(b)(ii).

“Party” has the meaning specified in the preamble to this Agreement.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended and supplemented from time to time)).

“Payment Date” means the date a payment is due.

“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.

“Planned Outage” means any interruption in service or reduction of output of the Plant that results from any scheduled maintenance of the Plant conducted by or on behalf of Seller.

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“Plant” means a hydrogen production facility in West Terre Haute, Indiana, which is anticipated to produce approximately 336 metric tons per day of hydrogen while permanently sequestering carbon from such Plant.

“Plant Power Requirements” for any Month means the amount of hydrogen required to generate the Plant’s electrical requirements for such Month; provided, however, hydrogen used to generate power in excess of the power requirements of the Plant shall not be included in calculating “Plant Power Requirements”.

“Product” or “Products” has the meaning set forth in the recitals.

“Production Week” has the meaning specified in Section 2.1(b)(iii).

“Release” means any spilling, leaking, pumping, pouring, emitting, dispersing, migrating, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material, but excluding (a) emissions from the engine exhaust of a properly maintained motor vehicle, and (b) permitted emissions, including any lawful release of Hazardous Materials, pursuant to any permit or authorization issued by any Governmental Authority.

“REC” or “Renewable Energy Credit” means a certificate, credit, allowance, green tag, or other transferable indicia, howsoever entitled, created by Applicable Laws or a certification authority indicating generation of a particular quantity of energy from a Renewable Energy Source. To the extent any certificate, credit, allowance, green tag, or other transferable indicia may constitute a carbon offset and a REC, it will be deemed to be a REC.

“Renewable Energy Source” means an energy source that is not fossil carbon based or radioactive.

“Representative” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers, consultants agents and any other representatives.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Taxes” has the meaning specified in Section 6.2(a).

“Specifications” means Product having a carbon intensity of no more than 25 grams/Megajoule and otherwise meeting the other specifications set forth on set forth in Exhibit A, as such may be updated from time to time in accordance with the terms of this Agreement.

“Target Production Plan” means Seller’s good faith estimate of the volume of Products to be produced at the Plant.

“Taxes” means any and all existing and future ad valorem, property, occupation, severance, production, extraction, first use, conservation, energy, gathering, transport, utility, gross receipts, import, export, privilege, sales, use, consumption, excise, lease, transaction, environmental, and

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other taxes, governmental charges, duties, licenses, fees, permits, and assessments, in each case in the nature of taxes, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” has the meaning specified in Section 7.1.

“Written Notice” means a legible communication received by the intended recipient of the communication by United States mail, registered and certified, express courier or by electronic transmission in .PDF format or similar format. A Written Notice shall be received on the Business Day actually delivered to the recipient by the carrier. Written Notice provided by electronic transmission shall not be effective until such time as such electronic transmission is acknowledged by the intended recipient by Written Notice (which itself may be an electronic transmission) or a copy of such Written Notice is given by United States mail or express courier and the same is actually received.

1.2    Rules of Interpretation. In construing this Agreement, the following principles shall be followed:

(a)    the topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article, Section, Exhibit, Schedule or Appendix;

(b)    reference to the singular includes a reference to the plural and vice versa;

(c)    reference to either Party shall include such Party, its successors and permitted assigns, and references to a gender includes a reference to all other genders;

(d)    unless otherwise provided, references to an Applicable Law, any Governmental Approval or any agreement shall mean and include such Applicable Laws, Governmental Approvals and agreements as may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time;

(e)    unless otherwise provided, reference to any Article, Section, Exhibit, Schedule or Appendix means an Article, Section, Exhibit, Schedule or Appendix of this Agreement;

(f)    the words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; and

(g)    references to “day,” “Month,” “quarter” and “year” shall, unless otherwise stated or defined herein, mean a day, Month, quarter and year of the Gregorian calendar, respectively.

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ARTICLE 2

PURCHASE AND SALE TRANSACTIONS

2.1    Purchase and Sale of Product.

(a)    Obligation to Purchase and Sell Products. During the Term of this Agreement, and subject to the terms hereof, Seller shall sell to Buyer and Buyer shall purchase from Seller all Products meeting the Specifications in the quantity and on the schedule set forth in this Section 2.1.

(b)    Production Plans.

(i)    Quarterly Target Production Plans. On or before the 15th Day of the month prior to the start of each quarter commencing on the Commercial Operation Date, Seller shall provide Buyer with not less than a two (2) year rolling Target Production Plan from the first day of the immediately succeeding quarter, together with a reconciliation and explanation of the reason for any material changes from the previously delivered Target Product Plan. Such good faith Target Production Plan shall be for planning purposes only and shall not create any binding obligation of Seller to Produce and sell, or for Buyer to accept and purchase, any Products.

(ii)    Quarter Ahead Forecast: On the 15th Day of each Month commencing after the Commercial Operation Date (M representing Month of delivery of the subject production forecast) Seller shall provide Buyer a good faith production forecast of Product for Months M+1, M+2 and M+3. Such good faith production forecast shall be for planning purposes only and shall not create any binding obligation of Seller to Produce and sell, or for Buyer to accept and purchase, any Products. For purposes hereof, the production forecast for Product for Month M+1 will include the actual quantity of Product, specified in metric tons per day, to be produced at the Plant during such Month M+1 (the “Applicable Production Volume”).

(iii)    Monthly Firm Production Quantities: During each Month commencing after the Commercial Operation Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, an amount equal to Buyer’s Commitment Amount for such Month (or such other greater or lesser amount as the Buyer and Seller may agree in writing).

(iv)    Buyer may, from time to time and at its election, deliver a written notice to Seller (each such notice a “Commitment Notice”) setting forth the aggregate amount of Product (the “Commitment Amount”) that Buyer is willing to commit to purchase on a Monthly basis for the period of time from the start date identified by Buyer in such Commitment Notice (which start date shall not be sooner than the later to occur of (a) 180 days after the date of such Commitment Notice and (b) the Commercial Operation Date) and continuing through the end of the Term of this Agreement. Buyer may, but shall not be obligated to, increase (in increments of 500 kg per day), but not decrease (unless Seller agrees otherwise),

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the Commitment Amount at any time by written notice to Seller setting forth the start date (which may be no earlier than 180 days after the date of such written notice) of such increased Commitment Amount. Notwithstanding anything to the contrary contained herein, the Commitment Amount shall not, as of the start date of the applicable Commitment Notice, exceed an amount equal to the Buyer Percentage Interest multiplied by the difference between (x) the Available Production Volume for such Month and (y) the Plant Power Requirements for such Month.

(v)    Order and Delivery. On or before Friday of each Week, Buyer shall provide Seller with written notice (each an “Order Notice”) of the amount of Product that Buyer will purchase during the next succeeding week (which in any event shall not be in excess of the Buyer Percentage Interest multiplied by the difference between (x) of the Available Production Volume for such week and (y) the Plant Power Requirements for such week)). During the applicable Production Week, Seller shall be obligated to deliver to the Delivery Point and sell to Buyer, and Buyer shall be obligated to accept at the Delivery Point and purchase from Seller Product meeting the Specifications in an amount equal to that set forth by Buyer in the Order Notice; provided, however, in the event the Plant is not able to deliver Product due to a Forced Outage, Seller’s obligation to deliver Product to Buyer shall be reduced by an amount equal to the Buyer Percentage Interest multiplied by the aggregate volume of Product not produced during such Week as a result of such Forced Outage.

ARTICLE 3

DELIVERY; PASSAGE OF TITLE AND RISK OF LOSS

3.1    Delivery of Products. All Products to be delivered to Buyer pursuant to this Agreement shall be delivered by Seller at the Delivery Point (defined below).

3.2    Passage of Title and Risk of Loss; Delivery Point. Title to and risk of loss or damage to any Products delivered to Buyer under this Agreement shall be transferred from Seller to Buyer as the Product passes at the inlet flange of the Delivery Point. Title shall transfer to the Buyer free and clear of all Liens other than those arising through Seller after the Delivery Point. Buyer shall obtain and Seller shall have no interest in any Buyer Environmental Attributes in the Product received by Buyer. Seller shall provide Buyer with customary documentation such as a commercial invoice, certificate of analysis (including any certifications required to assure Buyer is able to realize any Buyer Environmental Attributes arising out of Buyer’s or any other end-user’s use of Product meeting the Specifications and purchased by Buyer hereunder), any required inspection certificates, or as otherwise reasonably requested by Buyer.

3.3    Measurement. All quantities of Products delivered pursuant to this Agreement shall be measured (i) using the Metering Facilities installed by Seller which includes a meter at the Delivery Point or (ii) as otherwise agreed between the Parties. Seller shall use revenue grade meters that meet or exceed the applicable American National Standards Institute level qualifications and performance criteria. The Parties agree to provide the other Party the results of any meter or other revenue meter testing conducted by either Party, their agents, or other person(s).

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Upon Buyer’s request, Seller shall furnish a copy of all technical specifications and accuracy calibrations for each meter, as well as all metering data and hydrogen production calculations. Seller shall have all meter(s) tested at least once per year at Seller’s sole expense by a certified, independent third-party approved by Buyer. The Parties shall be allowed to observe the meter test(s), and Seller shall provide notice of the testing to Buyer at least ten (10) business days prior to the test date. In addition to the requisite annual metering testing, the Metering Facilities at the Delivery Point may be checked for accuracy by either Party at any time at that Party’s expense, unless such testing demonstrates that the meter was operating outside industry standard tolerance allowances in which case Seller must reimburse Buyer for the additional meter retesting. The non-requesting Party shall have the right to have a representative present during such retest. If the Metering Facilities at the Delivery Point are found to be not accurate within the tolerance limits, Seller shall promptly arrange for the correction or replacement of the equipment, at its sole expense. Buyer shall have right of access to all meters at reasonable times for purpose of verifying readings and calibrations. The metering system shall adjust delivered quantities to reflect changes in pressure and temperature. The Parties anticipate that all volumes delivered pursuant to this Agreement will be standardized in conformance with commercially reasonable measures for pressure and temperature.

3.4    Logistics; Lease.

(a)    Background. On or before the date thirty (30) days following the date that Seller receives the front-end engineering and design work for the Plant, (i) Seller shall provide to Buyer a detailed map of the Plant (the “Plant Map”), (ii) Buyer and Seller shall discuss in good faith the location of the Delivery Point, with the goal of such location being the efficient delivery of Product to Buyer, and (iii) Buyer and Seller shall discuss in good faith the location of certain property that Buyer will lease from Seller (the “Leased Premises”) in order for Buyer to construct liquefaction, storage, and terminal services facilities. Upon finalization of the Plant Map, together with the location of the Delivery Point and the Leased Premises which shall be clearly shown thereon, the Plant Map will be attached hereto as Exhibit C.

(b)    Delivery Pipeline. On or before the Commercial Operation Date Seller shall construct a pipeline for delivery of the product from Plant to the Delivery Point terminating as more fully set forth on Exhibit C.

(c)    Lease. Upon the written request of Buyer, Buyer and Seller shall enter into a ground lease for the Leased Premises (as marked on Exhibit C) having commercially reasonable terms and conditions consistent with similar projects by market participants. Once finalized, the terms and conditions as agreed by the Parties will be attached hereto as Exhibit D.

3.5    Outages

(a)    Planned Outages. All Planned Outage schedules and procedures shall be developed in accordance with Good Industry Practices. Seller shall use good faith efforts to plan Planned Outages to accommodate the reasonable requirements of Buyer. No later than thirty (30) days prior to the start of a Contract Year, Seller will provide Buyer a non-binding Planned

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Outage schedule for the following Contract Year. Prior to conducting a Planned Outage, Seller shall promptly notify Buyer, in advance as soon as reasonably practicable under the circumstances, of such Planned Outage and shall keep Buyer informed of the progress of, or any changes to, the Planned Outage and the expected completion date. Notice of a Planned Outage shall include the expected start date and time of the Planned Outage, the amount of Plant output that will not be available and the expected completion date and time of the Planned Outage. Buyer may request reasonable modifications in the schedule for any Planned Outage and, subject to its operational and maintenance needs, Seller shall use commercially reasonable efforts to comply with such a request to reschedule any such Planned Outage.

(b)     Forced Outages. Seller shall promptly provide to Buyer an oral report of any Forced Outage that materially impacts the output of the Plant and Seller’s ability to sell the Products to Buyer hereunder. The oral report shall include the amount of output of the Project that will not be available because of such Forced Outage and the expected return date or time of such output, and Seller shall update such report as necessary to advise Buyer of changed circumstances. As soon as practicable, all such oral reports shall be confirmed in writing.

ARTICLE 4

QUALITY

4.1    Specifications and Off-Spec Product.

(a)    Specifications. Except as provided in Section 4.1(b), all Product shall meet the Specifications.

(b)    Off-Spec Product.

(i)    General. Seller shall maintain and operate the Plant to monitor the Specifications of the Product. Any Product not conforming to the applicable Specification produced at the Plant shall be referred to here as “Off-Spec Product”.

(ii)    Notice. Seller will provide notice (an “Off-Spec Product Notice”) to Buyer as soon as reasonably practicable if Seller becomes aware of any existing or anticipated delivery of Off-Spec Product, giving the projected specifications for such Off-Spec Product. Buyer will inform Seller in writing not later than one (1) Business Day after receipt of a notice of Off-Spec Product of whether Buyer will purchase such Off-Spec Product. Buyer’s failure to respond to the Off-Spec Product Notice within the time set forth herein shall not constitute a default under this Agreement, but such failure shall be deemed to constitute Buyer’s consent to receive the Off-Spec Product, until such time that Buyer provides an Off-Spec Product Notice.

(iii)    Effect. Without prejudice to any other rights and remedies of Buyer hereunder, Buyer shall have the right (but not the obligation) to reject delivery of any or all Off-Spec Product for any reason. If Buyer timely elects to purchase any Off-Spec Product, it shall be required to accept delivery of such Off-Spec Product so long as it meets the specifications set forth in the applicable Off-Spec Product Notice.

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(c)    Quality Testing. The quality of Products will be based on the Metering Facilities.

4.2    Exclusion of Warranties. IN ADDITION TO THE WARRANTIES SET FORTH IN SECTION 11.1, SELLER WARRANTS THAT (A) IT SHALL DELIVER GOOD TITLE TO THE PRODUCTS SOLD TO BUYER, FREE AND CLEAR OF ANY LIENS AND ENCUMBRANCES OTHER THAN ANY LIENS OR ENCUMBRANCES THAT HAVE BEEN CREATED BY OR THROUGH BUYER OR ANY OF ITS AFFILIATES ON THE PRODUCTS AFTER THE DELIVERY POINT, AND (B) THE PRODUCTS MEET THE SPECIFICATIONS. EXCEPT WITH RESPECT TO ANY CERTIFICATION DELIVERED BY SELLER TO BUYER OR AS OTHERWISE SPECIFICALLY SET FORTH IN THIS ARTICLE 4, THERE ARE NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, IN RESPECT OF PRODUCTS, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, PRODUCT GRADE, OR AGAINST INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHERWISE, AND ALL SUCH WARRANTIES IN RESPECT OF PRODUCTS ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND EXCLUDED FROM THIS AGREEMENT.

ARTICLE 5

CONTRACT PRICE; INVOICING AND PAYMENT

5.1    Contract Price. The sales price in respect of all Products to be sold and purchased pursuant to this Agreement (the “Contract Price”) shall be calculated as set forth in Exhibit B.

5.2    Invoicing and Payment of Product Invoices. Seller shall invoice Buyer for all Product, if any, delivered hereunder in any month on or before the fourth Business Day of the immediately succeeding Month (each a “Product Invoice”). Subject to Section 5.4, payment of the total amount due under a Product Invoice will be due to Seller [*]. Invoicing and payment will be via electronic means. Each Product Invoice will show the quantity of each Product delivered and the Contract Price per metric ton of Product so delivered and include any applicable Buyer Taxes required by Applicable Law to be collected by Seller.

5.3    Late Payment Charge; Wire Transfers.

(a)    If any Party should fail to remit any amounts due hereunder in full within [*] the applicable Payment Date, [*] on the unpaid portion shall accrue from such Payment Date until paid in full at the Late Payment Rate. Acceptance of payment made after the Payment Date shall not constitute a waiver of rights to interest and shall in no circumstances be considered as an agreement to provide extended credit.

(b)    If a Payment Date falls on a Saturday or United States Bank Holiday other than a Monday, payment shall be made on the preceding Business Day. If a Payment Date falls on a Sunday or a Monday United States Bank Holiday, payment shall be made on the succeeding Business Day.

(c)    A Party shall make any required payments by it hereunder when due by wire transfer in immediately available funds to an account or accounts specified by the intended

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recipient of such payment from time to time in accordance with Article 14. If at any time a Party sends any such notice of changed banking information different from that currently in the other Party’s records, prior to making any payment then due, the other Party may require Party providing such notice of changed banking information to provide email or fax confirmation of the new banking information.

5.4    Disputed Invoices. If a good faith Dispute arises as to the amount payable by Buyer pursuant to any Invoice, Buyer shall pay the undisputed amount of such Invoice in full when due, and Buyer may, at its option either pay under protest or withhold payment of the disputed amount until such time as the dispute is resolved. If the Dispute is subsequently resolved in Seller’s favor, whether by arbitration or mutual agreement, Buyer shall pay the disputed amount previously withheld, together with interest accrued on such amount at the Late Payment Rate for the period from the date such amount was original due to the date that the payment is made by Buyer for such previously withheld amount. If the Dispute is subsequently resolved in Buyer’s favor, whether by arbitration or mutual agreement, Seller shall pay the interest accrued on any amount overpaid to Seller at the Late Payment Rate for the period from the date such amount was original due to the date that the payment is made by Seller for such previously disputed amount. Buyer shall promptly (but in any event not later than thirty (30) days after receipt of the applicable invoice) notify Seller in writing of any amount that it in good faith believes to be in error, together with its reasons for believing such invoiced amount to be in error. The Parties shall make every reasonable effort to achieve mutual agreement on unresolved amount(s) prior to the applicable Payment Date, and in any case, as soon as reasonably possible; provided that any unresolved Dispute shall be resolved in accordance with the dispute resolution procedures of Article 15. The performance of both Parties under this Agreement shall continue pending the outcome of such procedures.

5.5    Set-offs and Counterclaims. All payments shall be made pursuant to this Article 5 without set-off or counterclaim.

5.6    Limitation Period in Respect of Making Claims for Quality and Quantity Disputes. ALL QUALITY AND QUANTITY DISPUTES ARISING UNDER THIS ARTICLE 5 SHALL BE MADE BY EITHER PARTY AS SOON AS REASONABLY PRACTICAL BUT IN ANY EVENT WITHIN SIXTY (60) DAYS AFTER THE DELIVERY OF THE PRODUCT. EACH PARTY SHALL BE DEEMED TO HAVE IRREVOCABLY WAIVED ANY RIGHT TO MAKE A CLAIM FOR A QUALITY OR QUANTITY DISPUTE AFTER THE EXPIRATION OF THE FOREGOING PERIOD. This limitation shall not apply to any disputes relating to other issues, including without limitation claims for breach of warranties of title.

5.7    Payment Currency. All amounts invoiced and to be paid, set-off or otherwise credited or discharged pursuant to or in connection with this Agreement shall be in US Dollars.

5.8    Adjustments for Change in Regulations.

(a)    If at any time during the Term, any Change in Law (1) requires Seller to incur capital expenditures for the modification of the Plant or (2) materially increases Seller’s costs incurred in the production, sale, transportation or delivery of Hydrogen to Buyer under this Agreement (including any costs arising from or with respect to (i) any Tax which is newly imposed on Seller or any increase in any Tax presently existing, or (ii)

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any modification made by Seller with respect to Seller’s operation of the Plant but only to the extent said modification is required by the Change in Law (any such capital expenditures or increase in costs, “Increased Costs”)), then, effective as of the date such Change in Law causes Seller to begin to incur such Increased Costs, Seller shall have the right, upon notice to Buyer and subject to Section 5.8(c), [*] (subject to the provisions set forth in this Section 5.8). If at any time during the Term any Change in Law materially decreases Seller’s costs to perform (“Decreased Costs”) to perform hereunder then, effective as of the date such Change in Law causes Seller to begin to incur such Decreased Costs, Seller shall decrease the price of the Product to the extent required to pass through to Buyer the entirety of the Buyer’s Share of the Decreased Cost (subject to the provisions set forth in this Section 5.8). In the case of any price adjustment pursuant to this Section 5.8(a), the price adjustment for Product will be calculated as follows:

(i)    First, the Increased Costs or Decreased Costs, as applicable, will be [*] or any other period of time recommended by an independent expert or auditor to reflect the useful life of such modifications; and

(ii)    Second, the price will be increased or decreased, as applicable, by [*] for such year.

(b)    For the purpose of this Section 5.8, “Buyer’s Share” shall mean the Applicable Production Volume for the past 12 months divided by the Commitment Amount for the past 12 months, multiplied by, the Increased Costs.

(c)    In the event that a change in the Contract Price is desired by either Party pursuant to this Section 5.8, the Party seeking a change to the Contract Price shall notify other Party in writing and shall present relevant data to justify the necessity for a review of the Contract Price. Within ten (10) Business Days after the delivery by the requesting Party of such notice, the Parties shall meet to discuss in good faith and shall within ninety (90) days thereafter determine whether the review of the Contract Price as requested by the requesting Party is justified and, if so, determine a new Contract Price. If the Parties are unable to resolve this dispute the issue will be submitted to binding arbitration as set forth in Article 15.

ARTICLE 6

TAXES

6.1    Buyer Responsibility for Taxes. Buyer shall pay or reimburse Seller for the amount of any Taxes arising on the Product purchased by Buyer under this Agreement in respect of at the time, or at any point after, title and risk of loss in the Product has passed to Buyer at the Delivery Point (collectively, the “Buyer Taxes”). Notwithstanding anything to the contrary contained herein Buyer shall bear no responsibility for any income, franchise or other similar Taxes of Seller arising as a result of the sale of the Product to Buyer under this Agreement or for Taxes arising on the Product purchased by Buyer under this Agreement in respect of at any point before title and risk of loss in the Product has passed to Buyer at the Delivery Point. Where Applicable Law imposes the obligation to collect Buyer Taxes upon Seller and Buyer has not otherwise included such Buyer Taxes in a Product Invoice, within five (5) Business Days of notification by Seller, Buyer shall

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reimburse Seller for the amount of such Buyer Taxes, unless Buyer, in advance, has provided Seller with documentation of applicable exemption certificates. Buyer’s obligation to pay Buyer Taxes extends to reimbursement of Seller for any Buyer Taxes that Seller must pay due to any assessment by any Governmental Authority or any subsequent discovery of taxability or under audit by any relevant Governmental Authority, and Buyer shall reimburse Seller for any such Buyer Taxes within five (5) Business Days of notification by Seller.

6.2    Seller Responsibility for Taxes. Seller shall pay or reimburse Buyer for the amount of (i) any Taxes arising on the Product sold to Buyer under this Agreement at any point prior to the time title and risk of loss in the Product has passed to Buyer at the Delivery Point, and (ii) all income, franchise or other similar Taxes of Seller arising as a result of the sale of the Product to Buyer under this Agreement (collectively, the “Seller Taxes”). Notwithstanding anything to the contrary contained herein, Seller shall bear no responsibility for any income, franchise or other similar Taxes of Buyer or for Taxes arising on the Product sold to Buyer under this Agreement in respect of, at the time, or at any point after, title and risk of loss in the Product has passed to Buyer at the Delivery Point. Where Applicable Law imposes the obligation to collect Seller Taxes upon Buyer, Seller shall reimburse Buyer for the amount of such Seller Taxes, less any applicable allowances, unless Seller, in advance, has provided Buyer with documentation of applicable licenses or exemption certificates. Seller’s obligation to pay Seller Taxes extends to reimbursement of Buyer for any Seller Taxes that Buyer must pay due to subsequent discovery of taxability or under audit by any relevant Governmental Authority.

6.3    Claims for Reimbursement. Seller or Buyer, as applicable, may make a claim for reimbursement of Taxes under this Article 6 at any time prior to the expiration of the relevant statute of limitations.

ARTICLE 7

TERM

7.1    Term. Unless earlier terminated pursuant to Article 8, the term of this Agreement will commence on the Execution Date and shall continue for an initial term ending on the later to occur of twelve years after Seller commences construction of the Plant or ten years after Commercial Operation Date, and shall thereafter automatically renew for successive five year terms ending on December 31 of each year (the time period for which the Agreement is in effect shall be referred to as the “Term”), unless terminated (i) by either Party at any time upon 180 day’s prior written notice to the other Party, or (ii) as provided in this Article 7.

7.2    Survival of Rights. Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under Applicable Law. All rights and remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement, shall survive such termination or expiration. Furthermore, Articles 6, 13 and 15 and Section 17.16 shall survive the termination or expiration of this Agreement without regard to the cause of or reason for such termination or expiration.

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ARTICLE 8

DEFAULT AND REMEDIES

8.1    Events of Default.

(a)    Buyer Defaults. Any of the following events shall constitute an “Event of Default” or “Default” by Buyer and any such event shall continue to be an Event of Default or Default if and for so long as it shall not have been remedied, subject to the notice and cure rights set forth in this Agreement:

(i)    If Buyer fails to make (or fails to cause to be made) any undisputed payment when due hereunder to Seller (a “Buyer Payment Default”);

(ii)    If Buyer fails to perform or observe in any material respect any other obligation under this Agreement (other than a payment default under this Agreement which is the subject of Section 8.1(a)(i)), including Buyer’s attempted assignment or transfer of its rights or obligations in contravention of Article 16;

(iii)    Default Due to Bankruptcy. If any Bankruptcy Event of Default shall occur with respect to Buyer;

(iv)    If Buyer defaults in any of its [*]; or

(v)    Breach of Representation and Warranty. If any representation or warranty by Buyer shall be incorrect in any respect when made and such inaccuracy could reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or upon Seller’s rights and obligations under this Agreement.

(b)    Seller Defaults. Any of the following events shall constitute an “Event of Default” or “Default” by Seller and any such event shall continue to be an Event of Default or Default if and for so long as it shall not have been remedied, subject to the notice and cure rights set forth in this Agreement:

(i)    If Seller fails to make (or fails to cause to be made) any undisputed payment when due hereunder to Buyer (a “Seller Payment Default”);

(ii)    If Seller fails to perform in any material respect any other obligation under this Agreement, including Seller’s attempted assignment or transfer of its rights or obligations in contravention of Article 16;

(iii)    Default Due to Bankruptcy. If a Bankruptcy Event of Default shall occur with respect to Seller; or

(iv)    Breach of Representation and Warranty. If any representation or warranty by Seller shall be incorrect in any respect when made and such inaccuracy could reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or upon Buyer’s rights and obligations under this Agreement.

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8.2    Default Notice; Cure Periods. Upon the occurrence and continuation of an Event of Default, any non-defaulting Party may issue a notice, detailing the nature of such Event of Default (a “Default Notice”) to the defaulting Party (“Defaulting Party”). The Defaulting Party shall be given a period of (a) [*] from receipt of the Default Notice in the case of a Party’s failure to cure a Buyer Payment Default or Seller Payment Default, as applicable, or (b) for any other Event of Default, a period of [*] from receipt of the Default Notice to cure such Default, and if any Event of Default (other than a Buyer Payment Default, Seller Payment Default, a Buyer Event of Default described in Section 8.1(a)(iv)) is one that cannot be remedied within a [*] cure period, then an additional period of up to, but no more than, a total cure period of [*], so long as such Defaulting Party is diligently proceeding to remedy such default.

8.3    Remedies for Event of Default. If, upon the expiration of the applicable cure periods under Section 8.2, the Event of Default has not been fully remedied, the non-defaulting Party may, to the extent permitted by Applicable Law, at any time thereafter (unless the Event of Default has been remedied prior to such exercise) exercise the remedies provided herein below:

(a)    Seller’s Remedies. Seller, in the event of an Event of Default caused or committed by Buyer, may exercise, from time to time, one or more of the following remedies in respect of such Event of Default as Seller, in its sole discretion:

(i)    Seller may proceed, subject to Applicable Laws, to seek specific enforcement of the terms of this Agreement;

(ii)    Subject to Article 9, Seller may proceed to recover damages against Buyer for the breach of this Agreement; and/or

(iii)    Seller may use reasonable efforts to sell all Products ordered by, and tendered to, Buyer but wrongly rejected by Buyer to third-Person purchasers on commercially reasonable terms and thereafter proceed to recover damages from Buyer for the breach of this Agreement subject to the provisions of Article 9; and/or

(iv)    Seller may proceed to exercise any other right or remedy that may be available to it under this Agreement under Applicable Law or in equity, including among other things termination of this Agreement.

(b)    Buyer’s Remedies. Buyer, in the event of an Event of Default caused or committed by Seller, may exercise, from time to time, one or more of the following remedies in respect of such Event of Default as Buyer, in its sole discretion:

(i)    Buyer may proceed, subject to Applicable Laws, to seek specific enforcement of the terms of this Agreement;

(ii)    Subject to Article 9, Buyer may proceed to recover damages against Seller for the breach of this Agreement.

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(iii)    Buyer may proceed to exercise any other right or remedy that may be available to it under this Agreement under Applicable Law or in equity, including among other things termination of this Agreement.

8.4    Continuing Obligations of the Parties. No exercise by a non-Defaulting Party of any remedy pursuant to Section 8.3 shall relieve the Defaulting Party of any of its obligations under this Agreement that have arisen or accrued prior to the date of any termination of this Agreement. Except as expressly set forth, no remedy under this Article 8 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy provided hereunder or otherwise available to a non-Defaulting Party at law or in equity.

8.5    Early Termination for Force Majeure. If performance under this Agreement is suspended due to Force Majeure and said suspension continues for a period of one (1) year or more, this Agreement may be cancelled at the option of either Party by giving at least thirty (30) Days’ prior written notice to the Party claiming Force Majeure and without further liability of either of the Parties with respect to this Agreement (other than any obligations arising pursuant to this Agreement prior to the occurrence of such Force Majeure event).

8.6    Payments Upon Termination. Upon the termination of this Agreement, any monies due and owing to either Party (including any applicable interest at the Late Payment Rate as provided in this Agreement) shall be paid to the applicable Party pursuant to the terms hereof, and any refunds due to either Party shall be made at the earliest possible time pursuant to the terms hereof, and in any event no later than ninety (90) Days after the expiration or termination of this Agreement.

8.7    Effect of Termination. Termination of this Agreement hereunder shall be cumulative and in addition to any other rights or remedies that the terminating Party may have pursuant to Applicable Laws in connection with such termination, including damages and injunctive relief.

ARTICLE 9

LIMITATION OF DAMAGES

9.1    Exclusion of Consequential Damages. NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT FOR CONSEQUENTIAL OR INDIRECT DAMAGES UNDER ANY THEORY OF LAW, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE PRECEDING SENTENCE SHALL NOT BE CONSTRUED AS LIMITING THE OBLIGATION OF EITHER PARTY HEREUNDER TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING THIRD PARTY CLAIMS FOR CONSEQUENTIAL OR INDIRECT DAMAGES.

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ARTICLE 10

FORCE MAJEURE

10.1    Force Majeure.

(a)    Subject to the provisions of this Article 10, a Party will not be liable for any failure to perform its obligations under this Agreement to the extent that such performance is rendered impossible due to any cause, whether foreseeable or unforeseeable, that is reasonably beyond the control of the Party declaring force majeure, and which such Party could not have reasonably mitigated or overcome (each such event, a “Force Majeure” event), including, without limitation, the following:

(i)    Hostilities of war or other armed conflict (declared or undeclared), embargoes, blockades, civil unrest, insurrections, rebellion, riots or disorders, terrorism or sabotage;

(ii)    Fires, explosions, lightning, maritime peril, collisions, vapor releases, tornadoes, hurricanes, storms, epidemics, pandemics, landslides, earthquakes, floods, washouts, wind, and other acts of God or other natural catastrophes;

(iii)    Tornado, hurricane or storm warnings which in either Party’s reasonable judgment require the precautionary shutdown of the Plant or any operating units thereof, or modes of transportation used by Seller and/or its suppliers and service providers to supply feedstock and/or chemical inputs to the Plant, or by Seller or Buyer to load and transport products from the Plant; machinery or equipment breakdown; or

(iv)    Strikes, lockouts, concerted acts of workers, other similar industrial disturbances or other labor difficulties (except any of the foregoing which are aimed solely at Seller or Buyer or which involve only employees of Seller or Buyer); provided, however, that settlement of strikes and other labor difficulties shall be wholly within the discretion of the Party having difficulty.

(b)    For purposes of this Agreement, the term “Force Majeure” expressly excludes (i) any failure by a Party to apply for, obtain or maintain any Governmental Approval necessary under Applicable Law for the performance of any obligation hereunder, (ii) a Party’s inability to economically perform its obligations under this Agreement, and (iii) the negligence of a Party.

10.2    Notice of Force Majeure. A Force Majeure event shall be deemed to take effect at the moment such an event or circumstance occurs. In the event that either Party believes a Force Majeure event has occurred that shall require it to invoke the provisions in this Article 10, such Party shall use commercially reasonable efforts to give (a) prompt verbal notice to the other Party following the occurrence of such event, of the underlying circumstances of the particular causes of Force Majeure, the expected duration thereof and the expected volume of Products affected, and (b) written notice of confirmation of the information contained in the foregoing verbal notice reasonably promptly thereafter, with periodic verbal and/or written updates as reasonably

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requested by the other Party. The Party claiming Force Majeure shall also use commercially reasonable efforts to give the other Party notice of termination of the event of Force Majeure and the date when performance is expected to resume.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that on and as of the date hereof:

(a)    it has all requisite power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)    the execution and delivery of this Agreement have been duly authorized and approved by all requisite limited liability company action;

(c)    it has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

(d)    the execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein shall not, violate any of the material provisions of its organizational documents, any material agreement pursuant to which Seller is bound or, to its knowledge, any material laws applicable to Seller;

(e)    this Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

(f)    it has (or will obtain before the date needed) all requisite Governmental Approvals necessary to perform its obligations under this Agreement.

11.2    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that on and as of the date hereof:

(a)    it has all requisite power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)    the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

(c)    it has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

(d)    the execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein shall not, violate any of the material provisions of its organizational documents, any material agreement pursuant to which Buyer is bound or, to its knowledge, any material laws applicable to Buyer;

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(e)    this Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

(f)    it has (or will obtain before the date needed) all requisite Governmental Approvals necessary to perform its obligations under this Agreement.

ARTICLE 12

INSURANCE

During the thirty (30) day period following the date hereof, the Parties shall discuss in good faith the insurance that each party will procure, which in any event will be commercially reasonable insurance both in type and amount of insurance, given their respective roles and responsibilities hereunder. Once finalized, the required insurance to be obtained and maintained by each party will be set forth on Exhibit E attached hereto. Each Party shall deliver to the other Party certificates evidencing such insurance prior to the time such insurance is required, and renewal certificates not less than thirty (30) Days prior to expiration of any such insurance policy.

ARTICLE 13

CONFIDENTIALITY

Except as set forth herein and as is necessary to accomplish the purpose of the Agreement, the recipient of any Confidential information (as defined herein) shall hold such Confidential Information in the strictest confidence and shall not disclose it without the prior express written consent of the disclosing party. “Confidential Information” shall include all non-public information, including trade secrets, specifications, formulae, compositions, processes, designs, drawings, samples, instructions, models, notes, techniques, diagrams, which are clearly marked with “proprietary,” “confidential” or similar legend or if it would be apparent to a reasonable person that such information is of a confidential or proprietary nature. Any Confidential Information disclosed pursuant hereto shall remain the sole property of the disclosing party. Notwithstanding the foregoing, Confidential Information shall not include information that is: (A) at any time in the public domain other than by a breach of the Contract by the receiving party; (B) at any time rightfully received from a third party that has the right and transmits it to receiving party without any obligation of confidentiality; (C) rightfully known to the receiving party prior to receipt of the same from the disclosing party; (D) independently developed by personnel of the receiving party without any reference or access to the Confidential Information; or (E) generally made available to third parties by disclosing party without restriction concerning use or disclosure. Notwithstanding the foregoing, the Parties may disclose, without the prior written consent of the other Party, the existence of this Agreement, the names of the Parties, and the date or duration of the Term hereunder. However, neither Party may use the name or trademark, service mark, trade name or trade dress designation of the other Party in any marketing or promotional materials or media without the other Party’s prior written consent. Each Party shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, and no party shall issue any press release or make any public statement prior to obtaining the written approval of the other Party, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, court process or any listing agreement of any party hereto.

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ARTICLE 14

NOTICES

14.1    Notice Requirements. Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered (a) by hand, (b) by same-day or overnight courier service, (c) by registered U.S. mail or (d) by electronic mail. Oral communication does not constitute notice for purposes of this Agreement and telephone numbers for the Parties are listed below as a matter of convenience only. All notices shall be addressed to the applicable Party at the address specified below:

If to Buyer:	4141 E. Broadway
Phoenix, AZ 85040
Attention: Legal Department
Email: legal@nikolamotor.com

With a required hard copy, in the event of a notice of default to:

Benesch Friedlander Coplan & Aronoff, LLP
200 Public Square
Suite 2300
Cleveland, Ohio 44114
Attention: Michael A. Primrose, Esq.
Telephone: (216) 363-4485
Email: mprimrose@benesclaw.com

If to Seller:	Wabash Valley Resources LLC
444 W. Sandford Ave
West Terre Haute, IN 47885
Attention: Dan Williams P.E., Managing Director
Telephone: (812) 281-2802
Email:

14.2    Receipt. A notice shall be deemed to be received:

(a)    if delivered by hand or by same-day or overnight courier service, on the date when left at the address of the recipient;

(b)    if sent by registered U.S. mail, on the date of the return receipt;

(c)    if sent by electronic mail, upon receipt by sender’s computer of the acknowledgement that the message was received by recipient’s electronic mailbox; or

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(d)    if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.

14.3    Change of Address or Designee. Each Party has the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address, by giving written notice thereof to the other Party as set forth in Section 14.1.

ARTICLE 15

GOVERNING LAW AND DISPUTE RESOLUTION

15.1    Negotiation. At the request of either Party at any time or from time to time after the date of this Agreement in a written notice to the other Party, the Parties agree to have their respective management teams negotiate in good faith to resolve any Disputes under this Agreement.

15.2    Arbitration.

(a)     If the Parties are unable to resolve a Dispute through negotiations within thirty (30) Days in accordance with Section 15.1, then either Party may initiate the mandatory binding arbitration by providing to the other Party a written arbitration demand and the Dispute shall be finally settled in accordance this Section 15.2. Either Party may commence an arbitration process by filing a written demand for arbitration with the arbitration service provider and delivering a copy of such demand to the other in accordance with the notice procedures set forth in Section 14.1. The dispute resolution process shall be administered by the American Arbitration Association (the “Arbitration Association”). If, at the time a dispute arises, the Arbitration Association does not exist or is unable to administer the dispute resolution process and the Parties cannot agree on the identity of a substitute service provider, then either party may petition the state or federal district court in Wilmington, Delaware, to appoint an arbitrator to administer the arbitration. If the court refuses to do so, then either Party may proceed by filing an action in any court of competent jurisdiction. The panel of arbitrators shall be comprised of one arbitrator appointed by the Party initiating such dispute, claim or controversy, one arbitrator appointed by the such other Party to such dispute, and one arbitrator appointed upon the mutual agreement of each of the two party-appointed arbitrators, in each case from the Arbitration Association (or such other service provider’s) panel of neutrals. The Parties shall cooperate with the Arbitration Association (or such other service provider) and each other in scheduling the arbitration proceedings and shall participate in the arbitration in good faith. All costs of arbitration other than proceedings pursuant to this Section 15.2 shall be shared equally between such Parties to such arbitration.

(b)    The provisions of this Section 15.2 may be enforced by any court of competent jurisdiction, and, to the extent permitted by Law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 15.2 shall be entitled to a restraining order, injunction or other equitable relief in any court of

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competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order, injunction or other equitable relief may be granted without the necessity of posting any bond.

(c)    The details of any arbitration pursuant to this Section 15.2, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable Law or legal process; provided, further, that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 15.2 and who are obligated to keep such information confidential to the same extent as such party. If either Party receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such Party, as the case may be, shall (i) promptly notify the other Party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(d)    For the avoidance of doubt, (i) any arbitration pursuant to this Section 15.2 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Section 15.2 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between the Parties that do not arise out of or relate to this Agreement.

15.3    Governing Law. This Agreement and the rights and duties of the Parties arising out of this Agreement shall be governed by and construed, enforced, and performed in accordance with the internal laws of the State of Delaware. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.4    Jurisdiction; Venue. EACH OF THE PARTIES HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPLICABLE APPELLATE COURT FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO A DISPUTE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

24

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15.5    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO A DISPUTE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 16

ASSIGNMENTS

16.1    Assignment; Restrictions on Assignment. This Agreement and all of the terms, conditions and limitations contained in this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that, except as otherwise provided in this Article 16, neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, which may be withheld in a Party’s sole discretion. If consent is granted pursuant to Section 16.3 the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement.

16.2    Permitted Assignments; Affiliate and Sale Transactions. Subject to compliance with Section 16.3, either Party may, without the consent of the other, assign all or any part of this Agreement and all or any part of its rights or obligations hereunder to an Affiliate of the assigning party or to any purchaser of substantially all of the assets of the assigning party.

16.3    Additional Conditions to Assignment. Notwithstanding the consent of one Party to the other Party’s assignment, the non-assigning Party has received all documentation and other information that may be reasonably required in order to verify the assignee’s compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

16.4    Validity of Assignment. Any proposed assignment under this Article 16 shall not serve as an effective assignment of this Agreement unless and until the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement, as if it were the assignor.

16.5    Other Assignments Void. Any assignment of this Agreement or of a Party’s rights or obligations hereunder that is not in compliance with this Article 16 shall be void.

ARTICLE 17

MISCELLANEOUS

17.1    Compliance with Law. Each Party shall comply with all Applicable Laws applicable to such Party in connection with the performance of its obligations under this Agreement. Nothing in this Agreement is intended, and nothing herein should be interpreted or construed, to induce or require either Party hereto to act in any manner which is inconsistent with, penalized or prohibited under any Applicable Laws of the United States, or requirements applicable to such Party which relate to foreign trade controls, export controls, embargoes or international boycotts of any type.

25

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17.2    Amendments. This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by the Parties.

17.3    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

17.4    Waiver. No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. A waiver by either Party of any breach of any of the covenants or conditions under this Agreement shall not be construed as a waiver of any succeeding breach of the same or any other covenant or condition, whether of a similar or different character, and whether occurring before or after that waiver.

17.5    No Third-party Beneficiaries. The interpretation of this Agreement shall exclude any rights under Applicable Laws conferring rights under a contract to Persons not a party to that contract. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any obligation or liability to, any Person other than a Party.

17.6    Rights and Remedies. Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

17.7    Disclaimer of Agency. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or other association or a trust. This Agreement shall not be deemed or construed to authorize either Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

17.8    Severance of Invalid Provisions. The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all Applicable Laws. If at any time a provision hereof violates any such Applicable Laws, such provision shall be voided and the remainder of this Agreement shall continue in full force and effect.

17.9    Expenses. Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement.

17.10    Entire Agreement. This Agreement including its Exhibits and Appendices constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any understandings, agreements, or representations by or among the Parties, written or oral, prior to the Execution Date, to the extent they relate in any way to the subject matter of this Agreement. This Agreement constitutes a “forward contract” and each Party agrees that it is a “forward contract merchant” within the meaning of the United States Bankruptcy Code and an “eligible commercial entity” and “eligible contract participant” within the meaning of the United States Commodity Exchange Act §§ 1a(17) and 1a(18), respectively.

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17.11    Counterpart Execution. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

17.12    Trademarks. Nothing contained in this Agreement, whether express or implied, shall be deemed to confer any right upon either Party to apply any trademark owned by the other Party or any of their respective Affiliates. Seller shall furnish Buyer, upon Buyer’s reasonable request, with material safety data sheets or other documents now or hereafter required to be provided in compliance with Applicable Law in the United States.

17.13    Indemnity. EACH PARTY TO THIS AGREEMENT SHALL INDEMNIFY, DEFEND, AND HOLD THE OTHER HARMLESS FROM CLAIMS, DEMANDS, AND CAUSES OF ACTION ASSERTED AGAINST THE OTHER BY ANY OTHER PERSON (INCLUDING REPRESENTATIVES OF THE OTHER PARTY) FOR PERSONAL INJURY, FOR LOSS OF OR DAMAGE TO PROPERTY, OR FOR VIOLATIONS OF LAW RESULTING FROM THE WILLFUL OR NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTY. WHERE PERSONAL INJURY, DEATH, OR LOSS OF OR DAMAGE TO PROPERTY IS THE RESULT OF THE JOINT NEGLIGENCE OR MISCONDUCT OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE TO INDEMNIFY EACH OTHER IN PROPORTION TO THEIR RESPECTIVE SHARE OF SUCH JOINT NEGLIGENCE OR MISCONDUCT.

17.14    Ethics. Each Party warrants that neither the Party or its directors, employees, agents, or subcontractors have given commissions, rebates, payments, gifts, kickbacks, lavish or expensive entertainments, or other things of significant cost or value to any Representative of the other Party in connection with this Agreement and acknowledges that the giving of any payments, gifts, entertainment, or other things of value may result in the termination of this Agreement. Each Party shall notify the other of any such solicitations by any of its Representatives.

17.15    Anti-Corruption.

(a)    Buyer and Seller each warrant and undertake to the other that in connection with this Agreement and the performance thereof, they shall each respectively comply with all Applicable Laws relating to anti-bribery or anti-money laundering and that they shall each respectively take no action which would subject the other to fines or penalties under such laws, regulations, rules or requirements.

(b)    In particular, each Party represents and warrants to the other Party that it has not made any payments or given anything of value to representatives of the United States or any other Governmental Authority which would be inconsistent with or contravene any Applicable Laws relating to anti-bribery or anti-money laundering.

(c)    A breach of this provision shall be deemed a material breach by each Party of its obligations under this Agreement for purposes of Article 8 of this Agreement.

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[Signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its authorized representative to be effective as of the Execution Date.

WABASH VALLEY RESOURCES, LLC

By:	/s/ Nalin Gupta
Name:	Nalin Gupta
Title:	Authorized Representative

NIKOLA CORPORATION

By:	/s/ Pablo Koziner
Name:	Pablo Koziner
Title:	President, Energy & Commercial

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Exhibit 10.3

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

WABASH VALLEY RESOURCES LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Effective as of June 22, 2021

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS AND LAWS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTERESTS IS RESTRICTED AS STATED IN THIS AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS SUCH SALE OR OTHER DISPOSITION CAN BE MADE PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS OR AN APPLICABLE EXEMPTION THEREFROM. BY ACQUIRING MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP INTERESTS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND LAWS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

i

Article IV Management		19

4.1	Management	19

4.2	Officers	20

4.3	No Exclusive Duty to Company; Interested Managers	20

4.4	Limitations on Liability	21

4.5	Meetings of the Board of Managers; Action by Written Consent or Telephone Conference	21

4.6	Matters Requiring Member Approval	22

4.7	Exculpation and Indemnification	24

4.8	Hydrogen Accounts	26

Article V Capital Contributions		26

5.1	Form of Capital Contributions	26

5.2	Capital Contributions	27

5.3	Defaulting Members	27

5.4	Participation Rights	28

Article VI Allocations and Distributions		29

6.1	Capital Accounts	29

6.2	Allocations	31

6.3	Tax Allocations	34

6.4	Distributions	35

6.5	Return of Capital Contributions	36

6.6	Treatment of Loans from Members	36

Article VII Books and Records and Tax Matters		36

7.1	Books and Records and Financial Statements	36

7.2	Certain Tax Matters	38

7.3	Withholding	40

Article VIII Transfers of Membership Interests		41

8.1	Member Transfers	41

8.2	Transferee Not a Member	42

8.3	Right of First Offer	42

8.4	Drag Along Rights	44

8.5	No Indirect Transfer Restrictions	45

8.6	Nikola Company Sale ROFO Rights	45

Article IX Dissolution		46

9.1	Dissolution	46

9.2	Winding Up; Distributions Attributable to Liquidation or an Approved Sale	46

9.3	Deficit Capital Accounts	46

9.4	Nonrecourse to Other Members	47

9.5	Certificate of Cancellation	47

9.6	Termination	47

Article X General Provisions		47

10.1	Confidentiality	47

10.2	Notices and Consents	48

10.3	Merger and Amendments	49

10.4	Successors in Interest	49

10.5	Headings	49

10.6	Waiver	49

10.7	Severability	50

10.8	Binding	50

10.9	Counterparts	50

10.10	Governing Law	50

10.11	Arbitration	50

10.12	No Third-Party Beneficiaries	51

10.13	Representations and Warranties of Members	52

10.14	Hydrogen Turbine	52

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WABASH VALLEY RESOURCES LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of WABASH VALLEY RESOURCES LLC, a Delaware limited liability company (the “Company”) is made as of June 22, 2021 (the “Effective Date”), by and between the Members set forth in Schedule I and any other Person (each as defined below) who may from time to time become party to this Agreement and be bound by its provisions.

WHEREAS, Quasar Energy Partners LLC, a Delaware limited liability company, adopted that certain LLC Agreement of the Company, dated as of April 1, 2016 (the “Original Agreement”) in order to, among other things, evidence its membership interests in the Company;

WHEREAS, the Original Agreement was amended and restated pursuant to that certain Amended and Restated Limited Liability Company Agreement dated May 16, 2016 (the “Original Amended and Restated Agreement”) in order to, among other things, reflect the admission of new investors as Members;

WHEREAS, pursuant to that certain Certificate of Amendment to Certificate of Formation filed with the Delaware Secretary of State on August 14, 2018, the Company changed its name from “Quasar Syngas LLC” to “Wabash Valley Resources LLC”;

WHEREAS, pursuant to the terms of that certain Membership Interests Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), by and between Nikola Corporation, a Delaware corporation (“Nikola”), and the Founding Members, Nikola purchased 20% of the Membership Interests of the Company; and

WHEREAS, the Members desire to amend and restate in its entirety the Original Amended and Restated Agreement to, among other things, (i) reflect the admission of Nikola as a Member and (ii) provide for the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters described herein.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties executing this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. In this Agreement, the following terms shall have the meanings set forth below.

“Act” shall mean the Limited Liability Company Act of the State of Delaware, Title 6, Chapter 18, 101 et seq. of the Delaware Code, as the same may be amended from time to time.

“Act of Bankruptcy” when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (i) such Person shall have made an assignment of all or substantially all of its assets for the benefit of its creditors; (ii) such Person shall have admitted in writing its inability to pay his or its debts generally as they become due; (iii) such Person shall have filed a voluntary petition in bankruptcy; (iv) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable Law pertinent to such circumstances; (v) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; or (vi) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person or all or substantially all of the properties of such Person.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the last day of the relevant Taxable Year, after giving effect to the following adjustments:

(a)    credit to such Capital Account any amounts which such Member is considered to be obligated to restore to the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean with respect to a specified Person, any Person (including any fund or third party pool of capital) that directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person; provided that no Member shall be deemed an Affiliate of any other Member solely by reason of such Member’s Membership Interests.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Allocated Share” shall have the meaning ascribed to it in Section 7.2(f).

“Anti-Terrorism Laws” shall mean, collectively, the Patriot Act, the Executive Order, and other relevant United States or other applicable anti-money laundering or anti-terrorism Laws, legislation and regulations, including regulations promulgated by OFAC, as each of the same may be amended, modified, restated and updated, and any successor thereto.

“Approved Sale” shall have the meaning ascribed to it in Section 8.4(a).

“Arbitration Association” shall have the meaning ascribed to it in Section 10.11(a).

“Below Threshold Sale ROFO Offer Notice” shall have the meaning ascribed to it in Section 8.6(b).

“Below Threshold Sale” shall have the meaning ascribed to it in Section 8.6(a).

“Below Threshold Sale Price” shall have the meaning ascribed to it in Section 8.6(b).

“Board” shall have the meaning ascribed to it in Section 4.1(a).

“Board of Managers” shall have the meaning ascribed to it in Section 4.1(a).

“Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York, NY are required or authorized by Law to remain closed.

“Capital Account” shall mean, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 6.1.

“Capital Contribution” shall mean with respect to each Member, the aggregate amount of cash and the initial Gross Asset Value of any other property contributed by the Member to the Company, as reflected in the books and records of the Company.

“Cause” shall mean, with respect to a Manager, any of the following: (i) such Manager engages in intentionally dishonest or willful misconduct that, in each case for purposes of this clause (i), materially and adversely affects the Company, any Group Company, any Subsidiary, or any of their respective Affiliates; (ii) such Manager perpetrates a fraud, theft, or embezzlement or misappropriation against or affecting the Company, any Group Company, any Subsidiary, any of their respective Affiliates; or (iii) such Manager is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on March 31, 2016, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in this Agreement to a specific provision of the Code shall refer to the cited provision, as the same may be subsequently amended from time to time, as well as to any successor provisions.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning ascribed to it in the Preamble.

“Company Hydrogen Account” shall mean the total hydrogen produced, as measured by weight in kilograms, by the Project, minus hydrogen quantities required for the reliable operations of the Facility, as measured by weight in kilograms, to be used in the operations of the Facility.

“Company Level Taxes” shall have the meaning ascribed to it in Section 7.2(f).

“Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Company Parties” shall have the meaning ascribed to it in Section 4.4.

“Company ROFO Notice” shall have the meaning ascribed to it in Section 8.3(c).

“Company Sale” shall mean a transaction with a Person that is not an Affiliate of the Company or group of Persons that, acting in concert, do not collectively constitute Affiliates of the Company or any Member, pursuant to which such Person or Persons acquire, in any single transaction or series of related transactions, directly or indirectly more than a majority of the outstanding Membership Interests or all or substantially all of the business and/or assets of the Company and its Subsidiaries.

“Confidential Information” shall mean, collectively, all documents and information that, in each case, is non-public, confidential or proprietary in nature concerning any Group Company (including commercial information and information with respect to customers, suppliers, vendors and proprietary technologies or processes), the Members or any of their respective Affiliates that was or may in the future be furnished to a Group Company, any Member or any of their respective Affiliates in connection with (i) the transactions leading up to and contemplated by this Agreement, including the terms hereof and thereof, or (ii) the operation and activities of the Group Companies or their Affiliates; provided that any such information will not be Confidential Information if it is (A) otherwise available to the public through no wrongful action by any Member or any Affiliate of any Member, (B) otherwise in the rightful possession (currently or at a later date) of any Member or any Affiliate of any Member from any third Person having, to the knowledge of such Member and its Affiliates after reasonable inquiry, no obligation of confidentiality with respect to such information to the other Members or the Company or any Affiliate of the other Members or the Company, as applicable or (C) independently developed by any Member or any Affiliate of any Member without reliance on, or reference to Confidential Information, provided that that the tax treatment and tax structure (as such terms are defined in Treasury Regulations Section 1.6011-4) of the transactions contemplated by this Agreement and all materials of any kind that are provided to the Members relating to such tax treatment and tax structure shall not be treated as Confidential Information.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Defaulting Member” shall have the meaning ascribed to it in Section 5.3(a).

“Definitive Agreements” shall mean the definitive agreements with respect to the investment in, development of, provision of services with respect to, or disposition of, the Project, as may be entered into from time to time by any Group Company.

“Depreciation” shall mean, with respect to any asset and for each Taxable Year, an amount equal to the depreciation, amortization and other cost recovery deduction allowable under the Code with respect to such asset for such Taxable Year; provided, however, that, if the Gross Asset Value of such asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Taxable Year, except as provided in Treasury Regulations section 1.704-3(d) (which shall control to the extent applicable), Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Taxable Year bears to such beginning adjusted tax basis for such asset; provided, further, that, if the adjusted basis for U.S. federal income tax purposes of such asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Individual” shall have the meaning given to such term in Treasury Regulations Section 301.6223-1(b)(3).

“Designated Members” shall have the meaning ascribed to it in Section 4.1(d).

“Distribution” shall mean any cash and the fair market value of any other property distributed to a Member from the Company in respect of such Member’s Membership Interests. For the avoidance of doubt, Distributions shall not include any Transfer Proceeds.

“Distribution Threshold Amount” shall mean [*].

“Dragged Members” shall have the meaning ascribed to it in Section 8.4(a).

“Dragging Members” shall have the meaning ascribed to it in Section 8.4(a).

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Facility” shall have the meaning ascribed to it in Section 2.6.

“Fiscal Year” shall mean the taxable year of the Company, which shall be the year ending December 31, unless otherwise required by Law or the Board of Managers, except for the final year of the Company which shall end on the termination of the Company.

“Founding Member” shall mean PBF, LBL or QEP, as applicable, and “Founding Members” shall mean collectively PBF, LBL and QEP.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entities” shall mean, with respect to any Person, collectively, the United States of America or any other nation, any state, or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over such Person or any of its property or other assets.

“Gross Asset Value” shall mean, with respect to any Company asset, the adjusted basis of the asset for U.S. federal income tax purposes, except as follows:

(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be its fair market value on the date of the contribution, as determined by the Board, without reduction for any liability secured by such asset;

(b)    the Gross Asset Values of all Company assets will be adjusted to equal their respective fair market values (taking Section 7701(g) of the Code into account), as determined by the Board, as of the date of (A) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the Distribution by the Company of more than a de minimis amount of property to a retiring or continuing Member for the Member’s Membership Interests, (C) the liquidation of the Company, within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), (D) the grant of more than a de minimis amount of Membership Interests as consideration for the provision of services to or for the benefit of the Company by an existing or new Member acting in a member capacity or in anticipation of becoming a Member, and (E) any other event or circumstance that would allow for such adjustment pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f); provided that adjustments pursuant to this clause (b) shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Member;

(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal its fair market value (taking Section 7701(g) of the Code into account), as determined by the Board, as of the date of Distribution; and

(d)    the Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of such assets under Sections 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of Profits or Losses or Section 6.2(b)(vii); provided, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment is made pursuant to paragraph (b) in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Group Company” shall mean any Person conducting the business of the Company, including the Company and its Subsidiaries, if any, but for the avoidance of doubt, excluding the Members and the Managers.

“Hydrogen Turbine” shall mean that certain hydrogen gas turbine to be part of the Project.

“Hypothetical Liquidating Distribution” shall mean, with respect to any Member and any Taxable Year, the amount that would be received by such Member if all Company assets were sold for cash equal to their Gross Asset Values (taking into account any adjustments to Gross Asset Value for such Taxable Year), all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each nonrecourse liability of the Company, to the Gross Asset Values of the assets securing such liability), and the net assets of the Company were distributed in full to the Members pursuant to Section 9.2, all as of the last day of such Taxable Year.

“Indemnifiable Losses” shall have the meaning ascribed to it in Section 4.7(a).

“Indemnified Parties” (a) each Manager, the Officers, the Tax Matters Member, Designated Individual or a liquidating trustee, in each case, in his, her or its capacity as such, (b) any Affiliate of each Manager, the Officers, the Tax Matters Member, Designated Individual or a liquidating trustee and (c) any Person of which a Manager or an Officer is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any Affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b) and (c), whether or not such Person continues to have the applicable status referred to in such clause.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any applicable law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity, including any law relating to the protection of the environment.

“LBL” shall mean Little Brothers, LLC, a Delaware limited liability company.

“Major Defaulting Member” shall have the meaning ascribed to it in Section 5.3(b).

“Major Defaulting Member Default Interests” shall have the meaning ascribed to it in Section 5.3(b).

“Manager” shall have the meaning ascribed to it in Section 4.1(a).

“Marketable Securities” shall mean securities that are traded on an established U.S. or non-U.S. securities exchange, in each case that the Board of Managers determines are marketable at a price approximating their fair market value within a reasonable period of time and are not subject to legal restrictions on Transfer (whether by contract or under applicable Law).

“Member” shall mean each Person executing this Agreement as a Member, and each Person who or which may hereafter become a party to this Agreement as provided herein, but does not include any Person who has ceased to be a Member of the Company or any Person purportedly holding any Membership Interest in the Company who has not been admitted as a Member pursuant to the terms of this Agreement.

“Member Hydrogen Account” shall mean the percentage of the Company Hydrogen Account, allocated to each Member in proportion of the Membership Percentage Interest of each Member, minus any previous off-take or sale of hydrogen from their Member Hydrogen Account.

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the additional Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interests” shall have the meaning ascribed to it in Section 3.1(a).

“Membership Percentage Interest” shall mean, with respect to any Member, the percentage set forth opposite such Member’s name on Schedule I. The aggregate Membership Interests of the Members shall at all times total one-hundred percent (100%).

“Nikola” shall have the meaning ascribed to it in the Recitals.

“Nikola Offtake Agreement” shall mean that certain Hydrogen Sale and Purchase Agreement, dated as of the date hereof, by and between the Company and Nikola.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1) and Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“OFAC” shall mean the United States Department of Treasury’s Office of Foreign Asset Control and any successor thereto or replacement thereof.

“Offered Interests” shall have the meaning ascribed to it in Section 8.3(a).

“Offering Member” shall have the meaning ascribed to it in Section 8.3(a).

“Officer” shall have the meaning ascribed to it in Section 4.2.

“Other Indemnitors” shall have the meaning ascribed to it in Section 4.7(h)(i).

“Partially Adjusted Capital Account” shall mean, with respect to any Member for any Taxable Year, the Capital Account of such Member at the beginning of such Taxable Year, adjusted as set forth herein for all Capital Contributions and Distributions during such Taxable Year and all allocations pursuant to Section 6.2(b) and Section 6.2(c) with respect to such Taxable Year but prior to any allocations of Profits or Losses (or individual items of income, gain, loss, or deduction) for such Taxable Year pursuant to Section 6.2(a) and Section 6.2(c).

“Participation Right” shall have the meaning ascribed to it in Section 5.4(a).

“Participation Rights Notice” shall have the meaning ascribed to it in Section 5.4(b).

“Participation Rights Period” shall have the meaning ascribed to it in Section 5.4(c).

“Participation Securities” shall have the meaning ascribed to it in Section 5.4(a).

“Partnership Tax Audit Rules” shall mean Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.

“PBF” shall mean Philipp Brothers Fertilizer LLC.

“Permitted Transferee” shall mean, with respect to any Member, any Person (other than the Company or a Prohibited Transferee) that is an Affiliate of such Member.

“Person” shall mean any natural person or any corporation, company, governmental authority, limited liability company, partnership, trust, estate, association, unincorporated association, custodian, nominee, or any other individual entity or organization in its own or any representative capacity, or other entity.

“Post-Threshold Percentage Interests” shall mean the following Membership Percentage Interest for each of the Members:

(a)    with respect to PBF, a Membership Percentage Interest of 32.13%;

(b)    with respect to LBL, a Membership Percentage Interest of 12.24%;

(c)    with respect to QEP, a Membership Percentage Interest of 35.63%; and

(d)    with respect to Nikola, a Membership Percentage Interest of 20.00%.

“Pre-Threshold Percentage Interests” shall mean the following Membership Percentage Interest for each of the Members:

(a)    with respect to PBF, a Membership Percentage Interest of 44.10%;

(b)    with respect to LBL, a Membership Percentage Interest of 16.35%;

(c)    with respect to QEP, a Membership Percentage Interest of 19.55%; and

(d)    with respect to Nikola, a Membership Percentage Interest of 20.00%.

“Profits” and “Losses” shall mean for each Taxable Year, an amount equal to the Company’s taxable income or loss for such Taxable Year, determined in accordance with Section 703 of the Code (for this purpose, all items of income, gain, loss and deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to taxable income or loss;

(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)    in the event that the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Profits or Losses;

(d)    gain or loss resulting from the disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)    in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation with respect to each asset of the Company for such Taxable Year computed in accordance with the definition of Depreciation;

(f)    to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interests, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account in computing Profits or Losses; and

(g)    notwithstanding any other provision of this definition, any items specially allocated to the Members pursuant to Section 6.2(b) and Section 6.2(c) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated to the Members pursuant to Section 6.2(b) and Section 6.2(c) shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) above.

“Prohibited Transferee” shall mean any Person: (i) that is subject to the provisions of the Executive Order; (ii) that is owned or Controlled by, or acting for or on behalf of, any Person that is subject to the provisions of, the Executive Order; (iii) with whom any Member is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website, http://www.treas.gov.ofac/tl1sdn.pdf or at any replacement website or other replacement official publication of such list; (vi) that has or is currently engaged in any activities which would reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to obtain, retain or secure any required consent, license or permit from any Governmental Entity with respect to any Project or the operation of the business of the Company or such Subsidiary; or (vii) who is an Affiliate of a Person listed above.

“Project” shall have the meaning ascribed to it in Section 2.6.

“Proportionate Interest” shall have the meaning ascribed to it in Section 5.4(a).

“Purchase Agreement” shall have the meaning ascribed to it in the Recitals.

“QEP” shall mean Quasar Energy partners LLC, a Delaware limited liability company.

“Qualified IPO” shall mean a consummated initial public offering of Membership Interests (or successor equity interests).

“Regulatory Allocations” shall have the meaning ascribed to it in Section 6.2(c).

“Representative” shall have the meaning ascribed to it in Section 10.1(a).

“Requisite Members” shall means the Designated Members holding, collectively, at least a majority (greater than 50%) of the Membership Percentage Interest held by all of the Designated Members.

“ROFO Offer Notice” shall have the meaning ascribed to it in Section 8.3(b).

“ROFO Price” shall have the meaning ascribed to it in Section 8.3(b).

“ROFO Third Party Offeror” shall have the meaning ascribed to it in Section 8.3(a).

“Sale Request” shall have the meaning ascribed to it in Section 8.4(a).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which is at the time owned or Controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof.

“Super Majority Approval” shall mean the vote or written consent of the Members holding at least [*] of the total Membership Percentage Interests.

“Statement” shall have the meaning ascribed to it in Section 7.1(c)(iii).

“Target Capital Account” shall mean, with respect to any Member for any Taxable Year, an amount equal to such Member’s Hypothetical Liquidating Distribution for such Taxable Year, minus (a) the sum of (i) such Member’s share of Company Minimum Gain, and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain, with each of (i) and (ii) computed immediately before the hypothetical sale described in the definition of “Hypothetical Liquidating Distribution” and (b) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company.

“Tax Matters Member” shall mean the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code (as in effect prior to amendment by P.L. 114-74) and the “partnership representative” of the Company for purposes of Section 6223 of the Code.

“Taxable Year” shall mean the Company’s Fiscal Year (or any portion of the Fiscal Year for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction pursuant to Article VI), unless the taxable year of the Company is required, under Section 706 of the Code or any other applicable Law, to be a different fiscal year, in which case it will be such fiscal year.

“Third Party Investor” shall mean a third party investor that is not an Affiliate of any existing Member or a Prohibited Transferee.

“Third Party Offer” shall mean a bona fide written offer from any Third Party Investor to contribute additional capital to, or otherwise invest in, the Company.

“Transfer” shall mean any sale, assignment, transfer, participation, encumbrance, exchange, mortgage, pledge, grant, hypothecation, rehypothecation, suffering the creation of a lien or other transfer, disposition or conveyance in any manner, absolute or as security or encumbrance (including dispositions by operation of Law).

“Transfer Proceeds” shall mean any proceeds received, other than from the Company, by any Member in connection with a Transfer of all or a portion of such Member’s Membership Interests.

“Treasury Regulations” shall mean the U.S. federal income tax regulations promulgated under the Code as from time to time in effect. Any reference in this Agreement to a specific provision of the Treasury Regulations shall refer to the cited provision, as the same may be subsequently amended from time to time, as well as to any successor provisions.

“Turbine Decision Date” shall have the meaning ascribed to it in Section 10.14.

“Turbine Entity” shall have the meaning ascribed to it in Section 10.14.

1.2    Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole, including any exhibits, schedules and annexes attached hereto, and not to any particular subdivision unless expressly so limited; (e) all exhibits, schedules and annexes attached to this Agreement are hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein, (f) all references to “dollars” and “$” shall refer to United States Dollars; (g) the phrases “directly or indirectly” or “direct or indirect”, when used in the context of ownership, holdings, acquisitions, control, Transfer or the taking of any action, include ownership, holdings, acquisitions, control, Transfer or the taking of such action, as applicable, through a chain of direct or indirect ownership of equity interests or control of one or more Persons; (h) Transfers by a Member are deemed to include Transfers by the Member directly or indirectly, including the Transfer of a Person owning, holding or Controlling such Member; (i) references to any Person shall be deemed to include a reference to its successors, permitted transferees and permitted assigns; (j) the term “or” is not exclusive; (k) any reference to any rights or obligations transferring to any transferee of any Member shall be deemed to refer to any transferee to whom the Member was permitted to Transfer its Membership Interests in accordance with the terms of this Agreement; (l) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (m) references to “equity interests” shall mean any (i) corporate stock, shares, partnership, limited liability company, membership or other equity interests (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, or the right to vote on or direct the management or affairs of the issuing entity, and (iii) subscriptions, calls, warrants, options, convertible securities, contracts or commitments of any kind or character relating to, exercisable or exchangeable for, convertible into, or entitling any Person to purchase or otherwise acquire, any of the foregoing.

ARTICLE II

ORGANIZATION

2.1    Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation under and pursuant to the Act. Each Person designated by the Board of Managers shall be an “authorized person” within the meaning of the Act to execute any amendments to and/or restatements of the Certificate of Formation.

2.2    Name. The name of the Company shall be “WABASH VALLEY RESOURCES LLC” or such other name as the Board of Managers may determine in accordance with the Act. The Company may cause appropriate trade name and similar statements to be filed and published under the name set forth in this Section 2.2, or such other names as the Company may have or use in any jurisdiction from time to time.

2.3    Principal Place of Business and Registered Agent. The address of the principal place of business of the Company shall be 444 West Sandford Avenue, West Terre Haute, Indiana, 47885. The name and address of the Company’s registered agent in the State of Delaware shall be as set forth in the Certificate of Formation. The Company may change its principal place of business and may establish any other places of business as the Board of Managers may from time to time designate.

2.4    Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified to do business or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which such qualification or registration is required or desirable, and shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary to effect such qualification or registration.

2.5    Term. The term of the Company commenced upon the date of filing of the Certificate of Formation pursuant to Section 18-206 of the Act, and shall continue in full force and effect until dissolution pursuant to Section 9.1.

2.6    Purpose. The Company shall have the authority to engage, directly or indirectly, in the business of (a) owning and operating a synthesis gas plant, located in West Terre Haute, Indiana, and (b) the design, development, construction and operation of a hydrogen and electricity production and carbon sequestration facility, only in West Terre Haute, Indiana (the “Facility”), including entering into the Definitive Agreements and other commercial arrangements related thereto (collectively, the “Project”), and engaging in any activities necessary, convenient or incidental thereto.

ARTICLE III

MEMBERS AND MEMBERSHIP INTERESTS

3.1    Members; Membership Interests.

(a)    The limited liability company interests in the Company shall consist of common limited liability company interests entitling the Members holding such interests to the rights and obligations specified pursuant to the terms of this Agreement with respect to such interests (the “Membership Interests”).

(b)    The names, addresses and Membership Percentage Interests held by, the Members are as set forth on Schedule I hereto, effective immediately following the execution of this Agreement. As of the date hereof, subject to the terms and conditions set forth in this Agreement, each Person set forth on Schedule I has been admitted as a Member and shall be bound by the provisions of this Agreement pursuant to its receipt and ownership of Membership Interests.

(c)    The Board of Managers shall amend and revise Schedule I from time to time to properly reflect any changes to the information included therein, including to reflect the admission or cessation of Members, in each case in accordance with this Agreement.

(d)    Subject to Section 5.4, the Board of Managers shall have the right to cause the Company to issue at any time after the date hereof, for such amount and form of consideration as the Board of Managers may determine, (i) additional Membership Interests of any kind including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board of Managers, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Membership Interests and (iii) warrants, options or other rights to purchase or otherwise acquire Membership Interests, and, subject in all respects to Section 10.3, in connection therewith the Board of Managers shall have the power to make such amendments to this Agreement as the Board of Managers in its discretion deems necessary or appropriate to give effect to such additional issuance.

3.2    Additional Members. Any Person may be admitted as a Member after the date of this Agreement at the sole and absolute discretion of the Board of Managers (on and subject to the terms and conditions of Article VIII in the case of transferees of Membership Interests) and Membership Interests may be created and issued to such Persons as determined by the Board of Managers on such terms and conditions as the Board of Managers may determine at the time of admission, subject to any rights of the Members to participate in such issuance pursuant to Section 5.4. Subject to Section 3.1, the terms of admission may provide for the creation of different classes or series of Membership Interests having different rights, powers and duties. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement. Any Person admitted to the Company as a Member following the Transfer of Membership Interests from a Member shall succeed to all of the rights, duties and obligations of its transferor under this Agreement; provided that any such Transfer by a Member shall not relieve such Member of its duties and obligations under this Agreement for periods prior to such Transfer.

3.3    Limitation of Liability. Except as otherwise provided by the non-waivable provisions of the Act or any other applicable Law, no Member shall be personally or otherwise liable for any indebtedness, liability or obligation of the Company, any Group Company and/or any other Subsidiary, except that each Member shall remain personally or otherwise liable for the payment of its Capital Contribution and as otherwise specifically set forth in this Agreement.

3.4    No Member Fiduciary Duties. Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company (or any other Group Company) and one or more Members, no Member in its capacity as Member shall, to the maximum extent permitted by the Act and other applicable Law, owe any duties (including fiduciary duties) to the other Members or the Company, notwithstanding anything to the contrary existing at Law, in equity or otherwise; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing. Except as otherwise expressly provided in this Agreement or in any other contractual arrangements between the Company (or any other Group Company), on the one hand, and one or more Members or any of their Affiliates, on the other hand, no Member nor any of its Affiliates, as applicable, shall be prohibited from engaging in or possessing any interest in another business or venture of any nature and description, independently or with others, none of the Company, another Member or any Affiliate thereof shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members and the members, shareholders, partners and Affiliates thereof. The pursuit of any business or venture other than through the Company shall not be deemed wrongful, improper or a breach of any duty hereunder, at Law, in equity or otherwise. Any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

3.5    Meetings of Members; Voting.

(a)    Meetings of the Members shall be held at the request of the Board of Managers or any Member holding not less than ten percent (10%) of the Membership Percentage Interests, on such date and at such time and place (including by email, telephone and video conference), either within or without the State of Delaware, as agreed upon from time to time by the Members. Written notice stating the place, date, and time of, and the general nature of the business to be transacted at, a meeting of Members, shall be given to each Member in the manner prescribed by Section 10.2, not less than ten (10) days nor more than sixty (60) days before the date of such meeting, unless the Board of Managers deems a shorter notice period to be necessary or appropriate. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of the number of Members necessary to authorize or take such action at a meeting; provided, that any consent being solicited shall, to the extent practicable, be circulated to all Members simultaneously; provided, further, that an executed copy of any written consent that is adopted by fewer than all the Members shall be provided by the Company promptly following its adoption to each Member that did not execute such written consent. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members.

(b)    Except as otherwise set forth herein, on any matter presented to the Members for their action or consideration at any meeting of the Members (or by written consent of the Members in lieu of meeting), such matters shall require the consent of the Requisite Members.

3.6    Authority to Bind. The Members shall have the power to exercise only those rights or powers granted to the Members pursuant to the express terms of this Agreement. No Member in its capacity as Member shall have any power or authority to act for or on behalf of, or to bind, the Company.

3.7    Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more Persons.

3.8    No Appraisal Rights. No Member shall have any right to have its interest in the Company appraised and paid out under any circumstances.

3.9    No State-Law Partnership. The Members intend that the Company not be a partnership or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal, state and local tax purposes, and no agreement shall not be construed to suggest otherwise.

3.10    No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, or shall be considered, a Member. In respect of matters pertaining to Members, the Company shall deal only with Persons so admitted as Members (including their duly authorized representatives). Notwithstanding any notification to the contrary, any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of all liability to any other Person who may be interested in such distribution by reason of any other Transfer by the Member, or for any other reason.

3.11    No Withdrawal. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in § 18-304 of the Act. Upon the occurrence of any event specified in § 18-304 of the Act, the business of the Company shall be continued pursuant to the terms hereof without dissolution.

3.12    Membership Interest Certificates. Membership Interests in the Company may be evidenced by certificates in a form approved by the Board of Managers, but there shall be no requirement that the Company issue certificates to evidence the Membership Interests and no such certificates shall be issued as of the Effective Date. Any certificates evidencing the Membership Interests will bear the following legend reflecting the restrictions on the Transfer of such Membership Interests:

“The Membership Interests evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred except (a) pursuant to an effective registration under the Securities Act or (b) a transaction qualified as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

The Membership Interests evidenced hereby are subject to the terms of that certain Second Amended and Restated Limited Liability Company Agreement of Wabash Valley Resources LLC, dated as of June 22, 2021, as amended, restated, supplemented or otherwise modified from time to time, by and among the members identified therein, including certain restrictions on transfer, and may not be transferred except in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Wabash Valley Resources LLC. A copy of such Second Amended and Restated Limited Liability Company Agreement has been filed in the books and records of the Company and may be available upon request.”

ARTICLE IV

MANAGEMENT

4.1    Management.

(a)    Subject to the Act, management, control and operation of the Company is vested exclusively in a board of managers (the “Board of Managers” or the “Board”). Each member of the Board of Managers (each, a “Manager”) shall be a “manager” within the meaning of the Act. Each Manager shall have a fiduciary duty of loyalty and care to the Company and the Members similar to that of a director and officer of a business corporation organized under the Delaware General Corporation Law, Del. Code Ann. tit. 8 § 101 et. seq. Subject to the appointment of Officers pursuant to Section 4.2 and delegation of responsibilities to such Officers, the Managers are authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings and engage in all activities and transactions which the Board of Managers deems necessary or advisable. Except for actions required to be approved by the Members in accordance with this Agreement, and subject to the appointment of Officers pursuant to Section 4.2 and delegation of responsibilities to such Officers, the Board of Managers shall have sole and exclusive power and authority to act for or bind the Company. Third parties dealing with the Company may rely conclusively upon the signature of any one Manager on the Board of Managers to the effect that such Manager is acting on behalf of the Company. To bind the Company in any manner to any agreement or document authorized in accordance with the terms of this Agreement, the signature of any Managers designated by the Requisite Members shall be required.

(b)    Each Designated Member’s designated Manager(s) shall be entitled to vote the number of Membership Interests owned by the Designated Member designating such Manager(s) to the Board of Managers in proportion and in accordance with the Membership Percentage Interest of such Member. An action by the Board of Managers shall require the approval of Managers designated by the Requisite Members. For the avoidance of doubt, notwithstanding the manner of voting of the Managers set forth in this Section 4.1(b), each Manager retains such Manager’s fiduciary duties to the fullest extent as set forth in Section 4.1(a).

(c)    The Board of Managers shall consist of no more than [*] individuals. Each Member shall have the right to designate [*] representatives to the Board of Managers to serve as Managers; so long as such Member, together with its Affiliates, holds in the aggregate, a number of Membership Interests equal to [*] of the then outstanding Membership Interests.

(d)    Each Member entitled to designate one or more representatives to the Board of Managers pursuant to Section 4.1(c) (each such Member is sometimes referred to herein individually as the “Designated Member” and collectively, the “Designated Members”) may appoint alternates to act in the place of any Manager designated by such Designated Member. The Company shall notify the Members from time to time of the alternates, if any, appointed by any Designated Member, and the Members may rely upon any such notice until it has been superseded by a further notice. A Manager may only be removed from the Board of Managers by the Designated Member that appointed such Manager; provided, however, a Manager may be removed for Cause by the Requisite Members. If at any time any Manager ceases to serve on the Board of Managers (whether due to resignation, removal (including removal for Cause) or otherwise) the Persons then entitled to designate such Manager pursuant to Section 4.1(c) shall be entitled to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (c) above; provided, however, a Manager removed for Cause shall not be appointed as a Manager of the Company, any Group Company or any Subsidiary following such removal. Each Member acknowledges and agrees that the right of a Designated Member to designate one or more Managers is specific to such Designated Member as provided herein and is not transferable to or exercisable for the benefit of any Person other than such Designated Member.

(e)    The Board of Managers may form such committees of the Board of Managers as it deems advisable from time to time, with such powers, rights, responsibilities and duties as the Board of Managers may determine for each such committee.

(f)    Each Manager (and any designated alternate Manager) shall be a natural person of full age. The initial Managers are set forth on Schedule II hereto, which Schedule II shall be updated by the Designated Members each time there is a change in Managers.

4.2    Officers. The Board of Managers shall appoint officers of the Company from time to time (each, an “Officer”). The Officers shall have such full power and authority to carry on the day-to-day business of the Company and to execute all agreements, instruments and documents as are authorized by the Board of Managers. Each Officer shall owe a fiduciary duty of loyalty and care to the Company and the Members, similar to that of directors and officers of a business corporation organized under the Delaware General Corporation Law, Del. Code Ann. tit. 8, 101 et. seq.

4.3    No Exclusive Duty to Company; Interested Managers.

(a)    No Manager shall be required to manage the Company as its sole and exclusive function. Each Manager and any Member may have other business interests and may engage in other activities in addition to those relating to the Company. No Member or Manager shall incur liability to the Company or any Member as a result of engaging in any other business interests or activities as permitted under this Agreement.

(b)    No contract or other transaction between the Company and one or more of the Managers or between the Company and any other limited liability company or other business entity in which one or more of the Managers are managers, directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such Manager or Managers were present at the meeting of Managers which approved such contract or transaction, or that his or her or their votes were counted for such purposes, (i) if the material facts as to such Manager’s interest in such contract or transaction are disclosed in good faith or known to the other Managers, and the Board of Managers approves such contract or transaction by a vote sufficient for such purpose; or (ii) if the material facts as to such Manager’s interest in such contract or transaction are disclosed in good faith or known to the Members, and such contract or transaction is approved by the vote of the Members in accordance with the procedures set forth in Section 3.5.

4.4    Limitations on Liability. None of the Managers, Officers, Members (including any testator or intestate of a Manager, officer or Member) or, if a Member is not a natural person, the Member’s directors, officers, employees, equity holders, partners, managers, members or agents acting on its behalf (collectively, the “Company Parties”), shall be liable to the Company or any Member for (i) any damages suffered by the Company or any Member as a result of any act or omission of a Company Party taken or suffered in connection with the conduct of the affairs of the Group Companies or otherwise in connection with this Agreement or the matters contemplated herein; or (ii) any mistake, negligence, dishonesty or bad faith of any broker, adviser or other agent of the Company selected by the Board of Managers with reasonable care; except to the extent that such act or omission is found by a court of competent jurisdiction in a non-appealable final judgment or in a duly constituted arbitration proceeding (a) to have resulted from bad faith, active and deliberate dishonesty, fraud, willful misconduct, gross negligence, (b) a violation of applicable Law or (c) a material breach of this Agreement.

4.5    Meetings of the Board of Managers; Action by Written Consent or Telephone Conference.

(a)    Meetings of the Board of Managers shall be held at the request of the Board of Managers or any one or more Managers, either within or without the State of Delaware, as agreed upon from time to time by the Board of Managers, but in no event less than once during any twelve (12) month period. Written notice stating the place, date, and time of, and the general nature of the business to be transacted at, a meeting of the Board of Managers, shall be given to each Manager in the manner prescribed by Section 10.2, not less than one (1) day nor more than sixty (60) days before the date of such meeting, unless the Board of Managers deems a shorter notice period to be necessary or appropriate.

(b)    Any Manager or any member of a committee of the Board of Managers who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such Manager attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such Manager shall be conclusively presumed to have assented to any action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless his or her written dissent or abstention to such action shall be filed with all other Managers before the adjournment thereof or shall be forwarded by registered mail to all other Managers immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to any Manager who voted in favor of such action.

(c)    The presence of Managers designated by the Requisite Members shall be necessary to constitute a quorum for the transaction of business at any meeting of the Managers. If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the Board of Managers shall reschedule the meeting to be held not less than one (1) Business Day nor more than ten (10) Business Days thereafter. Each Manager may designate by proxy any other Manager to attend and act on behalf of the Manager (including voting on all matters brought before the Board of Managers) at a meeting of the Board of Managers, a copy of which proxy shall be delivered to each other Manager at or prior to the meeting. Notwithstanding any provision to the contrary contained herein, interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes any interested party contract or transaction.

(d)    Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Board of Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by Managers requisite to constitute the act of the Managers at a meeting at which all Managers are present; provided, that any consent being solicited shall, to the extent practicable, be circulated to all Managers simultaneously; provided, further, that an executed copy of any written consent that is adopted by fewer than all the Managers then in office shall be provided by the Company promptly following its adoption to each Manager that did not execute such written consent. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board of Managers. Such written actions may be signed in counterparts. Subject to the requirements of the Act and this Agreement for notice of meetings, the Managers may participate in and hold a meeting of the Board of Managers by means of a conference telephone or similar communications equipment by means of which the Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(e)    The Managers shall be reimbursed for their reasonable, documented out-of-pocket expenses of attending each meeting of the Board or its committees.

(f)    The Managers shall have the rights to participate in the health insurance benefits offered by the Company to its employees.

4.6    Matters Requiring Member Approval.

(a)    Notwithstanding any other provision of this Agreement to the contrary, the Company and the Board of Managers shall not, and shall take all actions possible to ensure that each Subsidiary of the Company shall not, without first (1) obtaining the approval of the Requisite Members, (2) in the case of Sections [*], [*], [*], [*], [*], [*] and [*], obtaining Super Majority Approval, or (3) in the case of Section [*] and [*] obtaining the approval of Nikola, take or approve any of the following actions:

(i)    any change of the jurisdiction of organization or the classification for U.S. federal income tax purposes of any Group Company;

(ii)    the establishment of, and any material modification of, the annual budget of the Company and its Subsidiaries;

(iii)    the incurrence of any lien, other than liens in favor of equipment lessors or similar equipment financing arrangements and liens incurred in the ordinary course of business;

(iv)    the incurrence, refinancing or modification of any indebtedness, other than trade accounts payable incurred in the ordinary course of business;

(v)    the waiver, compromise, or forgiveness of any indebtedness owed to a Group Company or claim of any Group Company against any other Person or the commencement, dismissal, termination or settlement of any litigation, insurance claim, condemnation claim or other matter or claim;

(vi)    the making of any Distributions other than as provided in this Agreement or the purchase, redemption, or other retirement of any Membership Interest or any security of any Group Company other than in accordance with this Agreement;

(vii)    any sale of any Group Company to, or any merger, consolidation or combination of any Group Company with, any other entity or the issuance, directly or indirectly, of any securities of any Group Company (other than the Company) except in accordance with the provisions of this Agreement;

(viii)    the sale, lease, exclusive license or transfer of any material asset or assets of any Group Company not in the ordinary course of business;

(ix)    any agreement imposing personal liability or guaranty obligations on any of the Members or any of their principals or Affiliates; provided, that in no event may the Company impose personal liability or guaranty obligation on any Members or its Affiliates without such Member’s or Affiliate’s express consent;

(x)    except in connection with the admission of a new Member following the issuance of Participation Securities pursuant to Section 5.4, any change in the authorized number of Managers comprising the Board of Managers;

(xi)    except in accordance with this Agreement (including the issuance of Participation Securities in accordance with Section 5.4), or except as otherwise authorized pursuant to Section 4.3(b), any transactions between the Company or any Group Company Member with any Manager, Member or any Affiliate of any Member;

(xii)    decisions with respect to any Group Company regarding federal state and foreign material tax elections, material tax disputes and approval or consent to federal and state and foreign material audit adjustments;

(xiii)    the amendment of the Certificate of Formation;

(xiv)    effectuate or take any action to authorize an Act of Bankruptcy with respect to the Company or any material Group Company;

(xv)    effectuate or take any action to authorize any voluntary dissolution, winding-up or liquidation of the Company or any material Group Company;

(xvi)    change the line of business of any Group Company (including, for the avoidance of doubt, amendment of Section 2.6 of this Agreement or otherwise take any action (or fail to take any action) that would adversely affect the Company’s ability to produce hydrogen;

(xvii)    change the Company’s method of accounting or otherwise deviate from GAAP in keeping of the books and records of the Company; and

(xviii)    a Qualified IPO.

(b)    The approval of the Requisite Members shall be obtained in the manner set forth in Section 3.5.

4.7    Exculpation and Indemnification.

(a)    The Company shall hold harmless and indemnify the Indemnified Parties to the fullest extent permitted by applicable Law from any liability, loss, cost or expense (including judgments, fines, amounts paid in settlement, attorneys’ fees and expenses actually and reasonably incurred) (collectively, “Indemnifiable Losses”) that may accrue to or be incurred by such Indemnified Party in connection with any action or proceeding in which such Indemnified Party is or may become involved, as a party or otherwise, or with which such Indemnified Party may be threatened, relating to or arising out of the conduct of the affairs of the Group Companies or otherwise in connection with this Agreement or the matters contemplated herein; provided, however, that (i) no indemnification may be made to or on behalf of any Indemnified Party to the extent such Indemnifiable Losses are found by a court of competent jurisdiction in a non-appealable final judgment or in a duly constituted arbitration proceeding (a) to have resulted from bad faith, active and deliberate dishonesty, fraud, willful misconduct, gross negligence, (b) a violation of applicable Law or (c) a material breach of this Agreement by such Indemnified Party, (ii) no Indemnified Party shall be entitled to indemnification hereunder from and against any claims, liabilities, damages, losses, costs or expenses arising with respect to any controversies between or among the Members or each of their respective officers, directors, equity holders, members, employees and partners to which the Company is not a party and (iii) the Company’s obligations hereunder shall not apply with respect to losses of an Indemnified Party’s investment in the Company or tax obligations incurred by any Indemnified Party as a result of such Indemnified Party’s ownership of an interest in the Company or investments made by the Company or its Affiliates. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Party did not satisfy the foregoing standard of conduct that would entitle such Indemnified Party to indemnification pursuant to this Section 4.7(a).

(b)    Expenses (including reasonable attorney’s fees) reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of a written undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder; provided, that the Company shall have no obligation to make any advances to any Indemnified Party in connection with any claim by any Group Company against such Indemnified Party, or by such Indemnified Party against any Group Company.

(c)    The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of Law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(d)    An Indemnified Party shall obtain the written consent of the Board of Managers prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Indemnified Party, which consent shall not be unreasonably withheld or delayed. If liabilities arise out of the conduct of the affairs of the Company and any other Person for which the Indemnified Party was then acting in a similar capacity, the amount of the indemnification provided by the Company shall be limited to the Company’s proportionate share thereof as determined in good faith by the Board of Managers.

(e)    The Board of Managers shall cause the Company to purchase, at the Company’s expense, insurance to insure the Indemnified Parties against liability for any breach or alleged breach of their responsibilities under this Agreement or otherwise in connection with activities of the Company regardless of whether such insurance insures against liability for which indemnification by the Company is not permitted under the terms of this Agreement.

(f)    The Indemnified Parties may consult with legal counsel and accountants selected by them and any act or omission suffered or taken by them on behalf of the Company or in furtherance of the interests of the Company in good faith in reasonable reliance upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and such Indemnified Parties shall be fully protected in so acting or omitting to act; provided that such counsel or accountants were selected with reasonable care.

(g)    Prior to the Company making or any other Group Company making any indemnification payment to an Indemnified Party, such Indemnified Party shall first establish to the reasonable satisfaction of the Board of Managers that such Indemnified Party has taken reasonable steps to seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, and to preserve the Company’s subrogation rights as contemplated by Section 4.7(h).

(h)

(i)    The Company hereby acknowledges that certain Indemnified Parties may have certain rights to indemnification and/or insurance provided by a Member and/or certain of their Affiliates (collectively, the “Other Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to each Indemnified Party are primary and those of the Other Indemnitors are secondary), it shall be liable for the full amount of all Indemnifiable Losses to the extent legally permitted and that it irrevocably waives any claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company.

(ii)    Except as provided in Section 4.7(h)(i) above, in the event of any payment of Indemnifiable Losses under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnified Party against other Persons (other than the Other Indemnitors), and the Indemnified Party shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights. Notwithstanding anything to the contrary contained herein, this Section 4.7(h) shall be for the exclusive benefit of the Other Indemnitors and shall not result in any benefit to, or right of, any other Person.

(i)    The provisions of this Section 4.7 shall continue to afford protection to each Indemnified Party regardless of whether such Indemnified Party remains in the position or capacity pursuant to which such Indemnified Party became entitled to indemnification under this Section 4.7 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

4.8    Hydrogen Accounts. The Company shall establish a Company Hydrogen Account and Member Hydrogen Account for each Member and for the Company. [*] subject to the terms and conditions of this Agreement.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1    Form of Capital Contributions. Capital Contributions shall be in such amounts and may be in cash or any type of property, including promissory notes or services, as may be accepted by the Board of Managers, in its reasonable discretion.

5.2    Capital Contributions. On the Effective Date, each Member identified on Schedule I attached hereto contributed (or is deemed to have contributed) to the equity capital of the Company its Capital Contribution as reflected in the books and records of the Company. No Member will be obligated to make any additional Capital Contributions after the Effective Date, lend any funds to the Company, or guarantee any loans or other liabilities for the Company, in each case unless otherwise expressly agreed in a separate writing between such Member and the Company after the Effective Date.

5.3    Defaulting Members.

(a)    Upon any Member (i) committing to purchase Participation Securities in accordance with Section 5.4 and (ii) failing to pay for such Participation Securities such Member committed to purchase when such amount is due and payable, such Member shall be in default (a “Defaulting Member”). The Board of Managers (acting by the vote of Managers designated by Designated Members holding a majority of the total Membership Percentage Interests, excluding the Membership Percentage Interest of the Defaulting Member) may, in its reasonable discretion, determine that a Defaulting Member shall (i) be required to transfer to any non-defaulting Member or other Person the amount of its Membership Interests equal to such Defaulting Member’s Capital Contributions at a transfer price equal to such Defaulting Member’s Capital Contributions; (ii) be prohibited from exercising any consent right to which such Defaulting Member would otherwise be entitled and, if applicable, shall be prohibited from appointing any Manager of the Company pursuant to Section 4.1; (iii) to the extent permitted by Law, not be entitled to have a right of consent or voting rights in any matter subject to this Agreement until the default is cured; and/or (iv) pursue any other legal or equitable remedy available to the Company or the Founding Members. The foregoing remedies are not exclusive and the Board of Managers (acting by the vote of Managers designated by Designated Members holding a majority of the total Membership Percentage Interests, excluding the Membership Percentage Interests of the Defaulting Member) may, in its discretion, waive any of these remedies against a Defaulting Member.

(b)    Upon, any Member (i) becoming subject to any final, binding, unappealable order of the Commission ordering such Member or any member of the board of directors, executive officer or manager (within the meaning of the Act) of such Member, as applicable, to cease and desist from committing or causing a violation of or future violation of any scienter-based anti-fraud provision of the federal securities Laws; (ii) becoming subject to any final, binding, unappealable order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or 203(f) of the Investment Advisers Act of 1940, that places limitations on the activities, functions or operations of such Member or any member of the board of directors, executive officer or manager (within the meaning of the Act) of such Member that would materially adversely affect the Company; (iii) becoming subject to a final, binding, unappealable order of a state securities commission (or any agency or officer of such state performing like functions), that bars such Member or any member of the board of directors, executive officer or manager (within the meaning of the Act) of such Member from association with an entity regulated by such commission or engaging in the business of securities in such state; (iv) failing to make a payment required under the Purchase Agreement (expressly excluding payments arising pursuant to Section 2.3 of the Purchase Agreement); or [*], then, in each case, such Member shall be in a major default (a “Major Defaulting Member”). The Board of Managers (acting by the unanimous vote of Managers designated by Members excluding the Membership Percentage Interest of the Major Defaulting Member), may, in its discretion, determine that such Major Defaulting Member (A) shall immediately cease to be a Member of the Company, [*]. ALL MEMBERS IN THEIR CAPACITY AS A MEMBER HEREUNDER, ACKNOWLEDGE AND UNDERSTAND THAT THIS SECTION 5.3(b) MAY RESULT IN ANY MEMBERSHIP INTEREST HELD BY SUCH MEMBER AND ITS AFFILIATES AND SUCH MEMBER’S RIGHTS AND STATUS AS A MEMBER BEING SUBJECT TO FORFEITURE IN ACCORDANCE WITH THIS SECTION 5.3(b).

(c)    Following a forfeiture pursuant to Section 5.3(b), the Major Defaulting Member Default Interests shall be allocated to each Member other than such Major Defaulting Member, in an amount equal to [*].

(d)    It is expressly understood and agreed that although each Member and the Company consider the restrictions contained in this Section 5.3 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Section 5.3 is an unenforceable restriction against any Member, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Section 5.3 is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.4    Participation Rights.

(a)    If the Board of Managers determines that additional capital is required to fund the operations of any Group Company, then the Board of Managers may seek additional capital from Third Party Investors and issue Membership Interests in connection therewith (as set forth in Section 3.1(d)); provided, that, other than pursuant to a Qualified IPO, the Company shall not issue or sell any (i) Membership Interests, (ii) equity securities of any kind (including “phantom” securities) convertible into or exchangeable for Membership Interests, (iii) options, warrants or other rights to purchase or subscribe for Membership Interests or (iv) securities or other instruments of any kind deriving substantially all of their value from the value of Membership Interests, in each case whether issued by the Company or any other Person (the “Participation Securities”) to any Person, unless the Company has first received a Third Party Offer from a Third Party Investor to purchase such Participation Securities and has offered the right (the “Participation Right”) to each Member to purchase up to its Proportionate Interest of such Participation Securities at the same price per security and otherwise upon the same terms and conditions as those offered to such Third Party Investor in accordance with the procedures set forth in this Section 5.4. “Proportionate Interest” shall equal the product of (A) the Membership Percentage Interests held by such Member, multiplied by (B) the total number of such Participation Securities proposed to be issued.

(b)    Following receipt of any Third Party Offer, the Company shall send a written notice to each Member (the “Participation Rights Notice”) stating: (i) the number of Participation Securities to be offered, (ii) a description of the Participation Securities, (iii) its Proportionate Interest, (iv) the price at which such Participation Securities are proposed to be sold or issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Rights Notice is given, the method of determining such price and an estimate thereof), (v) the terms, conditions, rights and privileges upon which the Company proposes to sell or issue the Participation Securities, (vi) to the extent known, the identity of the proposed buyer(s) of the Participation Securities and (vii) whether or not such sale or issuance would result in the proposed buyer(s) obtaining control of the Company.

(c)    Each Member will have fifteen (15) days from the date of its receipt of any Participation Rights Notice (such period, the “Participation Rights Period”) to agree to purchase up to its Proportionate Interest of such Participation Securities for the price and upon the terms specified in the Participation Rights Notice by giving written notice to the Company and stating therein the quantity of the Participation Securities to be purchased. In the event that a Member fails to elect to exercise in full its Participation Rights within the Participation Rights Period, the participating Members shall have the right to purchase, within the fifteen (15) day period following the expiration of the Participation Rights Period, any unsubscribed Participation Securities in an amount equal to [*]. Thereafter, if there are any remaining unsubscribed Participation Securities, the Company or its applicable Affiliate shall have [*] to sell such Participation Securities to the Third Party Investor that provided the Third Party Offer or any other Person (including one or more Members) with respect to which the Participation Right hereunder was not exercised, at a purchase price no less than, and on terms not more favorable to the purchaser than, those specified in the Participation Rights Notice. In the event that the Company has not issued and sold the Participation Securities within such [*] period, then the Company shall not thereafter issue or sell any Participation Securities without again first offering the Members their Participation Rights pursuant to this Section 5.4.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1    Capital Accounts. A separate Capital Account shall be established and maintained for each Member. The Capital Contributions of each Member shall be as set forth in the Schedule I.

(a)    Each Member’s Capital Account shall be increased by:

(i)    the amount of cash contributed by such Member to the Company;

(ii)    the Gross Asset Value of real, personal, tangible and intangible property (other than cash) contributed by such Member to the Company;

(iii)    allocations to such Member of Profits and other items of income or gain that are specially allocated pursuant to Section 6.2(b) or Section 6.2(c); and

(iv)    the amount of any liabilities of the Company assumed by such Member or liabilities of the Company to which any property distributed to such Member is subject.

(b)    Each Member’s Capital Account shall be decreased by:

(i)    the amount of cash distributed to such Member by the Company;

(ii)    the Gross Asset Value of real, personal, tangible and intangible property (other than cash) distributed to such Member by the Company;

(iii)    allocations to such Member of Losses and other items of deduction, loss or expense that are specially allocated pursuant to Section 6.2(b) or Section 6.2(c); and

(iv)    the amount of any liabilities of such Member assumed by the Company or liabilities of the Company to which any property contributed by such Member are subject.

(c)    In determining the amount of any liability for purposes of this Section 6.1, Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations shall be taken into account.

(d)    In the event of a sale, exchange or other Transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent that it relates to the Membership Interest so Transferred in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

(e)    The manner in which the Capital Accounts are to be maintained pursuant to this Section 6.1 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, including Treasury Regulations Section 1.704-1(b), and shall be interpreted consistently therewith. If the manner in which the Capital Accounts are to be maintained pursuant to this Section 6.1 is required to be modified to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then, the Board may modify the method by which Capital Accounts are maintained to the minimum extent required to comply with such provisions and regulations; provided, however, that any change in the manner of maintaining the Capital Accounts shall not materially alter the economic agreement between or among the Members without the consent of the affected Members (which shall not be unreasonably withheld, conditioned or delayed).

(f)    Except as otherwise required by the Act or this Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in its Capital Account.

(g)    No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement.

6.2    Allocations.

(a)    Allocations of Profits and Losses.

(i)    Allocation of Profits. Subject to Section 6.2(b) and Section 6.2(c), Profits shall be allocated to the Members so as to reduce the differences between the Members’ Target Capital Accounts and their Partially Adjusted Capital Accounts for the Taxable Year, as reasonably determined by the Board. No portion of Profits for any Taxable Year shall be allocated to any Member under this Section 6.2(a)(i) if the Member’s Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for the Taxable Year. Allocations of Profits hereunder shall consist of a pro rata portion of each item of Company income, gain, loss or deduction that is included in computing Profits for the Taxable Year.

(ii)    Allocation of Losses. Subject to Section 6.2(b) and Section 6.2(c), Losses shall be allocated to the Members so as to reduce the differences between the Members’ Target Capital Accounts and their Partially Adjusted Capital Accounts for the Taxable Year, as determined by the Board. No portion of Losses for any Taxable Year shall be allocated to any Member under this Section 6.2(a)(ii) if the Member’s Partially Adjusted Capital Account is less than or equal to its Target Capital Account for the Taxable Year. Allocations of Losses hereunder shall consist of a pro rata portion of each item of Company income, gain, loss or deduction that is included in computing Losses for the Taxable Year.

(iii)    Insufficient Profits or Losses. If the amount of Profits or Losses allocable to the Members pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii) for a period is insufficient to allow the Partially Adjusted Capital Account balance of each Member to equal such Member’s Target Capital Account, such Profits or Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members’ respective Partially Adjusted Capital Account balances and their respective Target Capital Accounts in proportion to such differences.

(b)    Prior to any allocations pursuant to Section 6.2(a), except with respect to Section 6.2(b)(viii), which shall be applied only after the allocation of all Losses and items of loss, expense and deduction are tentatively made for such Taxable Years as if Section 6.2(b)(viii) were not in this Agreement, allocations shall be made to the Members in the following order:

(i)    Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company

Minimum Gain during any Taxable Year, each Member shall be specially allocated items of income and gain of the Company for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith;

(ii)    Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, then, except as otherwise provided in Treasury Regulations Section 1.704-2(i), each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain of the Company for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith;

(iii)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of income and gain of the Company shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(b)(iii) were not in this Agreement;

(iv)    Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year that is in excess of the sum of the amounts such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain of the Company in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(b)(iii) and this Section 6.2(b)(iv) were not in this Agreement;

(v)    Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year of the Company shall be specially allocated to the Members in the same manner as if they were not Nonrecourse Deductions;

(vi)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year of the Company shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Treasury Regulations Section 1.704-2(i)(1);

(vii)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s Membership Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Section 6.1 in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies or to the Members to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies; and

(viii)    Notwithstanding anything to the contrary in Section 6.2(a) no Member shall be allocated Losses or other items of loss, expense or deduction hereunder if such allocation results in or increases an Adjusted Capital Account Deficit for such Member. Any balance of such Losses or other items of loss, expense or deduction shall be specially allocated to the Members other than such Member to the maximum extent permissible under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(c)    Curative Allocations. The allocations set forth in Section 6.2(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.2(c). Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the

Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Article VI without regard to the Regulatory Allocations.

(d)    Other Allocation Rules.

(i)    Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Section 6.2 as of the last day of each Taxable Year; provided, however, that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of assets of the Company are adjusted pursuant to the definition of “Gross Asset Value.”

(ii)    For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined, subject to Section 4.6(a)(xii), by the Board, using any permissible method under Section 706 of the Code and the Regulations thereunder.

(iii)    “Excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3) shall be allocated to the Members in the same proportion as the Members’ respective rights to Distributions under Section 6.4(b)(ii).

(e)    Subject to Section 4.6(a)(xii), the Members agree that all determinations and allocations under this Section 6.2 shall be made by the Board.

6.3    Tax Allocations.

(a)    Except as provided in the following sentence, at the end of each Fiscal Year income, gain, loss, deduction and credit of the Company, as determined for U.S. federal income tax purposes, shall be allocated among the Members in the same proportions as the corresponding items of income, gain, loss, deduction and credit are allocated among such Members pursuant to Section 6.2(a), Section 6.2(b), and Section 6.2(c). Notwithstanding the foregoing sentence, U.S. federal income tax items relating to any property contributed to the Company that is Section 704(c) property shall, solely for tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-3 to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and such property’s Gross Asset Value (computed in accordance with clause (a) of the definition of “Gross Asset Value”) using a “method” chosen, subject to Section 4.6(a)(xii), by the Board described in Treasury Regulations Section 1.704-3. Allocations of items for U.S. federal income tax purposes pursuant to this Section 6.3 shall neither be credited nor charged to the Members’ Capital Accounts.

(b)    In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset for U.S. federal income tax purposes shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and such asset’s Gross Asset Value in accordance with Section 704(c) of the Code using a “method” chosen, subject to Section 4.6(a)(xii), by the Board described in Treasury Regulations Section 1.704-3.

(c)    The Members are aware of the income tax consequences of the allocations made by Section 6.2 and this Section 6.3 and hereby agree to be bound by the provisions of Section 6.2 and this Section 6.3 in reporting allocations of income, gain, loss and deduction of the Company for all income tax purposes.

(d)    Subject to Section 4.6(a)(xii), the Members agree that all determinations and allocations under Section 6.2 and this Section 6.3 shall be made by the Board.

(e)    Tax credits shall be allocated among the Members according to their interests in such credits as reasonably determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii) or other applicable tax Laws.

6.4    Distributions.

(a)    The Board of Managers shall be solely responsible for making all determinations regarding the amount and timing of all distributions to the Members, except as provided in Section 6.4(d). In the event that the Company receives cash proceeds from an equity investment by a Third Party Investor in the Company or any Subsidiary of the Company, the Board of Managers shall cause the Company to make Distributions, to the extent of its available cash, after giving effect to the pay down of indebtedness, setting aside of reserves, and the obligations and expenses of any such Group Company that are due or scheduled to be due during the following twelve (12) month period, in each case, as determined by the Board of Managers.

(b)    Subject to Section 6.4(d), Section 6.5 and Section 9.2, all Distributions shall be made as and when determined by the Board of Managers, in the following order of priority:

(i)    First: until the aggregate of all Distributions equals the Distribution Threshold Amount, to the Members, pro rata in accordance with the Pre-Threshold Percentage Interests of each Member; and then

(ii)    Thereafter: to the Members, pro rata in accordance with the Post-Threshold Percentage Interests of each Member.

(c)    Each distribution in kind of securities, assets or other property shall be distributed in accordance with this Section 6.4 as if there had been a sale of such property for an amount of cash equal to the fair market value of such property followed by an immediate distribution of such cash proceeds. Distributions consisting of cash, securities, assets and/or other property shall be made, to the extent practicable, in pro rata portions as to each Member receiving such distributions. For purposes of the preceding sentence, securities, assets or other property having a different tax basis than like securities, assets or other property shall be considered to be securities, assets or other property of a different type.

(d)    On or before the tenth (10th) day of each January, April, June, and September, the Company shall, to the extent that the Company has cash available therefor (whether on hand or from borrowings), after paying Company expenses and setting aside reserves for anticipated liabilities, obligations and commitments, distribute to the Members, in the same proportion as the Members’ respective rights to Distributions under Section 6.4(b), an amount of cash necessary (as determined by the Board of Managers in its discretion) to enable each Member (or such Member’s direct or indirect owners) to pay its estimated and annual tax liabilities (each a “Tax Distribution”). Each Tax Distribution made to a Member shall be treated as an advance and credited against amounts otherwise distributable under this Article VI.

(e)    For purposes of calculating the amount of Distributions owed to each Member pursuant to Section 6.4(b), the amount of Distributions attributable to any Membership Interests that are acquired by any Person by virtue of a Transfer of Membership Interests in accordance with the terms of this Agreement shall be in the same amount as the amount of all Distributions of the assignor of such Membership Interests. To the extent such Person acquires less than all of the Membership Interests held by the assignor, the amount of Distributions attributable to such Membership Interests assigned shall be in proportion to the total number of Membership Interests owned by the assignor immediately before such Transfer, and the amount of Distributions attributable to the Membership Interests retained by the assignor shall be reduced proportionately.

6.5    Return of Capital Contributions. Except as set forth in Section 9.2, no Member shall be entitled to a return of its Capital Contributions.

6.6    Treatment of Loans from Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account.

ARTICLE VII

BOOKS AND RECORDS AND TAX MATTERS

7.1    Books and Records and Financial Statements.

(a)    The Company and its Officers shall keep or cause to be kept appropriate records and full and true books of account in which shall be entered fully and accurately each transaction of the Company. Following the Effective Date, such books and records of the Company shall be maintained in accordance with GAAP, consistently applied. All of the records and books of account, together with (i) information regarding the state of the business and financial condition and operating results of the Company (ii) a current list of the full name set forth in alphabetical order and last known mailing address of each Member, together with the Capital Contribution, if any, of each Member or information from which such information can be readily derived; (iii) a copy of the Certificate of Formation and all amendments thereto, or restatement thereof, together with executed copies of any power of attorney pursuant to which any certificate of amendment has been executed; (iv) a copy of this Agreement and any amendments thereto; (v) minutes of the meetings of all Members, the Board and all committees, if any; and (iv) the Company’s federal, state and local tax returns, shall at all times be maintained at the principal office of the Company, or at such other office as the Board of Managers may designate by written notice to all Members. At any time during regular business hours upon reasonable prior notice (it being agreed that two (2) Business Days shall be considered reasonable) to the Company, any Member or its duly authorized representative may inspect and copy at its own expense for any purpose reasonably related to the Member’s interest as a Member the books and records referred to herein.

(b)    The Company’s books and records shall be maintained in accordance with, and for such length of time as is required by, applicable local, state and federal tax Laws.

(c)    No earlier than January 1, 2022, Nikola shall be entitled to receive the following information from the Company:

(i)    within ten (10) days after the end of each month (including the last month of each Fiscal Year of the Company), the consolidated balance sheets of the Company and its Subsidiaries electronically in Microsoft Excel format, as at the end of such month, and the related consolidated statements of income, profits and losses, and cash flow for such month and for the period from the later of the beginning of the then current Fiscal Year of the Company;

(ii)    within fifteen (15) days after the end of each fiscal quarter of the Company, the consolidated balance sheets of the Company and its Subsidiaries electronically in Microsoft Excel format, as at the end of such fiscal quarter, and the related consolidated statements of income, profits and losses, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of the Company;

(iii)    within forty-five (45) days after the end of each Fiscal Year of the Company, (1) the consolidated and consolidating balance sheets of the Company and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidated statements of income, and statement of retained earnings for such Fiscal Year, (2) a report with respect to the consolidated financial statements from a nationally recognized firm of certified public accountants selected by the Company and reasonably acceptable to Nikola (such consent not to be unreasonably withheld or delayed), which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement);

(iv)    promptly upon receipt thereof, all material reports and “management letters” or similar letters submitted by the Company’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of financial statements or related internal control systems of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(v)    prior to the last day of each fiscal quarter, projections of the Company and its Subsidiaries for the forthcoming fiscal quarter; and

(vi)    together with each delivery of financial statements and projections delivered by the Company hereunder, in electronic form and hard copy, a management report (1) describing the operations and financial condition of the Company and its Subsidiaries for the applicable period then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations (including any variations between actual performance through such date and the projections previously delivered to Nikola).

7.2    Certain Tax Matters.

(a)    It is the intention of all of the Members that the Company be classified as a partnership for U.S. federal, state and local income tax purposes, except to the extent otherwise required by Law. The Company shall take whatever action may be necessary to carry out this intention, and neither the Company nor any Member shall take any action or position that is inconsistent with this intention. The Company shall file as a partnership for U.S. federal, state and local income tax purposes. Each Member shall provide the Company with any information reasonably requested by the Company, including information regarding its adjusted tax basis in its Membership Interests. The Company shall distribute to each of the Members such tax information as is required by Law to be provided for each Member to prepare its U.S. federal, state and local tax returns. The Company shall prepare and timely file all tax returns required to be filed by the Company. The Members shall file their own tax returns in a manner consistent with the tax returns of the Company. Each Member hereby acknowledges and agrees that it is aware that in the event a Member is required to file an extension on its tax return, or any similar filing, due to the timing of the delivery of any report required to be delivered by the Company pursuant to this Section 7.2(a), including by reason of any delay in the preparation or delivery of any such report, such Member will bear any costs associated therewith.

(b)    From and after the Effective Date until the earlier of the date on which QEP ceases to be a Designated Member or the Members elect, subject to Section 4.6(a)(xii), to appoint an alternative Member, QEP shall serve as the Company’s Tax Matters Member, and if a Designated Individual is required to be appointed under the applicable U.S. federal income tax Law, the Tax Matters Member shall designate the individual to serve as the Designated Individual. Subject to Section 4.6(a)(xii), the Tax Matters Member and the Designated Individual shall have the power and authority granted to each in such capacities under the Partnership Tax Audit Rules, including representing the Company (at the Company’s expense) in connection with all U.S. federal income tax examinations (and state and local income tax examinations that incorporates rules similar to the Partnership Tax Audit Rules) of the Company by the IRS (or applicable state or local income tax authorities), including resulting judicial and administrative proceedings, and may expend Company funds for professional services and costs associated therewith. Subject to Section 4.6(a)(xii), the Tax Matters Member and the Designated Individual is authorized, without any further consent of the Members required, (i) to represent the Company before the IRS (and any other state or local governmental agency with jurisdiction in income tax matters that incorporates rules similar to the Partnership Tax Audit Rules and affecting the Company), and to sign such consents and to enter into settlements and other agreements with the IRS (and any such other agencies) as it deems necessary or advisable, and (ii) to take all other actions as required or as authorized and it shall deem appropriate under the Partnership Tax Audit Rules.

(c)    The Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Tax Matters Member and the Designated Individual in connection with any expenses arising in connection with this Section 7.2, including in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Members in connection with the operations of the Company.

(d)    The Company shall elect the application of Section 6226 of the Code, or any successor provision, with respect to any “imputed underpayment” (as defined therein).

(e)    Each Member hereby agrees to take any and all actions, and to furnish any and all information, requested by the Board to minimize any tax liability that would otherwise be imposed on the Company under Section 6225 of the Code, or any successor provision, including (if requested by the Board) by (i) filing amended tax returns to take into account any adjustment to the amount of any item of income, gain, loss, deduction, or credit of the Company, or of any Member’s distributive share thereof, and (ii) providing the Company with any information necessary for the Company to (x) establish the amount of any tax liability resulting from any such adjustment and (y) elect (in accordance with Section 6226(a) of the Code, or any successor provision, for each Member to take any such adjustment into account directly.

(f)    To the fullest extent permitted by Law, each Member hereby agrees to indemnify the Company and the other Members for its allocable share of any applicable tax liability of any type whatsoever (including any liability for penalties, additions to tax or interest) that could be assessed against and collected from the Company (“Company Level Taxes”) attributable to such Member’s share of the income of or interest in the Company or attributable to distributions to such Member. A Member’s share of Company Level Taxes shall be as reasonably determined by the Board (“Allocated Share”), and such Allocated Share shall be deemed to have been loaned by the Company to any such Member and then the payment of any such Member’s share to the Company shall be treated as a repayment of such loan. With respect to a Member’s Allocated Share, the Board and the Company shall cause such Member to economically bear its Allocated Share by either (i) requiring such Member to pay to the Company an amount equal to its Allocated Share or (ii) deducting from the amounts next distributable to such Member pursuant to this Agreement an amount equal to its Allocated Share; provided that, if the amount of such Member’s Allocated Share exceeds the amount of such aggregate reductions at the time of the dissolution and winding up of the Company pursuant to Article IX, such Member shall pay to the Company an amount equal to such excess prior to the final distribution pursuant to Section 9.2(b)(iii).

(g)    The provisions of Section 7.2(b), Section 7.2(c), Section 7.2(e) and Section 7.2(f) shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the IRS or any other governmental agency any and all matters regarding the taxation of the Company or the Members.

7.3    Withholding.

(a)    Notwithstanding any provision herein to the contrary, the Company may withhold and pay over to the Internal Revenue Service, or any other relevant taxing authority, such amounts that the Company is required to withhold, pursuant to the Code or any other applicable domestic or foreign Law, on account of a Member’s distributive share of the Company’s items of gross income, income or gain or Distributions from the Company. For purposes of this Agreement, any taxes so withheld by the Company shall be deemed to be a Distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than amounts otherwise distributable to such Member pursuant to this Agreement, then such Member and any successor to such Member’s Membership Interests shall then be required to make prompt payment to the Company of such amount for purposes of satisfying such withholding tax obligations.

(b)    The amount of any taxes paid by or withheld (directly or indirectly) from receipts of the Company and which are attributable to the status of a particular Member or which are paid or withheld with respect to tax obligations imposed on a particular Member shall be deemed to have been distributed to such Member in respect of such Membership Interests.

(c)    Each Member agrees to provide in a timely manner any certification or information that is reasonably requested by the Company (i) to permit the Company to make payments to such Member without, or at a reduced rate of, withholding, (ii) to enable the Company to qualify for a reduced rate of withholding in any jurisdiction from or through which the Company receives payments on its assets, (iii) to determine and/or satisfy the Company’s duties and liabilities with respect to any taxes or other charges, or (iv) to comply with any reporting or other requirements under any tax Law. However, the Company shall not be obligated to apply for or obtain a reduction of, or exemption from, withholding tax on behalf of any Member that may be eligible for such reduction or exemption. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the other Members from any and all damages, costs and expenses (including any amounts of taxes, fees, interest, additions to tax, or penalties) resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes and from any other cost, damage or loss incurred by the Company as a result of the Member’s failing to provide the Company with any information required by current or new legislation in order to avoid the direct or indirect imposition of a withholding tax on the Company. This indemnification shall continue notwithstanding a Member ceasing to be a Member.

(d)    For the avoidance of doubt and notwithstanding any provision herein to the contrary, the Board of Managers is authorized to take any action that it determines to be necessary or appropriate to cause the Company and its subsidiaries to comply with any withholding requirements established under Sections 1441, 1442, 1445, 1446, 1471, 1472, 1473 or 1474 of the Code or any other provision of the Code or other applicable Law, including with regard to (i) the sale of “United States real property interests” (as defined in the Code), (ii) the distribution of cash or property to a Member that is a “foreign person” (as defined in Treasury Regulations Section 1.1445-2(b)(2)(i)), and (iii) the Transfer of any Membership Interests.

(e)    To the fullest extent permitted by Law, each Member hereby agrees to indemnify the Company and the other Members for its allocable share of any applicable withholding tax of any type whatsoever (including any liability for penalties, additions to tax or interest) attributable to such Member’s share of the income of the Company or attributable to Distributions to such Member. For purposes of this Agreement, the amount of any taxes or similar charges or levies paid by or withheld from the gross income of the Company shall be allocated among the Members as determined by the Board, and such allocated amounts shall be deemed to have been distributed to each Member and shall be charged as of the date of payment against the Capital Account of such Members.

ARTICLE VIII

TRANSFERS OF MEMBERSHIP INTERESTS

8.1    Member Transfers.

(a)    Subject to Section 8.1(b), Section 8.3, Section 8.4 and Section 8.5, any Member may Transfer all or any portion of its Membership Interests at any time, to any Person without the prior written consent of the Board of Managers or any Member; provided the Transferring Member provides at least fifteen (15) days’ prior written notice of such Transfer to the Board of Managers and each other Member.

(b)    Notwithstanding anything herein to the contrary, no Member may Transfer any of its Membership Interests or any rights or benefits with respect thereto: (i) [*], (ii) without complying with the requirements set forth in this Article VIII, including Section 8.2, Section 8.3 and Section 8.4 and (iii) (A) if the Board of Managers determines that it would be reasonably likely that such Transfer would violate any securities Laws, any other applicable Laws or any right of the Company under this Agreement or otherwise, or (B) if the Board of Managers determines that there is a substantial risk that such Transfer would cause the Company to be treated as a “publicly traded partnership” taxable as a corporation or otherwise taxable as a corporation for U.S. federal income tax purposes.

8.2    Transferee Not a Member. No Person acquiring an assignment or Transfer of any Membership Interests other than a Member (or its Permitted Transferee) shall become a Member without the approval of the Board of Managers pursuant to Section 3.2 and this Article VIII. Any such approval shall be at the sole discretion of the Board of Managers; provided, however, that Transfers complying with the procedures set forth in Section 8.3 (including any Transfer to a ROFO Third Party Offeror in accordance with Section 8.3) shall be deemed to be approved by the Board of Managers so long as (x) the transferee is not a Prohibited Transferee and (y) the Board of Managers has not determined that it is reasonably likely that either of the conditions set forth in Section 8.1(b)(iii) would apply with respect to such Transfer. No Person (including a Permitted Transferee) may be admitted as a Member pursuant to this Article VIII or Article III until such Person executes and delivers to the Company an agreement, in form and substance satisfactory to the Board of Managers in its reasonable discretion, binding such Person to the terms and conditions of this Agreement.

8.3    Right of First Offer.

(a)    Except for a Transfer of Membership Interests in connection with an Approved Sale, which will not be subject to this Section 8.3, if a Member proposes to Transfer all or any portion of its Membership Interests (the “Offered Interests”) to a Person (a “ROFO Third Party Offeror”) other than a Permitted Transferee of such Member or another Member, such Member (for purposes of this Section 8.3, the “Offering Member”) shall, prior to effectuating such Transfer, give a right of first offer with respect to such Offered Interests: first, to the Company, and second, to the other Members in accordance with this Section 8.3.

(b)    The Offering Member shall give written notice not less than thirty (30) days prior to the date of the proposed Transfer to the Company and other Members of its intention to Transfer and identifying (i) the number of Offered Interests that such Offering Member proposes to Transfer, (ii) the consideration offered (which consideration shall be cash or Marketable Securities) for the Offered Interests, if such Offering Member has received an offer to purchase such Offered Interests (the “ROFO Price”), (iii) the terms, conditions, rights and privileges upon which such Offering Member proposes to Transfer the Offered Interests or under which such ROFO Third Party Offeror has proposed to acquire the Offered Interests, (iv) the identity of the ROFO Third Party Offeror, if such Offering Member has received an offer to purchase such Offered Interests and (v) the date upon which the Transfer is proposed to be made, which shall be on a date that is no more than ninety (90) days following date of such notice (the “ROFO Offer Notice”).

(c)    The Company shall have the right, by written notice to the Offering Member given within ten (10) days after receipt of such ROFO Offer Notice, to elect to purchase all (but not less than all) of the Offered Interests for the consideration and in accordance with the other terms and conditions of such offer specified in such ROFO Offer Notice, and if the ROFO Offer Notice is delivered prior to a bona fide offer from a ROFO Third Party Offeror, at a price and on terms mutually acceptable to the Company and such Offering Member. In the event that the Company elects not to purchase all of the Offered Interests, the Company shall give written notice of such election to each other Member within ten (10) days after receipt of such ROFO Offer

Notice (the “Company ROFO Notice”), which Company ROFO Notice shall include a copy of the ROFO Offer Notice. In the event that the Company fails to provide either of the foregoing notices within such stated periods, as applicable, the Company shall be deemed to have elected not to purchase the Offered Interests.

(d)    In the event that the Company elects, or is deemed to have elected, not to purchase the Offered Interests, the other Members shall each have the right, by written notice to the Offering Member within ten (10) days after receipt of the Company ROFO Notice (provided, that if the Company fails to deliver such Company ROFO Notice, the Offering Member shall give such Company ROFO Notice), to elect to purchase, for the consideration and in accordance with the other terms and conditions of such offer specified in such ROFO Offer Notice, and if the ROFO Offer Notice is delivered prior to a bona fide offer from a ROFO Third Party Offeror, at a price and on terms mutually acceptable to the Offering Member and other Members, a number of Membership Interests equal to the product of (x) the number of Offered Interests multiplied by (y) a fraction equal to the Membership Percentage Interest held by such Member divided by the total Membership Percentage Interests held by the other Members (excluding the Membership Percentage Interests held by the Offering Member). In the event that not all of the other Members desire to participate in the purchase of the Offered Interests, or one or more of the other Members desires to purchase more than its proportionate share of the Offered Interests, or one or more of the other Members desires to purchase less than its proportionate share of the Offered Interests, then the other Members shall negotiate among themselves in good faith to allocate the Offered Interests among themselves; provided, that each such other Member shall be entitled to purchase at least its proportionate share of such Offered Interests. The Offering Member shall Transfer to the participating Members the Offered Interests purchased by such Members upon receipt of cash consideration therefor. Each Member may assign to any of its Affiliates, in whole or in part, its right to purchase any Offered Interests; provided, that the admission of any such Person as a Member shall be subject to requirements set forth in Section 3.2.

(e)    In the event that the Company and the other Members have not elected to purchase all of the Offered Interests, the Offering Member shall, subject to the terms of this Article VIII have the right to Transfer all or a portion of the Offered Interests to a ROFO Third Party Offeror at any time within sixty (60) days following the earlier of (i) the written waiver of such rights of first offer by all Members and (ii) the expiration of the thirty (30) day period in which the Members may elect to purchase the Offered Interests; provided, however, that the Offering Member may not sell such Offered Interests to the ROFO Third Party Offeror for consideration (which shall be cash or Marketable Securities) that is less than the ROFO Price or on other material terms and conditions that are more favorable to the ROFO Third Party Offeror than those set forth in the ROFO Offer Notice.

(f)    Notwithstanding anything herein to the contrary, the rights of first refusal described in this Section 8.3 shall not apply to any Transfer of Membership Interests by a Member to any of its Permitted Transferees or to any other Member pursuant to this Section 8.3.

8.4    Drag Along Rights.

(a)    Subject to compliance with Section 8.6, in the event that (x) the Requisite Members (the “Dragging Members”) propose a Company Sale and (y) the consideration for such Company Sale is to be paid in the form of cash or Marketable Securities (an “Approved Sale”), then the Company shall give notice to the other Members of the Approved Sale, which notice shall include the material terms of the Approved Sale (the “Sale Request”). Each Member agrees not to directly or indirectly, without the prior written consent of the Board of Managers, disclose to any other Person any information related to the Sale Request or the Approved Sale, other than disclosures to legal counsel or other advisors in confidence or as otherwise required by Law. In connection with the Approved Sale, (i) each Member shall be obligated to and agrees that, in such Member’s capacity as a member of the Company, such Member will vote, or grant proxies relating to all of its Membership Interests to vote, all of such Member’s Membership Interests in favor of, consent to, raise no objections to, and waive any dissenters, appraisal or similar rights with respect to, the Approved Sale and will not exercise any right to dissent or seek appraisal rights in respect of the Approved Sale, (ii) each Member shall take all actions which the Dragging Members deem necessary or advisable in the sole judgment of the Dragging Members in connection with the consummation of the Approved Sale, including executing, delivering and agreeing to be bound by the terms of any agreement related to the Approved Sale and any other agreement, instrument or certificates necessary to effectuate the Approved Sale, (iii) if the Approved Sale is structured as a transfer of Membership Interests, each Member will agree to transfer its Membership Interests and shall deliver at the closing of the Approved Sale its Membership Interests, including certificates relating thereto (if any), free and clear of all claims, liens and encumbrances, on the terms and conditions as approved by the Dragging Members (it being understood and agreed that each Member will be obligated to Transfer its Membership Interests in the proportion, by class and amount, to the Membership Interests proposed to be Transferred in the Approved Sale) and (iv) each Member shall pay such Member’s pro rata share of the costs and expenses incurred in connection with the Approved Sale as determined in good faith by the Board of Managers to the extent such costs and expenses are incurred for the benefit of the Members and are not otherwise paid by the Company. Costs incurred by any Member on its own behalf will not be considered costs of the Approved Sale. Notwithstanding the foregoing, in connection with the Approved Sale (1) no Member that is not a Dragging Member (a “Dragged Member”) shall be required to make representations or warranties other than representations and warranties with respect to the Dragged Member’s valid ownership of its Membership Interests, free of liens and encumbrances, and such Dragged Member’s authority, power and right to enter and consummate such Approved Sale, (2) the indemnification obligation of a Dragged Member with respect to the breach of any representation or warranty concerning the Company or any other Group Company or their respective business or operations shall be pro rata, several and not joint and limited to the lesser of (A) the net amount of proceeds actually received by such Dragged Member with respect to its Membership Interests in connection with such Approved Sale and (B) such Dragged Member’s pro rata share of any “cap” on indemnification obligations of the Members selling Membership Interests in such Approved Sale and (3) a Dragged Member shall not be required to agree to any non-competition, non-solicitation or similar restrictive covenants.

(b)    Notwithstanding anything to the contrary in Section 8.4(a), a Dragged Member will not be required to comply with Section 8.4(a) in connection with any Approved Sale unless, upon the consummation of such Approved Sale, the consideration payable or distributed to the Members in respect of the Membership Interests proposed to be transferred in the Approved Sale will be payable or distributed among the Members in accordance with Section 9.2(b).

8.5    No Indirect Transfer Restrictions. Each Member agrees that the Transfer restrictions in this Agreement are avoided by the holding of Membership Interests directly or indirectly through a Person that can itself be sold in order to dispose of an interest in any Membership Interest free of such restrictions. For the avoidance of doubt, any Transfer of any Membership Interest (or interest therein) resulting in any change in the Control, directly or indirectly, of a Member or of any other Person having Control, directly or indirectly, over that Member shall not be treated as being a Transfer of the Membership Interest held by that Member, and the provisions of this Agreement that apply in respect of the Transfer of Membership Interests shall thereupon not apply in respect of the Membership Interests so held; provided, however, to the extent any Founding Member enters into any Transfer of any Membership Interest (or interest therein) resulting in any change in the Control, directly or indirectly, of such Founding Member or of any other Person having Control, directly or indirectly, over that Founding Member, such Founding Member shall inform Nikola and provide and up-to-date ownership schedule of such Founding Member within ten (10) days following such Transfer.

8.6    Nikola Company Sale ROFO Rights

(a)    In the event that (x) the Requisite Members propose a Company Sale (y) the consideration for such Company Sale is to be paid in the form of cash or Marketable Securities and (z) the aggregate consideration for such Company Sale is less than [*] (a “Below Threshold Sale”), the Requisite Members shall, prior to effectuating such Below Threshold Sale, give a right of first offer with respect to such Below Threshold Sale to Nikola.

(b)    The Requisite Members shall give written notice not less than thirty (30) days prior to the date of the proposed Below Threshold Sale to Nikola of (i) the consideration offered (which consideration shall be cash or Marketable Securities) in such Below Threshold Sale (the “Below Threshold Sale Price”), (ii) the terms, conditions, rights and privileges upon which the Requisite Members propose to consummate such Below Threshold Sale, (iii) the identity of the potential purchaser in such Below Threshold Sale and (iv) the date upon which the Below Threshold Sale is proposed to be consummated, which shall be on a date that is no more than ninety (90) days following date of such notice (the “Below Threshold Sale ROFO Offer Notice”).

(c)    Nikola shall have the right, by written notice to the Requisite Members within ten (10) days after receipt of the Below Threshold Sale ROFO Offer Notice, to elect to be the purchaser in such Below Threshold Sale at the Below Threshold Sale Price and on the terms set forth in the Below Threshold Sale ROFO Offer Notice. If Nikola fails to timely elect to be the purchaser in such Below Threshold Sale in accordance with the immediately preceding sentence, Nikola will be deemed to have elected not to exercise its rights pursuant to this Section 8.6. In the event that Nikola elects to not exercise its rights pursuant to this Section 8.6 with respect to a Below Threshold Sale, the provisions of Section 8.4 shall apply to such Below Threshold Sale as if it was an Approved Sale and Nikola agrees it will be a Dragged Member for purposes of such Approved Sale.

ARTICLE IX

DISSOLUTION

9.1    Dissolution. Except following receipt of Super Majority Approval as provided in Section 4.6(a)(xv), neither the Board of Managers nor any Member may cause the Company’s dissolution.

9.2    Winding Up; Distributions Attributable to Liquidation or an Approved Sale.

(a)    Upon the dissolution of the Company, the Board of Managers may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and convey and distribute to the Members any remaining assets of the Company, all without affecting the liability of the Members.

(b)    On the Company’s dissolution, the Board of Managers shall take account of the Company’ property and liabilities and liquidate same as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall, subject to the terms set forth below, be applied and distributed in the following order:

(i)    first, to the payment of the Company’s liabilities to creditors (including Members who are creditors) to the extent otherwise permitted by applicable Law, other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Members under the Act, and the expenses of liquidation;

(ii)    second, to the establishment of any reserves that the Board of Managers may deem reasonably necessary for any contingent or unforeseen liabilities of the Company or the Members arising out of or in connection with the Company; and

(iii)    third, to the Members in accordance with Section 6.4(b).

9.3    Deficit Capital Accounts. Upon a liquidation of the Company within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

9.4    Nonrecourse to Other Members. Except as provided by applicable Law or as expressly provided in this Agreement, upon dissolution, each Member shall receive a return of its Capital Contribution solely from the assets of the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member.

9.5    Certificate of Cancellation When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the certificate of cancellation shall be executed on behalf of the Company and filed with the Secretary of State of the State of Delaware, and the Company shall perform all other necessary or appropriate acts to reflect the dissolution and termination of the Company.

9.6    Termination. Upon completion of the dissolution, winding up, liquidation and distribution of the assets of the Company, the Company shall be deemed terminated.

ARTICLE X

GENERAL PROVISIONS

10.1    Confidentiality.

(a)    Non-Disclosure of Confidential Information. Each party hereto agrees that it will use, and will cause each of its Affiliates, and each of its and their respective partners, members, managers, shareholders, directors, officers, employees and agents (collectively, “Representatives”) to use, its commercially reasonable efforts to maintain the confidentiality of all Confidential Information disclosed to it by any other party or the Definitive Agreements contemplated herein or the operation of its business or the use or ownership of its assets, by limiting internal disclosure of any such information to those Persons who have an actual need to know such information in connection with the business of the Company, and will not, without the prior written consent of the disclosing party, use such information other than in connection with the transactions contemplated herein.

(b)    Permitted Disclosures. Notwithstanding Section 10.1(a), any party hereto may disclose any Confidential Information: (a) to any Governmental Entity in connection with applications for approval of the transactions contemplated hereby (or, in the case of any regulated Affiliate of a Member, in connection with audits by the applicable Governmental Entities), (b) to financial institutions in connection with financings with respect to the Project contemplated hereby, (c) in the case of any Member, (i) to a bona fide potential transferee if such Member desires to undertake any Transfer of its interests in the Company permitted by this Agreement, and (ii) to its Representatives, in each case, all materials made available to such Member pursuant to the terms of this Agreement, provided that (A) in the case of sub-clause (i) of this clause (c), prior to the disclosure of any Confidential Information, such Person shall execute an agreement containing substantively the same terms as set forth in Section 10.1(a), and (d) to any other Person if such party becomes compelled by Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, mandatory provision of Law, regulation or stock exchange rule) to disclose any of the Confidential Information. In addition, each Member may report to its stockholders, limited partners, members or other equity holders, employees, officers, directors, or investors, the general status of such Member’s investment in the Company without disclosing specific Confidential Information. A disclosing party shall be responsible for a breach by any third Person to whom such disclosing party discloses Confidential Information in accordance with the terms of subclause (c)(ii) of this Section 10.1(b).

(c)    Disclosures Required by Law. In the case of disclosures by a Person compelled by Law, the disclosing party shall (i) provide the other parties hereto with prompt written notice of such requirement so that such non-disclosing parties may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 10.1 and (ii) take such reasonable legally available steps as the non-disclosing parties may reasonably request to resist or narrow such requirement (at the expense of the non-disclosing parties). In the event that such protective order or remedy is not obtained, or that the non-disclosing parties waive compliance with the terms hereof, the disclosing party agrees to furnish only that portion of the Confidential Information that it is advised by counsel is required to be furnished, and to exercise its commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such Confidential Information.

(d)    Additional Confidentiality Obligations. For the avoidance of doubt, the provisions set forth in this Section 10.1 shall be in addition to, and not a limitation of, any other obligation of confidentiality under any other contractual arrangements between the Company (or any other Group Company), on the one hand, and one or more Members or any of their Affiliates, on the other hand.

10.2    Notices and Consents. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given for all purposes (a) upon delivery, when delivered personally to the Member, (b) one (1) Business Day after delivery to a recognized overnight courier service, when sent by next day delivery by such a courier service to the Member at its address set forth in Schedule I, (c) three (3) Business Days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, when sent by registered or certified mail, postage prepaid, addressed to the Member at its address set forth in Schedule I or (d) upon delivery if transmitted prior to 6:00 pm (EST), or at 9:00 am (EST) on the Business Day following transmission if transmitted after 6:00 pm (EST), when sent by facsimile or email to the Member at its address set forth in Schedule I. All consents required or permitted hereunder shall be in writing. Any Member may change its address set forth in Schedule I by notice to the other Members pursuant to this Section 10.2.

10.3    Merger and Amendments.

(a)    This Agreement together with the agreements referred to herein contain the entire agreement among the Members with respect to the subject matter hereof, and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto, whether or not relied or acted upon. No course of conduct pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Members, and no usage of trade, shall amend this Agreement or impair or otherwise affect any Member’s obligations, rights and remedies pursuant to this Agreement.

(b)    No amendment, modification or waiver to this Agreement shall be effective without the approval of the Board of Managers; provided, however, that this Agreement shall not be modified, supplemented or amended in such a manner as to (i) alter or change the powers, preferences or special rights of any Member so as to adversely affect such Member in a manner that is not the same as or similar in all material respects to the way in which the power, preferences or special rights of each other Member without the prior written consent of such Member (which such Member may withhold in its sole discretion), (ii) alter or change the powers, preferences or special rights of any class of Membership Interests so as to adversely affect the holders of such class of Membership Interests in a manner that is not the same as or similar in all material respects to the way in which the power, preferences or special rights of all such classes of Membership Interests would be affected without the prior written consent of the holders of all of such class of Membership Interests (which such holders may withhold in their sole discretion), or (iii) alter or change the powers, preferences or economic rights of the holders of Membership Interests so as to adversely affect such Members without the prior written consent of all of such affected Members (which such Members may withhold in their sole discretion); provided that, in the event a Member has been offered the right to subscribe for Participation Securities in accordance with Section 5.4 and fails to subscribe for such Participation Securities in accordance with the terms and conditions applicable to such offering, then the consent of such Member shall not be required to amend, modify or waive this Agreement, solely to the extent necessary to authorize the issuance of such securities and define the rights, privileges and obligations applicable to such securities (including the granting of rights to designate representatives to the Board of Managers to serve as Managers and any corresponding change to the authorized number of Managers comprising the Board of Managers), and/or admit the holders thereof as Members.

10.4    Successors in Interest. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable only by and against the parties hereto and each of their respective heirs, executors, administrators, personal representatives, successors and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.5    Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any provision of this Agreement.

10.6    Waiver. No failure of a Member to exercise, and no delay by a Member in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by a Member of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by all Members.

10.7    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any provision of this Agreement shall be prohibited by or invalid under such Law, it shall be deemed modified to conform to the minimum requirements of such Law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

10.8    Binding. This Agreement shall be binding upon and inure to the benefit of all Members, and each of the permitted successors and assignees of the Members.

10.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

10.10    Governing Law. This Agreement is governed by and shall be construed in accordance with the Laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.

10.11    Arbitration.

(a)    Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) any Member’s rights and obligations hereunder, (ii) the validity or scope of any provision of this Agreement, (iii) whether a particular dispute, claim or controversy is subject to arbitration under this Section 10.11 and (iv) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Either the Company or one or more disputing Members may commence an arbitration process by filing a written demand for arbitration with the arbitration service provider and delivering a copy of such demand to the other in accordance with the notice procedures set forth in Section 10.2. The dispute resolution process shall be administered by the American Arbitration Association (the “Arbitration Association”). If, at the time a dispute arises, the Arbitration Association does not exist or is unable to administer the dispute resolution process and the parties cannot agree on the identity of a substitute service provider, then either party may petition the state or federal district court in Wilmington, Delaware, to appoint an arbitrator to administer the arbitration. If the court refuses to do so, then either party may proceed by filing an action in any court of competent jurisdiction. The panel of arbitrators shall be comprised of one arbitrator appointed by the Member party to such dispute, claim or controversy, one arbitrator appointed by the Company or such other Member(s) party to such dispute, as applicable, and one arbitrator appointed upon the mutual agreement of each of the two party-appointed arbitrators, in each case from the Arbitration Association (or such other service provider’s) panel of neutrals. The Members and the Company, as applicable, shall cooperate with the Arbitration Association (or such other service provider) and each other in scheduling the arbitration proceedings and shall participate in the arbitration in good faith. All costs of arbitration other than proceedings pursuant to this Section 10.11 shall be shared equally between such parties to such arbitration.

(b)    The provisions of this Section 10.11 may be enforced by any court of competent jurisdiction, and, to the extent permitted by Law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 10.11 shall be entitled to a restraining order, injunction or other equitable relief in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order, injunction or other equitable relief may be granted without the necessity of posting any bond.

(c)    The details of any arbitration pursuant to this Section 10.11, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable Law or legal process; provided, further, that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 10.11 and who are obligated to keep such information confidential to the same extent as such party. If either a Member or the Company, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such Member or the Company, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(d)    For the avoidance of doubt, (i) any arbitration pursuant to this Section 10.11 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, (ii) any business dispute (x) between Members or Managers, a Member and the Company on matters pursuant to which such Members are entitled to vote under this Agreement, or (y) any Member and any other Group Company, that do not arise out of or relate to this Agreement and (iii) any arbitration pursuant to this Section 10.11 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between Members, a Member and the Company, or Member and any other Group Company, that do not arise out of or relate to this Agreement.

10.12    No Third-Party Beneficiaries. Subject to the provisions of Section 4.7, this Agreement shall not confer any rights or remedies upon any Person other than the Members and their respective successors and permitted assigns, regardless of whether they are parties hereto. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

10.13    Representations and Warranties of Members. By execution and delivery of this Agreement, each of the Members represents and warrants that such Member (a) is authorized, and has all requisite power and authority, under such Member’s charter and by-laws or other articles or agreements of organization and the Laws of the jurisdiction where such Member is incorporated or otherwise organized, to become a Member, that this Agreement has been duly and validly executed by such Member and that this Agreement constitutes a valid and binding obligation of such Member, (b) is able and is prepared to bear the economic risk of making the Capital Contributions contemplated hereby with respect to such Member’s Membership Interests and the holding by the Company of its assets and properties as contemplated hereby and to suffer any loss up to the amount of such Member’s liability in connection with the investment by the Company in such assets and properties, (c) is acquiring its Membership Interests solely for such Member’s own account for investment and with no present intention of distributing or reselling all or any part thereof, (d) has sufficient knowledge and experience in financial and business matters so that such Member is capable of evaluating, and such Member has evaluated, the risks of making the Capital Contribution hereby contemplated and the risks of the investment in the Company as contemplated hereby, (e) understands that this Agreement limits such Member’s ability to withdraw, transfer or dispose of its Membership Interests, (f) has carefully considered and has, to the extent such Member believes such discussion necessary, discussed with legal, regulatory, tax, accounting and financial advisers and other advisers, the Group Companies’ business plans, financing needs, technology and operations as well as the suitability of an investment in the Company for such Member’s particular tax and financial situation and has determined that making the Capital Contributions and acquiring the Membership Interests are a suitable investment for such Member, (g) has had the opportunity to conduct its own review of the Company’s business prospects and arrangements, has been provided all materials the Member requested from the Company regarding its business, has been provided access to ask questions of and receive answers from the Company’s management in the course of its due diligence review of the Company, has received answers to all such questions presented to the Company’s management and has completed its due diligence review, (h) is relying solely upon such Member’s own due diligence review, an in reliance solely upon such independent review, has decided to make the Capital Contributions and acquire the Membership Interests contemplated hereby, and (i) has not relied upon any representation by, or other information (whether oral or written) from the Company, any Manager, any other Member, any other Group Company or any Affiliate or Representative of any of the foregoing persons.

10.14    Hydrogen Turbine. Within the period starting on the Effective Date and ending on the day that is the later of (a) twenty-four months after the Effective Date and (b) the commencement of the commercial operations of the Hydrogen Turbine (the “Turbine Decision Date”), the Company shall create an entity to which the Company shall transfer ownership of the Hydrogen Turbine (the “Turbine Entity”). The Turbine Entity shall be owned by the Founding Members; provided, however, that Nikola shall have the right to own up to 20% of the Turbine Entity at Nikola’s sole discretion (subject to mutual agreement between Nikola and the Founding Members as to a mutually acceptable agreement that will include the terms of the governance of the Turbine Entity and restrictions on transfer of the equity in the Turbine Entity, among other customary, commercially reasonable terms) without further consideration paid therefor. Nikola shall deliver written notice of its election prior to the Turbine Decision Date. Promptly following the Turbine Decision Date, the Company shall enter into an agreement with the Turbine Entity with respect to the transfer of hydrogen to the Turbine Entity, the terms of which agreement (including the transfer price of hydrogen) shall be arms’ length and negotiated in good faith by the Board. To the extent approval of the Members is required to create the Turbine Entity and/or transfer the Hydrogen Turbine, each Member hereby covenants and agrees that it shall approve such actions.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amended and Restated Liability Company Agreement as of the date first above written.

PHILIPP BROTHERS FERTILIZER LLC

By:	/s/ Simon Greenshields
	Name:	Simon Greenshields
	Title:	Sole Member

NIKOLA CORPORATION

By:	/s/ Kim Brady
	Name:	Kim Brady
	Title:	Chief Financial Officer

LITTLE BROTHERS, LLC

By:	/s/ Peter Sherk
	Name:	Peter Sherk
	Title:	Authorized Representative

QUASAR ENERGY PARTNERS LLC

By:	/s/ Nalin Gupta
	Name:	Nalin Gupta
	Title:	Authorized Representative

Signature Page to Second Amended and Restated LLC Agreement